Exhibit 10.1

$1,000,000,000
CREDIT AGREEMENT
Dated as of July 15, 2011
among
WYNDHAM WORLDWIDE CORPORATION,
as Borrower
THE LENDERS REFERRED TO HEREIN,
BANK OF AMERICA, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
THE BANK OF NOVA SCOTIA,
DEUTSCHE BANK SECURITIES INC.,
THE ROYAL BANK OF SCOTLAND PLC and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Co-Documentation Agents

J.P. MORGAN SECURITIES LLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunners
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
THE BANK OF NOVA SCOTIA, DEUTSCHE BANK SECURITIES INC.,
RBS SECURITIES INC. and CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers

  i

SCHEDULES

2.1	Commitments
2.26	Existing Letters of Credit
3.16	Material Subsidiaries
EXHIBITS

A	Form of Opinion of Kirkland & Ellis LLP
B	Form of Assignment and Acceptance
C	Form of Compliance Certificate
D-1	Form of Competitive Bid Request
D-2	Form of Competitive Bid Invitation
D-3	Form of Competitive Bid
D-4	Form of Competitive Bid Accept/Reject Letter
E	Form of Revolving Credit Borrowing Request
F	Form of Joinder Agreement
G-1	Form of New Revolving Lender Supplement
G-2	Form of New Incremental Lender Supplement
H	Form of Commitment Increase Supplement
I	Form of Australian Local Facility Amendment
J	Form of Solvency Certificate

          CREDIT AGREEMENT, dated as of July __, 2011, among WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), the lenders party to this Agreement from time to time (the “Lenders”), JPMORGAN CHASE BANK, N.A., as syndication agent (the “Syndication Agent”), THE BANK OF NOVA SCOTIA, DEUTSCHE BANK SECURITIES INC., THE ROYAL BANK OF SCOTLAND PLC, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as co-documentation agents (the “Co-Documentation Agents”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”; together with the Syndication Agent, and the Co-Documentation Agents, the “Agents”) for the Lenders.
          The parties hereto hereby agree as follows:
1.	DEFINITIONS
          For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the New York Uniform Commercial Code and not otherwise defined herein shall have the respective meanings accorded to them therein:
     “Act” shall have the meaning assigned to such term in Section 10.16.
     “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
     “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 8.10.
     “Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another if such latter Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such controlled Person or (ii) direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.
     “Agents” is defined in the preamble.
     “Aggregate Exposure” shall mean, with respect to any Lender at any time, an amount equal to the sum of (i) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (ii) the aggregate unpaid principal amount of the Incremental Term Loans, if any, of such Lender then outstanding.
     “Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
     “Agreement” shall mean, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

     “Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” (“Prime Rate”) and (c) LIBOR plus 1%. The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any changes in such price announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Applicable Law” shall mean, with respect to any Person, all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all binding orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or is subject.
     “Assignment and Acceptance” shall mean an agreement in the form of Exhibit B hereto, executed by the assignor, assignee and the other parties as contemplated thereby.
          “Australian Dollars” or “A$” shall mean lawful money of Australia.
          “Australian Local Facility Amendment” shall mean Local Facility Amendment No. 1, dated as of the Closing Date, between the Borrower and the Lenders party thereto, in the form of Exhibit I hereto.
     “Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.26(j).
     “Basis Point” shall mean 1/100th of 1%.
     “Bank of America” shall mean Bank of America, N.A.
     “Board” shall mean the Board of Governors of the Federal Reserve System.
     “Bookrunners” shall mean, collectively, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as joint bookrunners.
     “Borrower” is defined in the preamble.
     “Borrower Materials” shall have the meaning assigned to such term in the last paragraph of Section 5.1.
     “Borrowing” shall mean a group of Loans of a single Interest Rate Type made by the Lenders (or in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.7) on a single date and as to which a single Interest Period is in effect.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are permitted to close; provided, however, that when used in connection with (x) a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits or deposits in any Optional Currency, as applicable, on the London Interbank market and (y) a Local Competitive Loan, the term

“Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the relevant jurisdiction.
     “Calculation Time” shall have the meaning assigned to such term in Section 2.25(a).
          “Canadian Dollars” or “C$” shall mean lawful money of Canada.
     “Capital Lease” shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Cash Collateral Account” shall mean a collateral account established with the Administrative Agent, in the name of the Administrative Agent and under its sole dominion and control, into which the Borrower or any Subsidiary Borrower shall from time to time deposit Dollars, or Cash Equivalents, in the case of any such deposit made pursuant to Section 2.26(g), pursuant to the express provisions of this Agreement requiring such deposit.
     “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), into a Cash Collateral Account cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (i) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of twelve months from the date of acquisition, (ii) commercial paper maturing not in excess of twelve months from the date of acquisition and rated at least “P-1” by Moody’s or “A-1” by S&P on the date of such acquisition, (iii) the following obligations of any Lender or any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (ii) above: (a) time deposits, certificates of deposit and acceptances maturing not in excess of twelve months from the date of acquisition, or (b) repurchase obligations with a term of not more than thirty days for underlying securities of the type referred to in clause (i) above, (iv) money market funds that invest exclusively in interest bearing, short-term money market instruments and adhere to the minimum credit standards established by Rule 2a-7 of the Investment Company Act of 1940 (17 C.F.R. §270.2A-7 (April 1, 2004), and (v) municipal securities: (a) for which the pricing period in effect is not more than twelve months long and (b) rated at least “P-1” by Moody’s or “A-1” by S&P. Notwithstanding the foregoing, auction rate securities shall not constitute Cash Equivalents.
     “Cendant” shall mean Cendant Corporation, a Delaware corporation.
     “Change in Control” shall mean (i) the acquisition by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), directly or indirectly, beneficially or of record, of ownership or control of in excess of 35% of the voting common stock of the Borrower on a fully diluted basis at any time or (ii) if at any time, individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower, as the case may be, was approved by a vote of the majority of the directors then still in office who were either directors on the Closing Date or whose election or a nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.
     “Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.1 have been satisfied or waived.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Co-Documentation Agents” is defined in the preamble.
     “Commitment Increase Notice” shall have the meaning assigned to such term in Section 2.14(d).
     “Competitive Bid” shall mean an offer by a Revolving Lender to make a Competitive Loan pursuant to Section 2.7, in the form of Exhibit D-3.
     “Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower or any Subsidiary Borrower pursuant to Section 2.7(d) in the form of Exhibit D-4.
     “Competitive Bid Rate” shall mean as to any Competitive Bid for a Competitive Loan made by a Revolving Lender pursuant to Section 2.7(b), (a) in the case of a LIBOR Loan, the Margin and (b) in the case of a Fixed Rate Competitive Loan, the fixed rate of interest offered by the Revolving Lender making such Competitive Bid.
     “Competitive Bid Request” shall mean a request made pursuant to Section 2.7 in the form of Exhibit D-1.
     “Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Revolving Lender or Revolving Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower or any Subsidiary Borrower under the bidding procedure described in Section 2.7.
     “Competitive Loan” shall mean a Loan from a Revolving Lender to the Borrower or any Subsidiary Borrower pursuant to the bidding procedure described in Section 2.7. Each Competitive Loan shall be a LIBOR Competitive Loan or a Fixed Rate Competitive Loan.
     “Confidential Information” shall mean information concerning the Borrower, its Subsidiaries or its Affiliates which is non-public, confidential or proprietary in nature, or any information that is marked or designated confidential by or on behalf of the Borrower, which is furnished to any Lender by the Borrower or any of its Affiliates directly or through the Administrative Agent in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by such Lender or its respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.

     “Consolidated Assets” shall mean, at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP.
     “Consolidated Audited Financial Statements” shall have the meaning assigned to such term in Section 3.4(a).
     “Consolidated EBITDA” shall mean, without duplication, for any period for which such amount is being determined, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provision for taxes based on income, (iii) depreciation expense, (iv) Consolidated Interest Expense, (v) amortization expense, (vi) payments in an aggregate amount not to exceed $35,000,000 during any Rolling Period that arise out of or in connection with the Spin-Off including those made in respect of legacy Cendant expense reimbursement obligations, (vii) cash restructuring charges in an aggregate amount not to exceed $35,000,000 after the Closing Date taken in connection with publicly announced business and operation restructurings provided that any such restructuring charges taken in any fiscal quarter shall, for purposes of calculating Consolidated EBITDA, be deemed to be taken 25% in such fiscal quarter and 25% in each of the following three fiscal quarters and (viii) other non-cash items reducing Consolidated Net Income, minus (plus) (ix) any non-recurring gains (losses) on business exit activities outside the ordinary course of business if such gains (losses) are included in Consolidated Net Income) minus (x) any cash expenditures during such period in excess of $25,000,000 to the extent such cash expenditures (A) did not reduce Consolidated Net Income for such period and (B) were applied against reserves that constituted non-cash items which reduced Consolidated Net Income during prior periods (including reserves established upon the consummation of the Spin-Off), all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries in accordance with GAAP; provided that to the extent the aggregate amount of cash expenditures referred to in clause (x) above exceeds $50,000,000 in any period of measurement, such amounts may be spread ratably over the period being measured and the periods of measurement for the subsequent three fiscal years, provided, however, that in any annual measurement period the maximum amount being spread may not exceed $100,000,000 and any excess over that amount must be reflected fully in the relevant measurement period. Notwithstanding the foregoing, in calculating Consolidated EBITDA pro forma effect shall be given to each (1) acquisition of a Consolidated Subsidiary or any other entity acquired by the Borrower or any of its Consolidated Subsidiaries in a merger, where the purchase price or merger consideration exceeds $25,000,000 during such period and (2) disposition property by the Borrower and its Consolidated Subsidiaries yielding gross profits in excess of $25,000,000 during such period as if such acquisition or disposition had been made on the first day of such period.
     “Consolidated Financial Statements” shall have the meaning assigned to such term in Section 3.4(b).
     “Consolidated Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
     “Consolidated Interest Expense” shall mean for any period for which such amount is being determined, total interest expense paid or payable in cash (including that properly attributable to Capital Leases in accordance with GAAP but excluding in any event (x) all capitalized interest and amortization of debt discount and debt issuance costs and (y) debt extinguishment costs) of the Borrower and its Consolidated Subsidiaries on a consolidated basis including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (or minus net profits) under Interest Rate Protection Agreements minus, without duplication, any interest income of the Borrower and its Consolidated Subsidiaries on a consolidated basis during such period. Notwithstanding the foregoing, interest expense in respect of any Securitization Indebtedness or any Non-Recourse Indebtedness shall not be included in Consolidated Interest Expense.
     “Consolidated Leverage Ratio” shall mean, as of the last day of any period, the ratio of (a) Consolidated Total Indebtedness on such day to (b) Consolidated EBITDA for such period.
     “Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (or loss) of the Borrower and its Consolidated Subsidiaries during such period determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP, provided that there shall be excluded (i) income (loss) of any Person (other than a Consolidated Subsidiary of the Borrower) in which the Borrower or any of its Consolidated Subsidiaries has any equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or its Consolidated Subsidiaries by such Person during such period, (ii) the income of any Consolidated Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Consolidated Subsidiary of the income is not at the time permitted by operation of the terms of its charter, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Consolidated Subsidiary, (iii) any extraordinary after-tax gains and (iv) any extraordinary or unusual pretax losses (including indemnity obligations incurred or liabilities assumed in connection with the Spin-Off).
     “Consolidated Net Worth” shall mean, as of any date of determination, all items which in conformity with GAAP would be included under shareholders’ equity on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
     “Consolidated Subsidiaries” shall mean all Subsidiaries of the Borrower that are required to be consolidated with the Borrower for financial reporting purposes in accordance with GAAP.
     “Consolidated Total Indebtedness” shall mean (i) the total amount of Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis using GAAP principles of consolidation, which is, at the dates as of which Consolidated Total Indebtedness is to be determined, includable as liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries, plus (ii) without duplication of any items included in Indebtedness pursuant to the foregoing clause (i), Indebtedness of others which the Borrower or any of its Consolidated Subsidiaries has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; provided that, for purposes of this definition, Indebtedness shall not include (1) Guaranty Obligations and contingent liabilities incurred or assumed in connection with the Spin-Off (including those determined in accordance with FIN 45 and SFAS), (2) Securitization Indebtedness, (3) the aggregate undrawn amount of outstanding Letters of Credit, (4) Non-Recourse Indebtedness, or (5) obligations incurred under any derivatives transaction entered into in the ordinary course of business pursuant to hedging programs. In addition, for purposes of this definition, the amount of Indebtedness at any time shall be reduced (but not to less than zero) by the amount of Excess Cash.
     “Consolidated Unaudited Financial Statements” shall have the meaning assigned to such term in Section 3.4(b).
          “Currency” shall mean Dollars or any Optional Currency.

     “Debtor Relief Law” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United State or other applicable jurisdictions form time to time in effect and affecting the rights of creditors generally.
     “Default” shall mean any event, act or condition, which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” shall mean, subject to Section 2.31, any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, unless such obligation is the subject of a good faith dispute, or has made a public statement to that effect with respect to its funding obligations hereunder or (c) has, or has had a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment unless, in each case, such Lender has confirmed in writing its intention to fulfill its funding obligations hereunder; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Disclosed Matters” shall mean public filings with the Securities and Exchange Commission made by the Borrower or any of its Subsidiaries on Form S-4, Form 8-K, Form 10-Q, Form 10-K or Form 10 (as filed at least three days prior to the Closing Date, as applicable) or any successor form.
     “Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to an amount denominated in any Optional Currency, the equivalent in Dollars of such amount determined by the Administrative Agent in accordance with normal banking industry practice using the Exchange Rate on the date of determination of such equivalent. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which the Borrower or any Subsidiary Borrower delivers a Borrowing Request for Loans or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount.
     “Dollars” and “$” shall mean lawful money of the United States of America.
     “Domestic LIBOR Competitive Loan” shall mean any LIBOR Competitive Loan made to the Borrower or any Subsidiary Borrower in the United States.
     “Domestic Fixed Rate Competitive Loan” shall mean any Fixed Rate Competitive Loan made to the Borrower or any Subsidiary Borrower in the United States.

     “Domestic Subsidiary Borrower” shall mean any Subsidiary Borrower organized under the laws of the United States or any political subdivision thereof.
     “Eligible Assignee” shall mean (i) any Lender, (ii) an Affiliate of any Lender and (iii) any other Person approved by the Administrative Agent, the relevant Issuing Lender, the Swingline Lender and the Borrower (such approvals not to be unreasonably withheld or delayed) provided the consent of the Borrower shall not be required so long as an Event of Default has occurred and is continuing; provided that “Eligible Assignee” shall not include (x) any natural person, (y) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y), or (z) with respect to any revolving facility under this Agreement (including any Revolving Commitment) the Borrower or any of its Subsidiaries or controlled Affiliates.
     “EMU Legislation” shall mean the legislative measures of the European Council (including without limitation the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
     “Environmental Law” shall mean all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, injunctions, notices or requirements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”) 33 U.S.C. § 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. §§ 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. §§ 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“ECPCRKA”), 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. § 655 and § 657, together, in each case, with any amendment thereto, and the regulations adopted and binding publications promulgated thereunder and all substitutions thereof.
     “Environmental Liabilities” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as such Act may be amended from time to time, and the regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

     “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder as in effect on the date hereof (other than an event for which the 30-day notice period is waived pursuant to regulations as in effect on the date hereof) with respect to a Plan; (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).
     “Euro” and “€” shall mean the single currency of Participating Member States introduced in accordance with the provisions of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.
     “Event of Default” shall have the meaning given such term in Section 7 hereof.
     “Excess Cash” shall mean all cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries at such time determined on a consolidated basis in accordance with GAAP in excess of $10,000,000.
     “Exchange Rate” shall mean, on any day, with respect to any Optional Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. Eastern time, on such day on the Bloomberg Benchmark Currency Rates page for such Optional Currency, and provided that the Issuing Lender may use such exchange rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Optional Currency. In the event that such rate does not appear on any Bloomberg Benchmark Currency Rates page, the Exchange Rate shall be determined by reference to such publicly available service for displaying exchange rates as may be agreed upon in writing between the Borrower and the Administrative Agent.
     “Excluded Taxes” shall mean, with respect to any Lender, or any other recipient of payment to be made by or on account of any obligation of the Borrower or any Subsidiary Borrower hereunder or under any Fundamental Document, (a) income taxes and franchise taxes based on (or measured by) its net income or net profits (or franchise taxes imposed in lieu of net income taxes) imposed on such Lender or other recipient as a result of a present or former connection between such Lender or such recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment hereunder, or enforced, this Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, (c) any withholding tax that is imposed on amounts payable to such Lender in Dollars, or any other recipient of any payment to be made by or on account of any obligation denominated in Dollars of the Borrower or any Domestic Subsidiary Borrower hereunder, at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Domestic Subsidiary Borrower with respect to such withholding tax pursuant to Section 2.23(a), (d) Taxes attributable to such Lender’s failure to comply with Section 2.23(e), and (e) any Taxes imposed as a result of such Lender’s gross negligence or willful misconduct.
     “Existing Issuing Lender” shall mean any issuer of an Existing Letter of Credit.
     “Existing Letters of Credit” shall mean the letters of credit described on Schedule 2.26 hereto.
     “Facility Fee” shall have the meaning given such term in Section 2.9(a) hereof.
     “Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Competitive Loans.
     “Fixed Rate Competitive Loan” shall mean a Competitive Loan (either a Domestic Fixed Rate Competitive Loan or a Local Fixed Rate Competitive Loan) bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.
     “Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Percentage of the L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fundamental Documents” shall mean this Agreement, any Notes and any Compliance Certificate which is required to be executed by the Borrower or any Subsidiary Borrower pursuant to Section 5.1(c) and delivered to the Administrative Agent in connection with this Agreement.

     “Funding Office” shall mean the office of the Administrative Agent specified in Section 10.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
     “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree upon written request of the Borrower or Administrative Agent, as applicable, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If an agreement to amend cannot be made after 45 days following delivery of such written request, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
     “Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign.
     “Granting Lender” shall have the meaning assigned to such term in Section 10.3(k).
     “Guaranty” shall mean the guaranty of the Subsidiary Borrower Obligations provided by the Borrower pursuant to Section 9.
     “Guaranty Obligation” shall mean any obligation, contingent or otherwise, of the Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that in calculating the amount of any Guaranty Obligation for any purpose under this Agreement, the amount of such Guaranty Obligation shall be limited to the extent necessary so that such amount does not exceed the value of the assets of such Person (as reflected on a consolidated balance sheet of such Person prepared in accordance with GAAP) to which any creditor or beneficiary of such Guaranty Obligation would have recourse. Notwithstanding the foregoing definition, the term “Guaranty Obligation” shall not include any direct or indirect obligation of a Person as a general partner of a general partnership or a joint venturer of a joint venture in respect of Indebtedness of such general partnership or joint venture, to the extent such Indebtedness is contractually non-recourse to the assets of such Person as a general partner or joint venturer (other than assets comprising the capital of such general partnership or joint venture). The term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.

     “Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Incremental Amendment” shall have the meaning assigned to such term in Section 2.28(a).
     “Incremental Lender” shall have the meaning assigned to such term in Section 2.28(a).
     “Incremental Term Loans” shall have the meaning assigned to such term in Section 2.28(a).
     “Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting account payables arising in the ordinary course and payable within 180 days); (ii) indebtedness of others of the type described in clause (i), (iii), (iv) or (v) of this definition of Indebtedness, which such Person has directly or indirectly assumed or guaranteed (but only to the extent so assumed or guaranteed) or otherwise provided credit support therefor, including without limitation, Guaranty Obligations; (iii) indebtedness of others secured by a Lien on assets of such Person, whether or not such Person shall have assumed such indebtedness (but only to the extent of the fair market value of such assets); (iv) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (other than account payables arising in the ordinary course and payable within 180 days); or (v) obligations of such Person under Capital Leases.
     “Indemnified Party” shall have the meaning assigned to such term in Section 10.5.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.
     “Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
     “Interest Payment Date” shall mean, with respect to any Borrowing, the last day of the Interest Period applicable thereto and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration or a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months duration or 90 days’ duration, as the case may be, been applicable to such Borrowing, and, in addition, the date of any refinancing or conversion of a Borrowing with, or to, a Borrowing of a different Interest Rate Type; provided, that as to any Swingline Loan, “Interest Payment Date” shall mean the day that such Loan is required to be repaid.
     “Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing, and ending on the numerically corresponding day (or, if there is no numerically corresponding day or if the date of the LIBOR Borrowing is the last day of any month, on the last day) in the calendar month that is 1, 2, 3, 6 or, subject to each Lender’s approval, 9 or 12 months thereafter, as the Borrower or any applicable Subsidiary Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is refinanced with a Borrowing of a different Interest Rate Type in accordance with Section 2.8 or is prepaid in accordance with Section 2.15 and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Competitive Loans comprising such Borrowing were extended, which shall not be earlier than one day after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period may be selected which would extend beyond the Maturity Date. Interest shall accrue from, and including, the first day of an Interest Period to, but excluding, the last day of such Interest Period.
     “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement or other similar financial agreement or arrangement.
     “Interest Rate Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include LIBOR, the Alternate Base Rate and the Fixed Rate.
     “Issuance” shall mean with respect to any Letter of Credit, the issuance, amendment, renewal or extension of such Letter of Credit, provided that the reinstatement of any Letter of Credit shall not constitute an issuance of such Letter of Credit.
     “Issuing Lender” shall mean, either JPMorgan Chase Bank or Bank of America (in the case of Letters of Credit that are denominated in Dollars and issued for the account of the Borrower or any Domestic Subsidiary Borrower), and such other Lenders or Affiliates thereof as may be designated in writing by the Borrower and consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld) which agree in writing to act as such in accordance with the terms hereof (including any Existing Issuing Lender).
     “Joinder Agreement” shall have the meaning assigned to such term in Section 10.9(b).
     “JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.
     “Landal” shall mean Landal Greenparks Holding B.V.
     “Landal Facilities” shall mean one or more debt facilities, extensions of credit, loans, securities issuances, commercial paper facilities or other forms of Indebtedness providing for revolving credit loans, term loans, receivables financing, (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, letters of credit, debentures, mortgages or any other form of financing entered into by Landal or any of its Subsidiaries or any successor entity (whether by asset sale, merger or otherwise) to Landal or any of its Subsidiaries, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

     “L/C Exposure” shall mean, at any time, the amount expressed in Dollars of the aggregate face amount of all drafts which may then or thereafter be presented by beneficiaries under all Letters of Credit then outstanding plus (without duplication) the face amount of all drafts which have been presented under Letters of Credit but have not yet been paid or have been paid but not reimbursed; provided that L/C Exposure shall not exceed $350,000,000 at any time.
     “Lender and “Lenders” is defined in the preamble and includes any assignee of a Lender permitted pursuant to Section 10.3(b).
     “Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any such Lender’s LIBOR Loans, Fixed Rate Competitive Loans or ABR Loans, as the case may be, are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans, Fixed Rate Competitive Loans or ABR Loans are made, as notified to the Administrative Agent from time to time.
     “Letter of Credit” shall have the meaning assigned to such term in Section 2.26.
     “Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Lender.
     “Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.26.
     “LIBOR” shall mean:
     (a) for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits or deposits in any Optional Currency, as applicable, (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars or deposits in any Optional Currency, as applicable, for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m. London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination
     “LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

     “LIBOR Competitive Loan” shall mean a Competitive Loan (either a Domestic LIBOR Competitive Loan or a Local LIBOR Competitive Loan) bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Section 2.
     “LIBOR Loan” shall mean any LIBOR Competitive Loan or LIBOR Revolving Credit Loan.
     “LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to LIBOR in accordance with the provisions of Section 2.
     “LIBOR Spread” shall mean, at any date or any period of determination, the LIBOR Spread that would be in effect on such date or during such period pursuant to the applicable chart set forth in Section 2.24 based on the rating of the Borrower’s senior non-credit enhanced unsecured long-term debt.
     “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
     “Loan” shall mean any loan made by any Lender pursuant to this Agreement.
     “Loan Modification Offer” shall have the meaning assigned to such term in Section 2.29.
     “Loan Parties” shall mean the Borrower and the Subsidiary Borrowers.
     “Local Competitive Loan” shall mean any Competitive Loan which is a Local LIBOR Competitive Loan or a Local Fixed Rate Competitive Loan.
     “Local Facility Amendment” shall have the meaning assigned to such term in Section 2.27(a).
     “Local Fixed Rate Competitive Loan” shall mean any Fixed Rate Competitive Loan denominated in any Optional Currency made to the Borrower or any Subsidiary Borrower in the jurisdiction in which such Optional Currency is the national currency.
     “Local LIBOR Competitive Loan” shall mean any LIBOR Competitive Loan denominated in any Optional Currency made to the Borrower or any Subsidiary Borrower in the jurisdiction in which such Optional Currency is the national currency.
     “London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Margin” shall mean, as to any LIBOR Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to four decimal places) to be added to, or subtracted from, LIBOR in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
     “Margin Stock” shall be as defined in Regulation U of the Board.

     “Material Adverse Effect” shall mean a material adverse effect on, or material adverse change in, the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, other than any change, effect or circumstance to the extent resulting from (i) disruptions in, or the inability of companies engaged in businesses similar to those engaged in by the Borrower and its Subsidiaries to consummate financings in, the asset backed securities or conduit market or (ii) tax and related liabilities relating to Cendant’s taxable years 2003 through 2006 arising under the Borrower’s tax sharing agreement with Cendant, provided that after giving pro forma effect to the payments of such liabilities the Borrower would be in pro forma compliance with the covenants contained in this Agreement and the other Fundamental Documents.
     “Material Subsidiary” shall mean any Subsidiary (other than a Securitization Entity) of the Borrower which, together with its Subsidiaries (other than Securitization Entities) at the time of determination hold, or, solely with respect to Sections 7(f) and 7(g), any group of Subsidiaries which, if merged into each other at the time of determination would hold, assets constituting 15% or more of Consolidated Assets or accounts for 15% or more of Consolidated EBITDA for the Rolling Period immediately preceding the date of determination.
     “Maturity Date” shall mean July __, 2016, as such date may be extended pursuant to Section 2.29.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “New Lender” shall have the meaning assigned to such term in Section 2.14(e).
     “New Local Facility” shall have the meaning assigned to such term in Section 2.27(a). The aggregate Dollar Equivalent amounts of such New Local Facilities shall not exceed $250,000,000 at any time.
     “New Local Facility Lender” shall have the meaning assigned to such term in Section 2.27(a).
     “New Zealand Dollars” or “NZ$” shall mean the lawful money of New Zealand.
     “Non-Consenting Lender” shall have the meaning assigned to such term in Section 10.17.
     “Non-Recourse Indebtedness” shall mean a transaction or series of transactions pursuant to which the Borrower or any other Person (i) issues Indebtedness secured by, payable from or representing beneficial interests in assets of such Person for which neither the Borrower nor any of its Material Subsidiaries is liable in any way other than pursuant to Standard Securitization Undertakings (unless such liability of the Borrower or such Material Subsidiary is otherwise permitted to be incurred hereunder by the Borrower or such Material Subsidiary) or (ii) transfers or grants a security interest in assets of such Person to any Person that finances the acquisition of such assets through the issuance of securities or the incurrence of Indebtedness or issues obligations secured by such assets.
     “Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.26(j).

     “Notes” shall mean any promissory notes evidencing Loans.
     “Obligations” shall mean the obligation of the Borrower and any Subsidiary Borrower to make due and punctual payment of principal of, and interest on, the Loans, the Facility Fee, reimbursement obligations in respect of Letters of Credit and all other monetary obligations of the Borrower or any Subsidiary Borrower to the Administrative Agent, any Issuing Lender or any Lender under this Agreement or the Fundamental Documents (including under the New Local Facilities).
     “Offered Increase Amount” shall have the meaning assigned to such term in Section 2.14(d).
     “Optional Currency” shall mean, at any time, Australian Dollars, Canadian Dollars, Euros, New Zealand Dollars, Pounds and Yen, so long as such currency is freely traded and convertible into Dollars in the London Interbank market and a Dollar Equivalent thereof can be calculated.
     “Other Taxes” shall mean any and all present or future stamp or documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Fundamental Document or the issuance of any Letters of Credit.
     “Participant” shall have the meaning assigned to such term in Section 10.3(g).
     “Participant Register” shall have the meaning assigned to such term in Section 10.3(g).
     “Participating Member State” shall mean a member of the European Communities that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
     “Permitted Amendments” shall have the meaning assigned to such term in Section 2.29(c).
     “Permitted Encumbrances” shall mean Liens permitted under Section 6.3 hereof.
     “Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, company, estate, unincorporated organization or government or any agency or political subdivision thereof.
     “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Platform” shall have the meaning assigned to such term in the last paragraph of Section 5.1.
     “Pounds” or “£” or “Pound Sterling” shall mean the lawful money of the United Kingdom.

     “Prime Rate” shall have the meaning assigned to such term in the definition of “Alternate Base Rate”.
     “Prior Credit Agreement” shall mean the Credit Agreement dated as of March 26, 2010 among Wyndham Worldwide Corporation, as borrower, JPMorgan Chase Bank, N.A., as syndication agent, the Bank of Nova Scotia, Deutsche Bank AG New York Branch, The Royal Bank of Scotland PLC, and Credit Suisse AG, Cayman Islands Branch, as co-documentation agents, Bank of America, N.A., as administrative agent, and the lenders referred to therein, as in effect immediately prior to the Closing Date.
     “Pro Forma Basis” shall mean in connection with any transaction for which a determination on a Pro Forma Basis is required to be made hereunder, that such determination shall be made (i) after giving effect to any issuance of Indebtedness, any acquisition, any disposition or any other transaction (as applicable) and (ii) assuming that the issuance of Indebtedness, acquisition, disposition or other transaction and, if applicable, the application of any proceeds therefrom, occurred at the beginning of the most recent Rolling Period ending at least thirty days prior to the date on which such issuance of Indebtedness, acquisition, disposition or other transaction occurred.
     “Refunded Swingline Loan” shall have the meaning assigned to such term in Section 2.6(b).
     “Register” shall have the meaning assigned to such term in Section 10.3(e).
     “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
     “Responsible Officer” shall mean the chief executive officer, president, chief accounting officer, chief financial officer, treasurer or assistant treasurer of the Borrower.
     “Required Lenders” shall mean at any time, the holders of more than 50% of the sum of (i) the Total Revolving Commitments then in effect or, if the Total Revolving Commitment has been terminated in its entirety, the Revolving Credit Exposure and (ii) the aggregate unpaid principal amount of the Incremental Term Loans, if any, then outstanding. The Revolving Commitment and Incremental Term Loans of, and the portion of the Revolving Credit Exposure attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Revolving Commitment” shall mean with respect to any Lender, the commitment of such Lender, if any, to make Revolving Credit Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth (i) under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.1 hereto and/or (ii) in any applicable Assignment and Acceptance to which it may be a party, as the case may be, as such Lender’s Revolving Commitment may be permanently terminated, reduced or increased from time to time pursuant to Section 2.14 or Section 7. The Revolving Commitments shall automatically and permanently terminate on the earlier of (a) the Maturity Date or (b) the date of termination in whole pursuant to Section 2.14 or Section 7.

     “Revolving Commitment Increase Lender” shall have the meaning assigned to such term in Section 2.14(h).
     “Revolving Credit Borrowing” shall mean a Borrowing consisting of simultaneous Revolving Credit Loans from each of the Revolving Lenders.
     “Revolving Credit Borrowing Request” shall mean a request made pursuant to Section 2.3 in the form of Exhibit E.
     “Revolving Credit Exposure” shall mean, at any time, the sum of (A) the aggregate outstanding principal amount of all Revolving Credit Loans made by all Lenders plus (B) the aggregate Dollar Equivalent outstanding principal amount of all Competitive Loans made by all Lenders plus (C) the then current L/C Exposure plus (D) the aggregate outstanding principal amount of all Swingline Loans.
     “Revolving Credit Loans” shall have the meaning given such term in Section 2.1(b). Each Revolving Credit Loan shall be a LIBOR Revolving Credit Loan or an ABR Loan.
     “Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the Revolving L/C Exposure then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding. In addition, any extension of credit by a Revolving Lender under a New Local Facility shall constitute a Revolving Extension of Credit by such Lender.
     “Revolving Facility” shall mean the Revolving Commitments and the extensions of credit thereunder.
     “Revolving L/C Exposure” shall mean, at any time, L/C Exposure attributable to Letters of Credit.
     “Revolving Lender” shall mean each Lender that has a Revolving Commitment or that holds Revolving Credit Loans.
     “Revolving Percentage” shall mean, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitment or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate Revolving Extensions of Credit of all Revolving Lenders.
     “Rolling Period” shall mean with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period.
     “S&P” shall mean Standard & Poor’s.
     “Securitization Entity” shall mean any Subsidiary or other Person engaged solely in the business of effecting asset securitization transactions and related activities.

     “Securitization Indebtedness” shall mean (i) Indebtedness incurred by a Securitization Entity that does not permit or provide for recourse for principal and interest (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the property or assets of, or any equity interests or other securities issued by, a Securitization Entity) and (ii) Indebtedness incurred by the Borrower or a Material Subsidiary that does not permit or provide for recourse for principal and interest (other than Standard Securitization Undertakings) to the Borrower or any Subsidiary of the Borrower except for recourse to the specific assets securing such Indebtedness.
     “Solvency Certificate” shall mean a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit J.
     “SPC” shall have the meaning assigned to such term in Section 10.3(k).
     “Spin-Off” shall mean the distribution to the shareholders of Cendant of all of the common stock of the Borrower and the transactions related thereto.
     “Standard Securitization Undertakings” shall mean representations, warranties (and any related repurchase obligations), servicer obligations, guaranties, repurchase obligations, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower of a type that are reasonably customary in securitizations.
     “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Administrative Agent or any Lender is subject, for Eurocurrency Liabilities (as defined in Regulation D). Such reserve percentages shall include those imposed under Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
     “Subsidiary Borrower” shall mean any Subsidiary of the Borrower that becomes a party hereto pursuant to Section 10.9(b)(i) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 10.9(b)(ii).
     “Subsidiary Borrower Obligations” shall mean the Obligations of any Subsidiary Borrower.

     “Swingline Commitment” shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.5 in an aggregate principal amount at any one time outstanding not to exceed $100,000,000.
     “Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” shall mean Bank of America, in its capacity as the lender of Swingline Loans, or any successor Swingline lender hereunder.
     “Swingline Loans” shall have the meaning given such term in Section 2.5(a).
     “Swingline Participation Amount” shall have the meaning given such term in Section 2.6(c).
     “Syndication Agent” is defined in the preamble.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Total Revolving Commitment” shall mean, at any time, the aggregate amount of the Lenders’ Revolving Commitments as in effect at such time. The initial Total Revolving Commitment is $1,000,000,000.
     “Treaty” shall mean the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1987, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993), the Amsterdam Treaty (which was signed at Amsterdam on October 2, 1997 and came into force on May 1, 1999) and the Nice Treaty (which was signed on February 26, 2001), each as amended from time to time and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the Euro in one or more member states.
     “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “WVRAP” shall mean Wyndham Vacation Resorts Asia Pacific Pty. Ltd.
     “WVRAP Facilities” shall mean one or more debt facilities, extensions of credit, loans, securities issuances, commercial paper facilities or other forms of Indebtedness providing for revolving credit loans, term loans, receivables financing, (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, letters of credit, debentures, mortgages or any other form of financing entered into by WVRAP or any of its Subsidiaries or any successor entity (whether by asset sale, merger or otherwise) to WVRAP or any of its Subsidiaries, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.
          “Yen” and “¥” shall mean the lawful money of Japan.

2.	THE LOANS
          SECTION 2.1 Revolving Commitments.
          (a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make revolving credit loans (“Revolving Credit Loans”) in Dollars to the Borrower or any Domestic Subsidiary Borrower, at any time and from time to time on and after the Closing Date and until the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender, in an aggregate principal amount at any time outstanding not to exceed such Lender’s Revolving Commitment minus the sum of such Lender’s pro rata share of (i) the then current Revolving L/C Exposure and (ii) the aggregate principal amount of the Swingline Loans outstanding at such time plus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Lender’s Revolving Commitment pursuant to Section 2.20 subject, however, to the conditions that (a) at no time shall (i) the Revolving Credit Exposure exceed (ii) the Total Revolving Commitment and (b) at all times the outstanding aggregate principal amount of all Revolving Credit Loans made by each Revolving Lender shall equal the product of (i) the percentage that its Revolving Commitment represents of the Total Revolving Commitment times (ii) the outstanding aggregate principal amount of all Revolving Credit Loans made pursuant to a notice given by the Borrower or any Subsidiary Borrower under Section 2.3. The Revolving Commitments of the Lenders may be terminated or reduced from time to time pursuant to Section 2.14 or Section 7.
          (b) Within the foregoing limits, the Borrower and any Domestic Subsidiary Borrower may borrow, pay or repay and reborrow Revolving Credit Loans hereunder, on and after the Closing Date and prior to the Maturity Date, upon the terms and subject to the conditions and limitations set forth herein.
          SECTION 2.2. Loans.
          (a) Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Revolving Commitments; provided, however, that the failure of any Lender to make any Revolving Credit Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.7. The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans and LIBOR Loans, in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) in the case of ABR Loans, in an aggregate principal amount that is an integral multiple of $500,000 and not less than $5,000,000 (or, in the case of clause (i) and clause (ii) above with respect to Revolving Credit Loans, if less, an aggregate principal amount equal to the remaining balance of the available Total Revolving Commitment). ABR Loans shall be denominated only in Dollars.
          (b) Each Competitive Borrowing shall be comprised entirely of LIBOR Competitive Loans or Fixed Rate Competitive Loans, and each Revolving Credit Borrowing shall be comprised entirely of LIBOR Revolving Credit Loans or ABR Loans, as the Borrower or any Subsidiary Borrower may request pursuant to Section 2.7 or 2.3, as applicable. Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower or such Subsidiary Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Interest Rate Type may be outstanding at the same time; provided, however, that neither the Borrower nor any Subsidiary Borrower shall be entitled to request any Borrowing that, if made, would result in an aggregate of more than nine separate Revolving Credit Loans of any Lender being outstanding hereunder at any one time. For purposes of the calculation required by the immediately preceding sentence, LIBOR Revolving Credit Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans and all Loans of a single Interest Rate Type made on a single date shall be considered a single Loan if such Loans have a common Interest Period.
          (c) Subject to Section 2.3, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by making funds available at the Funding Office no later than 1:00 P.M. New York City time (2:00 P.M. New York City time, in the case of an ABR Borrowing) in Federal or other immediately available funds. Upon receipt of the funds to be made available by the Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds by depositing them into an account of the Borrower or the relevant Subsidiary Borrower maintained with the Administrative Agent. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.7 in the amounts so accepted and Revolving Credit Loans shall be made by the Revolving Lenders, respectively pro rata in accordance with Section 2.1 and this Section 2.2.
          (d) Notwithstanding any other provision of this Agreement, neither the Borrower nor any Subsidiary Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.3. Revolving Credit Borrowing Procedure.
          In order to effect a Revolving Credit Borrowing, the Borrower or any Domestic Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a Borrowing notice in the form of Exhibit E (a) in the case of a LIBOR Borrowing, not later than 12:00 Noon, New York City time, three Business Days before a proposed Revolving Credit Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 Noon, New York City time, on the day of a proposed Revolving Credit Borrowing. No Fixed Rate Competitive Loan shall be requested or made pursuant to a Revolving Credit Borrowing Request. Such notice shall be irrevocable and shall in each case specify (a) whether the Revolving Credit Borrowing then being requested is to be a LIBOR Borrowing or an ABR Borrowing, (b) the date of such Revolving Credit Borrowing (which shall be a Business Day) and the amount thereof and (c) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Interest Rate Type of a Revolving Credit Borrowing is specified in any such notice, then the requested Revolving Credit Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower or the relevant Domestic Subsidiary Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower or the relevant Domestic Subsidiary Borrower shall not have given notice in accordance with this Section 2.3 of its election to refinance a Revolving Credit Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower or the relevant Domestic Subsidiary Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with a LIBOR Borrowing of one month’s duration (or at any time after the occurrence, and during the continuation, of a Default or an Event of Default, an ABR Borrowing). The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.3 and of each Lender’s portion of the requested Revolving Credit Borrowing.
          SECTION 2.4. Use of Proceeds.
          The proceeds of the Loans shall be used (i) to refinance the Prior Credit Agreement and to pay fees and expenses related thereto and (ii) for working capital and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X of the Board.
          SECTION 2.5. Swingline Commitment.
          (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time on and after the Closing Date and until the earlier of the Maturity Date and the termination of the Revolving Commitments by making swing line loans (“Swingline Loans”) in Dollars to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Credit Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Revolving Credit Exposure exceeds the Total Revolving Commitment. On and after the Closing Date and until the earlier of the Maturity Date and the termination of the Revolving Commitments, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.
          (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.
          (c) The Swingline Lender shall not be required to make any Swingline Loan if any Lender is a Defaulting Lender unless (i) the Swingline Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.31(a)(iv)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that Swingline Loan and all other Swingline Loans as to which the Swingline Lender has Fronting Exposure, as it may elect in its sole discretion or (ii) the Fronting Exposure resulting from such Defaulting Lender has been reallocated pursuant to Section 2.31(a)(iv).
          SECTION 2.6. Procedure for Swingline Borrowing; Refunding of Swingline Loans.
          (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the day of the proposed Borrowing), specifying (i) the amount to be borrowed and (ii) the date of such notice which shall be the requested borrowing date (which shall be a Business Day). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the date of the Borrowing specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such borrowing date by depositing such proceeds in the account of the Borrower with the Administrative Agent or such other account as the Borrower may specify to the Administrative Agent in writing on such borrowing date in immediately available funds; provided, however, the proceeds of any Swingline Loans may not be used to repay any other Loans.
          (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
          (c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.6(b), one of the events described in Section 7(f) or (g) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.6(b), each Revolving Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.6(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Credit Loans.
          (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
          (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Fundamental Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          SECTION 2.7. Competitive Bid Procedure — Competitive Loans.
          (a) In order to request Competitive Bids for Competitive Loans, the Borrower or any Subsidiary Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit D-1, to be received by the Administrative Agent (i) in the case of a LIBOR Competitive Loan, not later than 10:00 A.M., New York City time, four Business Days before a proposed Competitive Borrowing, (ii) in the case of a Local Fixed Rate Competitive Loan, not later than 10:00 A.M., New York City time, four Business Days before a proposed Competitive Borrowing and (iii) in the case of a Domestic Fixed Rate Competitive Loan, not later than 10:00 A.M., New York City time, four Business Days before a proposed Competitive Borrowing. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit D-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower or the relevant Subsidiary Borrower of such rejection by telecopier. Such request for Competitive Bids shall in each case refer to this Agreement and specify (i) whether the Borrowing then being requested is to be a LIBOR Borrowing or a Fixed Rate Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof, which shall be in a minimum principal amount of $10,000,000 (or the Dollar Equivalent thereof) and in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) (or if less, an aggregate principal amount equal to the remaining balance of the available Total Revolving Commitment), (iii) the Interest Period with respect thereto (which may not end after the Maturity Date), (iv) the Currency with respect thereto and (v) if such requested Borrowing is to consist of Local Competitive Loans, the jurisdiction in which such requested Borrowing is to be made. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopier (in the form set forth in Exhibit D-2) the Revolving Lenders to bid, on the terms and subject to the conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.
          (b) Each Revolving Lender may, in its sole discretion, make one or more Competitive Bids for Competitive Loans to the Borrower or any Subsidiary Borrower responsive to a Competitive Bid Request. Each Competitive Bid for a Competitive Loan by a Revolving Lender must be received by the Administrative Agent via telecopier, in the form of Exhibit D-3, (i) in the case of a LIBOR Competitive Loan, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of a Local Fixed Rate Competitive Loan, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (iii) in the case of a Domestic Fixed Rate Competitive Loan, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids for Competitive Loans that do not conform substantially to the format of Exhibit D-3 may be rejected by the Administrative Agent after conferring with, and upon the instruction of, the Borrower or the relevant Subsidiary Borrower, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid for a Competitive Loan shall refer to this Agreement and specify (i) the principal amount (which shall be in a minimum principal amount of $10,000,000 (or the Dollar Equivalent thereof) and in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower or the relevant Subsidiary Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower or the relevant Subsidiary Borrower, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans, (iii) the Interest Period or Interest Periods with respect thereto and (iv) in the case of a Local Competitive Loan, the location of and contact information for the lending office. If any Revolving Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent via telecopier (i) in the case of LIBOR Competitive Loans, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of Local Fixed Rate

Competitive Loans, not later than 9:30 A.M., New York City time, three Business Days before the proposed Competitive Borrowing and (iii) in the case of Domestic Fixed Rate Competitive Loans, not later than 9:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing; provided, however, that failure by any Revolving Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such proposed Competitive Borrowing. A Competitive Bid for a Competitive Loan submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.
          (c) The Administrative Agent shall promptly notify the Borrower or the relevant Subsidiary Borrower by telecopier of all the Competitive Bids made, the Competitive Bid Rate or Rates and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower or the relevant Subsidiary Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.7.
          (d) The Borrower or the relevant Subsidiary Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower or the relevant Subsidiary Borrower shall notify the Administrative Agent by telephone, promptly confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above, (i) in the case of a LIBOR Competitive Loan, not later than 10:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of a Local Fixed Rate Borrowing, not later than 10:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing and (iii) in the case of a Domestic Fixed Rate Borrowing, not later than 10:30 A.M., New York City time, three Business Days before a proposed Competitive Borrowing; provided, however, that (A) the failure by the Borrower or the relevant Subsidiary Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (B) the Borrower or the relevant Subsidiary Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower or the relevant Subsidiary Borrower has decided to reject a bid made at a lower Competitive Bid Rate, (C) the aggregate amount of the Competitive Bids accepted by the Borrower or the relevant Subsidiary Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (D) if the Borrower or the relevant Subsidiary Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower or the relevant Subsidiary Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower or such Subsidiary Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted at lower Competitive Bid Rates with respect to such Competitive Bid Request (it being understood that acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate) and (E) except pursuant to clause (D) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $10,000,000 (or the Dollar Equivalent thereof) and an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) (or if less, an aggregate principal amount equal to the remaining balance of the available Total Revolving Commitment); provided further, however, that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (D) above, such Competitive Loan shall be in a minimum principal amount of $1,000,000 (or the Dollar Equivalent thereof) or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (D), the amounts shall be rounded to integral multiples of $1,000,000 (or the Dollar Equivalent thereof) in a manner that shall be in the discretion of the Borrower or the relevant Subsidiary Borrower. A notice given by the Borrower or the relevant Subsidiary Borrower pursuant to this paragraph (d) shall be irrevocable.

          (e) The Administrative Agent shall promptly notify each bidding Lender whether its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Administrative Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted. If the Borrower accepts one or more offers made by any Lender or Lenders, each such Lender shall, no later than 10:30 AM, New York City time, on the applicable day of each proposed Competitive Borrowing, make funds under its applicable Competitive Loan available to the Borrower in full. Upon repayment by the Borrower of any Competitive Loans, all payments shall be made directly to each respective Lender.
          (f) No Competitive Bid Request shall be made within ten Business Days (or upon reasonable notice to the Lenders, such other number of days as Borrower and Administrative Agent may agree) of any other Competitive Bid Request. The Borrower and the Subsidiary Borrowers shall not be entitled to have more than four Competitive Bid Loans outstanding at any time.
          (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Revolving Lender, it shall submit such bid directly to the Borrower or the relevant Subsidiary Borrower one quarter of an hour earlier than the latest time at which the other Revolving Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.
          (h) The Borrower shall pay a non-refundable competitive loan fee in an amount equal to $2,500 for each request by the Borrower or a Subsidiary Borrower for a Competitive Loan, regardless of whether such Competitive Loan is borrowed, such fees to be payable on the date of such request.
          (i) All notices required by this Section 2.7 shall be given in accordance with Section 10.1.
          SECTION 2.8. Refinancings.
          The Borrower or any Subsidiary Borrower may refinance all or any part of any Borrowing with a Borrowing of the same Currency and of the same Interest Rate Type (or of the same or different Interest Rate Type, in the case of Loans denominated in Dollars) made pursuant to Section 2.7 or pursuant to a notice under Section 2.3, as applicable, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Revolving Credit Borrowings and Revolving Credit Borrowings with Competitive Borrowings; provided, however, that at any time after the occurrence, and during the continuation, of a Default or an Event of Default, a Borrowing (other than a Competitive Borrowing) or portion thereof may only be refinanced with an ABR Borrowing. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.10 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Administrative Agent or by the Administrative Agent to the Borrower or the relevant Subsidiary Borrower pursuant to Section 2.2(c); provided, however, that (a) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Administrative Agent for distribution to the Borrower or the relevant Subsidiary Borrower or any Lenders described in clause (b) below, as applicable, (b) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Administrative Agent shall return the difference to such Lender out of amounts received pursuant to clause (a) above, (c) to the extent any Lender fails to pay the Administrative Agent amounts due from it pursuant to clause (a) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with this Section 2.8 and, to the extent of such failure, the

Borrower or the relevant Subsidiary Borrower shall pay such amount to the Administrative Agent as required by Section 2.12, and (d) to the extent the Borrower or the relevant Subsidiary Borrower fails to pay to the Administrative Agent any amounts due in accordance with Section 2.12 as a result of the failure of a Lender to pay the Administrative Agent any amounts due as described in clause (c) above, the portion of any refinanced Loan deemed not repaid shall be deemed to be outstanding solely to the Lender which has failed to pay the Administrative Agent amounts due from it pursuant to clause (a) above to the full extent of such Lender’s portion of such Loan.
          SECTION 2.9. Fees.
          (a) The Borrower agrees to pay to each Revolving Lender, through the Administrative Agent, on the 15th day (or, on the next Business Day, if the 15th day is not a Business Day) of the calendar month immediately following the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2011, and on the date on which the Revolving Commitment of such Lender shall be terminated as provided herein, a facility fee (a “Facility Fee”), at the rate per annum from time to time in effect in accordance with Section 2.24, on the average daily amount of the Revolving Commitment of such Lender, whether used or unused, during the preceding quarter (or shorter period commencing with the Closing Date, or ending with (i) the Maturity Date or (ii) any date on which the Revolving Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Revolving Lender shall commence to accrue on the Closing Date, shall be payable in arrears and shall cease to accrue on the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender as provided herein.
          (b) The Borrower agrees to pay the Administrative Agent the fees in the amounts and on the dates as set forth in any written and executed fee agreements with the Administrative Agent.
          (c) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.
          SECTION 2.10. Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to the Borrower on the Maturity Date for such Loans and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan in accordance with Section 2.5(b), or in each case, on such earlier date on which the Loans become due and payable pursuant to Section 7. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11. Each Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Subsidiary Borrower on the Maturity Date or on such earlier date on which the Loans become due and payable pursuant to Section 7. Each Subsidiary Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to such Subsidiary Borrower from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.11.
          (b) The Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender that makes a Competitive Loan to the Borrower, on the last day of the Interest Period applicable to such Competitive Loan, the principal amount of such Competitive Loan. The

Borrower further unconditionally promises to pay interest on each such Competitive Loan for the period from and including the date of Borrowing of such Competitive Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and payable as specified in, Section 2.11. Each Subsidiary Borrower unconditionally promises to pay to the Administrative Agent, for the account of each Lender that makes a Competitive Loan to such Subsidiary Borrower, on the last day of the Interest Period applicable to such Competitive Loan, the principal amount of such Competitive Loan made to such Subsidiary Borrower. Each Subsidiary Borrower further unconditionally promises to pay interest on each such Competitive Loan made to such Subsidiary Borrower for the period from and including the date of Borrowing of such Competitive Loan on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and payable as specified in, Section 2.11.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower and any Subsidiary Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (d) The Administrative Agent shall maintain the Register pursuant to Section 10.3(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Interest Rate Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower and any Subsidiary Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Borrower and each Lender’s share thereof.
          (e) The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.10 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower and any Subsidiary Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower or any Subsidiary Borrower to repay (with applicable interest) the Loans made to the Borrower or the relevant Subsidiary Borrower by such Lender in accordance with the terms of this Agreement.
          SECTION 2.11. Interest on Loans.
          (a) Subject to the provisions of Section 2.12, the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each LIBOR Revolving Credit Loan, LIBOR for the Interest Period in effect for such Borrowing plus the applicable LIBOR Spread from time to time in effect and (ii) in the case of each LIBOR Competitive Loan, LIBOR for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the Borrower or the relevant Subsidiary Borrower pursuant to Section 2.7. Interest on each LIBOR Borrowing shall be payable on each applicable Interest Payment Date.
          (b) Subject to the provisions of Section 2.12, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Alternate Base Rate plus the applicable margin, if any, for ABR Loans from time to time in effect pursuant to Section 2.24.
          (c) Subject to the provisions of Section 2.12, each Fixed Rate Competitive Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower or the relevant Subsidiary Borrower pursuant to Section 2.7.
          (d) Interest on each Loan shall be payable in arrears on each Interest Payment Date applicable to such Loan. The LIBOR or the Alternate Base Rate for each Interest Period or day within an Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.12. Interest on Overdue Amounts.
          If the Borrower or any Subsidiary Borrower shall default in the payment of the principal of, or interest on, any Loan or any other amount becoming due hereunder, the Borrower or such Subsidiary Borrower shall, at the request of the Required Lenders, from time to time pay interest, to the extent permitted by Applicable Law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before a judgment) at a rate equal to (a) in the case of the remainder of the then current Interest Period for any LIBOR Loan or Fixed Rate Competitive Loan, the rate applicable to such Loan under Section 2.11 plus 2% per annum and (b) in the case of any other Loan or amount, the rate that would at the time be applicable to an ABR Loan under Section 2.11 plus 2% per annum.
          SECTION 2.13. Alternate Rate of Interest.
          In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined that Dollar deposits or deposits in the applicable Optional Currency in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank market, or that the rate at which such Dollar deposits or deposits in the applicable Optional Currency are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its portion of such LIBOR Loans during such Interest Period, or that reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopier notice of such determination to the Borrower or the relevant Subsidiary Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have determined that circumstances giving rise to such notice no longer exist, (a) any request by the Borrower or any Subsidiary Borrower for a LIBOR Competitive Loan pursuant to Section 2.7 shall be of no force and effect and shall be denied by the Administrative Agent and (b) any request by the Borrower or any Domestic Subsidiary Borrower for a LIBOR Borrowing pursuant to Section 2.3 shall be deemed to be a request for an ABR Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
          SECTION 2.14. Termination, Reduction and Increase of Revolving Commitments.
          (a) The Revolving Commitments of all of the Revolving Lenders shall be automatically terminated on the Maturity Date.
          (b) Subject to Section 2.15(b), upon at least one Business Day of prior written or telecopy notice to the Administrative Agent (which notice shall have been received not later than 12:00 Noon, New York City time), the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitment; provided, however, that (i) each partial reduction of the Total Revolving Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) the Borrower shall not be entitled to make any such termination or reduction that would reduce the Total Revolving Commitment to an amount less than the sum of the aggregate outstanding principal amount of the Revolving Credit Loans plus the aggregate outstanding principal amount of the Swingline Loans plus the then current L/C Exposure. Each notice delivered by the Borrower pursuant to this Section 2.14(b) shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
          (c) Except as otherwise set forth herein, each reduction in the Total Revolving Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Commitments. The Borrower shall pay to the Administrative Agent for the account of the Revolving Lenders on the date of each termination or reduction in the Total Revolving Commitment, the Facility Fees on the amount of the Total Revolving Commitment so terminated or reduced accrued to the date of such termination or reduction.
          (d) If the Total Revolving Commitment, plus the aggregate outstanding principal amount of Incremental Term Loans, if any, is less than $1,500,000,000 at any time and the Borrower wishes to increase the aggregate Revolving Commitments at such time, and no Default or Event of Default has occurred and is then continuing, the Borrower shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Commitment Increase Notice”), and the Administrative Agent shall notify each Revolving Lender of such proposed increase and provide such additional information regarding such proposed increase as any Revolving Lender may reasonably request. The Borrower may, at its election, (i) offer one or more of the Revolving Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (f) below and/or (ii) offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (e) below; provided, that any Revolving Lender or bank, financial institution or other entity that is offered the opportunity to participate in all or any portion of the Offered Increase Amount shall be consented to in writing by the Administrative Agent to extent the Administrative Agent would have a right under this Agreement to consent to an assignment of all or any portion of any Revolving Lender’s Revolving Commitment or Revolving Credit Loans to such Revolving Lender or bank, financial institution or other entity. Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Total Revolving Commitment increase. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.
          (e) Any Eligible Assignee which the Borrower selects to offer participation in the increased Revolving Commitments and which elects to become a party to this Agreement and provide a Revolving Commitment in an amount so offered and accepted by it pursuant to Section 2.14(d)(ii) shall execute a New Revolving Lender Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit G-1, whereupon such bank, financial institution or other Person (herein called a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Schedule 2.1 shall be deemed to be amended to add the name and Revolving Commitment of such New Lender; provided that the Revolving Commitment of any such new Lender shall be in an amount not less than $5,000,000.
          (f) Any Revolving Lender which accepts an offer to it by the Borrower to increase its Revolving Commitment pursuant to Section 2.14(d)(i) shall, in each case, execute a Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit H, whereupon such Revolving Lender shall be bound by and entitled to the benefits of this

Agreement with respect to the full amount of its Revolving Commitment as so increased, and Schedule 2.1 shall be deemed to be amended to so increase the Revolving Commitment of such Revolving Lender.
          (g) Notwithstanding anything to the contrary in this Section 2.14, (i) in no event shall any transaction effected pursuant to this Section 2.14 cause the sum of (x) the Total Revolving Commitment and (y) the aggregate outstanding principal amount of the Incremental Term Loans, if any, to exceed $1,500,000,000 and (ii) no Revolving Lender shall have any obligation to increase its Revolving Commitment unless it agrees to do so in its sole discretion.
          (h) Upon each increase in the Revolving Credit Commitments pursuant to Section 2.14 (d), each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase in the aggregate Revolving Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such increase in the aggregate Revolving Commitments be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.17(g). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
          SECTION 2.15. Prepayment of Loans.
          (a) Prior to the Maturity Date, the Borrower and any Subsidiary Borrower shall have the right at any time to prepay any Borrowing (other than a Competitive Borrowing), in whole or in part, subject to the requirements of Section 2.19 but otherwise without premium or penalty, upon prior written or telecopy notice to the Administrative Agent before 12:00 Noon, New York City, time at least one Business Day before such prepayment in the case of an ABR Loan and at least three Business Days before such prepayment in the case of a LIBOR Loan; provided, however, that each such partial prepayment shall be in an integral multiple of $1,000,000 and in a minimum aggregate principal amount of $5,000,000. Neither the Borrower nor any Subsidiary Borrower shall have the right to prepay any Competitive Borrowing without the consent of the relevant Lender.
          (b) On any date when the sum of the Revolving Credit Exposure (after giving effect to any Borrowings effected on such date) exceeds the Total Revolving Commitment, the Borrower shall make a mandatory prepayment of the Revolving Credit Loans (or cause any Subsidiary Borrower to make such a prepayment) in such amount as may be necessary so that the Revolving Credit Exposure after giving effect to such prepayment does not exceed the Total Revolving Commitment then in effect. Any prepayments required by this paragraph shall be applied to outstanding ABR Loans up to the full amount thereof before they are applied to outstanding LIBOR Revolving Credit Loans.

          (c) Each notice of prepayment pursuant to Section 2.15(a) shall specify the specific Borrowing(s), the prepayment date and the aggregate principal amount of each Borrowing to be prepaid, shall be irrevocable and shall commit the Borrower or the relevant Subsidiary Borrower to prepay such Borrowing(s) by the amount stated therein. All prepayments under this Section 2.15 shall be accompanied by accrued interest on the principal amount being prepaid, to the date of prepayment.
          SECTION 2.16. Eurocurrency Reserve Costs.
          The Borrower and any Subsidiary Borrower shall pay to the Administrative Agent for the account of each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of, or including, Eurocurrency Liabilities (as defined in Regulation D of the Board), additional interest on the unpaid principal amount of each LIBOR Loan made to the Borrower or such Subsidiary Borrower by such Lender, from the date of such Loan until such Loan is paid in full, at an interest rate per annum equal at all times during the Interest Period for such Loan to the remainder obtained by subtracting (i) LIBOR for such Interest Period from (ii) the rate obtained by multiplying LIBOR as referred to in clause (i) above by the Statutory Reserves of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower or the relevant Subsidiary Borrower (with a copy to the Administrative Agent) not later than five Business Days before the next Interest Payment Date for such Loan, and such additional interest so notified to the Borrower or the relevant Subsidiary Borrower by any Lender shall be payable to the Administrative Agent for the account of such Lender on each Interest Payment Date for such Loan.
          SECTION 2.17. Reserve Requirements; Change in Circumstances.
          (a) Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.23, if (i) after the Closing Date any change in Applicable Law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law), (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or the compliance with any requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued or (iii) the compliance with any requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued (x) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (y) shall impose on any Lender or the London Interbank market any other condition affecting this Agreement or any LIBOR Loan or Fixed Rate Competitive Loan made by such Lender or (z) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, and the result of any of the foregoing shall be to increase the cost (other than, except as provided in clause (z), the amount of Taxes, if any) to such Lender of making or maintaining any LIBOR Loan or Fixed Rate Competitive Loan or to reduce the amount (other than a reduction resulting from an increase in Taxes, if any) of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed in good faith by such Lender to be material, then the Borrower or the relevant Subsidiary Borrower shall pay such additional amount or amounts as will compensate such Lender for such increase or reduction to such Lender.
          (b) Except with respect to Indemnified Taxes and Other Taxes, which shall be governed solely and exclusively by Section 2.23, if (i) after the Closing Date, any Lender shall have determined in good faith that the adoption after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any Lending Office of such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act or the compliance with any requests, rules, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued or (iii) the compliance with any requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of its obligations hereunder to a level below that which such Lender (or its holding company) could have achieved but for the items referenced in clauses (i)-(iii) of this sentence (taking into consideration such Lender’s policies or the policies of its holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then, from time to time, the Borrower shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts as will compensate such Lender for such reduction upon demand by such Lender.
          (c) A certificate of a Lender setting forth in reasonable detail (i) such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and (ii) the calculation of such amount or amounts referred to in the preceding clause (i), shall be delivered to the Borrower or the relevant Subsidiary Borrower and shall be conclusive absent manifest error. The Borrower or the relevant Subsidiary Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within 10 Business Days after its receipt of the same.
          (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any Interest Period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such Interest Period or any other Interest Period. The protection of this Section 2.17 shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which shall have been imposed.
          (e) Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased cost under this Section 2.17, Section 2.18, Section 2.23 or Section 2.26 or (ii) would require the Borrower or any Subsidiary Borrower to pay an increased amount under this Section 2.17, Section 2.18, Section 2.23 or Section 2.26, it will notify the Borrower and such Subsidiary Borrower of such event or condition and, to the extent not inconsistent with such Lender’s internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Lender, or, if applicable to participate in Letters of Credit, through another Lending Office of such Lender if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Lender thereunder in respect of such Loans or Letters of Credit would be materially reduced, or any inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans or Letters of Credit pursuant to this Section 2.17, Section 2.18, Section 2.23 or Section 2.26 would be materially reduced or the Taxes payable under Section 2.23, or other amounts otherwise payable under this Section 2.17, Section 2.18 or Section 2.26 would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Loans or Letters of Credit through such other Lending Office would not otherwise materially adversely affect such Loans or Letters of Credit or such Lender. For the avoidance of doubt, nothing in this Section shall affect or postpone any of the obligations of the Borrower or any Subsidiary Borrower or the rights of any Lender pursuant to Section 2.23.
          (f) In the event any Lender shall have delivered to the Borrower or any Subsidiary Borrower a notice that LIBOR Loans are no longer available from such Lender pursuant to Section 2.18, or if the Borrower or such Subsidiary Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 or Section 2.23, the Borrower may (but subject in any such case to the payments required by Section 2.18), upon at least five Business Days’ prior written or telecopier notice to such Lender and the Administrative Agent, identify to the Administrative Agent a lending institution reasonably acceptable to the Administrative Agent which will purchase the Revolving Commitment, the amount of outstanding Loans, any participations in Letters of Credit from the Lender providing such notice and such Lender shall thereupon assign its Revolving Commitment, any Loans owing to such Lender and any participations in Letters of Credit to such replacement lending institution pursuant to Section 10.3. Such notice shall specify an effective date for such assignment and at the time thereof, the Borrower and any relevant Subsidiary Borrower shall pay all accrued interest, accrued Facility Fees and all other amounts (including without limitation all amounts payable under this Section) owing hereunder to such Lender as at such effective date for such assignment.
          SECTION 2.18. Change in Legality.
          (a) Notwithstanding anything to the contrary herein contained, if, after the Closing Date, any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:
          (i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for LIBOR Competitive Loans and the Borrower and any Subsidiary Borrower shall be prohibited from requesting LIBOR Revolving Credit Loans from such Lender hereunder unless such declaration is subsequently withdrawn; and
          (ii) require that all outstanding LIBOR Loans made by it be converted to ABR Loans, in which event (A) all such LIBOR Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.18(b) and (B) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the ABR Loans resulting from the conversion of such LIBOR Loans; provided that the principal amount of any such LIBOR Loan denominated in any Optional Currency shall be converted to the Dollar Equivalent there of concurrently with its conversion to an ABR Loan.
          (b) For purposes of this Section 2.18, a notice to the Borrower by any Lender pursuant to Section 2.18(a) shall be effective on the date of receipt thereof by the Borrower.
          SECTION 2.19. Reimbursement of Lenders.
          (a) The Borrower or the relevant Subsidiary Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) by any payment or prepayment (for any reason, whether voluntary, mandatory, automatic, by reason of acceleration or otherwise, including an assignment by a Lender contemplated under Section 10.17), or conversion or continuation, of any LIBOR or Fixed Rate Competitive Loan if such Loan is repaid other than on the last day of the applicable Interest Period for such Loan or (ii) in the event that after the Borrower or the relevant Subsidiary Borrower delivers a notice of borrowing under Section 2.3 in respect of LIBOR Revolving Credit Loans or a Competitive Bid Accept/Reject Letter under Section 2.7(d), pursuant to which it has accepted bids of one or more of the Lenders, the applicable Loan is not made on the first day of the Interest Period specified by the Borrower or the relevant Subsidiary Borrower for any reason other than (I) a suspension or limitation under Section 2.18 of the right of the Borrower or the relevant Subsidiary Borrower to select a LIBOR Loan or (II) a breach by a Lender of its obligations hereunder. In the case of such failure to borrow, such loss shall be the amount as reasonably determined by such Lender as the excess, if any of (A) the amount of interest which would have accrued to such Lender on the amount not borrowed, at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.11, for the period from the date of such failure to borrow, to the last day of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount realized by such Lender in reemploying the funds not advanced during the period referred to above. In the case of a payment other than on the last day of the Interest Period for a Loan, such loss shall be the amount as reasonably determined by the Administrative Agent as the excess, if any, of (A) the amount of interest which would have accrued on the amount so paid at a rate of interest equal to the interest rate applicable to such Loan pursuant to Section 2.11, for the period from the date of such payment to the last day of the then current daily Interest Period for such Loan, over (B) the amount equal to the product of (x) the amount of the Loan so paid times (y) the current daily yield on U.S. Treasury Securities (at such date of determination) with maturities approximately equal to the remaining Interest Period for such Loan times (z) the number of days remaining in the Interest Period for such Loan. Each Lender shall deliver to the Borrower or the relevant Subsidiary Borrower from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error. The Borrower or the relevant Subsidiary Borrower shall pay to the Administrative Agent for the account of each Lender the amount shown as due on any certificate within thirty days after its receipt of the same.
          (b) In the event the Borrower or the relevant Subsidiary Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.15(a), or to convert or continue any Loan (other than an ABR Loan) other than on the date or in the amount notified by the Borrower or the relevant Subsidiary Borrower in accordance with the terms of this Agreement, the Borrower or the relevant Subsidiary Borrower on demand by any Lender shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Each Lender shall deliver to the Borrower or the relevant Subsidiary Borrower and the Administrative Agent from time to time one or more certificates setting forth the amount of such loss (and in reasonable detail the manner of computation thereof) as determined by such Lender, which certificates shall be conclusive absent manifest error.
          (c) For purposes of calculating amounts payable under this Section 2.19, each Lender shall be deemed to have funded each LIBOR Loan made by it at LIBOR for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

          SECTION 2.20. Pro Rata Treatment.
          (a) Except as permitted under Sections 2.16, 2.17, 2.18, 2.19, 2.26, 2.29, 2.31 or as set forth anywhere else in this Agreement or any other Loan Document,
          (i) each Revolving Credit Borrowing, each payment or prepayment of principal of any Revolving Credit Borrowing, each payment of interest on the Revolving Credit Loans, each payment of the Facility Fees, each reduction of the Total Revolving Commitment and each refinancing of any Borrowing with, or conversion of any Borrowing to, a Revolving Credit Borrowing, or continuation of any Borrowing as a Revolving Credit Borrowing, shall be allocated pro rata among the Revolving Lenders in accordance with their respective Revolving Percentages, in each case with respect to such Revolving Lender’s respective tranche of Loans; and
          (ii) each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing.
          (b) For purposes of determining the available Revolving Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Revolving Commitments of the Lenders (including those Lenders that shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Revolving Commitments.
          (c) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing computed in accordance with Section 2.1, to the next higher or lower whole dollar amount.
          SECTION 2.21. Right of Setoff.
               If any Event of Default shall have occurred and be continuing and the Required Lenders shall have directed the Administrative Agent to declare the Loans immediately due and payable pursuant to Section 7, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender and any other indebtedness at any time owing by such Lender to, or for the credit or the account of, (i) the Borrower, against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the Loans to the Borrower held by such Lender, or (ii) any Subsidiary Borrower, against any of and all the obligations of such Subsidiary Borrower now or hereafter existing under this Agreement and the Loans to such Subsidiary Borrower held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such Loans and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower or such Subsidiary Borrower, as applicable, after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 2.21 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 2.22. Manner of Payments.
          All payments by the Borrower and any Subsidiary Borrower hereunder shall be made in Dollars, except that prepayments or repayments in respect of Loans shall be made in the Currency in which such Loan is denominated, in Federal or other immediately available funds without deduction, setoff or counterclaim at the Funding Office no later than 1:00 P.M., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to, but excluding, the date on which such Loan is paid or refinanced with a Loan of a different Interest Rate Type.
          SECTION 2.23. Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower or any Subsidiary Borrower hereunder or under any Fundamental Document (including payments made by the Subsidiary Borrowers in satisfaction of the Subsidiary Borrower Obligations) shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Subsidiary Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Borrower or the relevant Subsidiary Borrower shall make such deductions, (ii) the Borrower or the relevant Subsidiary Borrower shall pay such amounts to the relevant Governmental Authority in accordance with Applicable Law, and (iii) the sum payable by the Borrower or Subsidiary Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.23) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.
          (b) In addition, the Borrower or any relevant Subsidiary Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
          (c) If the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction asserts a claim against the Administrative Agent or a Lender that the full amount of Indemnified Taxes or Other Taxes has not been paid (including where such Indemnified Taxes or Other Taxes are imposed directly on the Administrative Agent or any Lender), the Borrower and each Subsidiary Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or such Subsidiary Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.23) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than those resulting from the Administrative Agent or Lender’s gross negligence or willful misconduct). A certificate (along with a copy of the applicable documents from the United States Internal Revenue Service or other Governmental Authority of the United States of America or other jurisdiction that asserts such claim) as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrower or the relevant Subsidiary Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Subsidiary Borrower to a Governmental Authority, the Borrower or such Subsidiary Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent) (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), at the time such Lender becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and at any other time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender and Administrative Agent that is a United States Person, as defined in Section 7701(a)(30) of the Code (other than Persons that are corporations or otherwise exempt from United States backup withholding Tax), shall deliver at the time(s) and in the manner(s) prescribed by Applicable Law, to the Borrower and the Administrative Agent (as applicable), a properly completed and duly executed United States Internal Revenue Form W-9, or any successor form, certifying that such Person is exempt from United States backup withholding Tax on payments made hereunder.
          (f) If the Administrative Agent or a Lender determines, in its sole good-faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Subsidiary Borrower or with respect to which the Borrower or any Subsidiary Borrower has paid additional amounts pursuant to this Section 2.23, it shall pay over such refund to the Borrower or such Subsidiary Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Subsidiary Borrower under this Section 2.23 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Subsidiary Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Subsidiary Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.23 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower, any Subsidiary Borrower or any other Person.
          (g) Each Lender agrees (i) that as between it and the Borrower, any Subsidiary Borrower or the Administrative Agent, it shall be the Person to deduct and withhold Taxes, and to the extent required by law it shall deduct and withhold Taxes, on amounts that such Lender may remit to any other Person(s) by reason of any undisclosed transfer or assignment of an interest in this Agreement to such other Person(s) pursuant to paragraph (g) of Section 10.3 and (ii) to indemnify the Borrower, any Subsidiary Borrower and the Administrative Agent and any officers, directors, agents, or employees of the Borrower, any Subsidiary Borrower or the Administrative Agent against, and to hold them harmless from, any Tax, interest, additions to Tax, penalties, reasonable counsel and accountants’ fees, disbursements or payments arising from the assertion by any appropriate Governmental Authority of any claim against them relating to a failure to withhold Taxes as required by Applicable Law with respect to amounts described in clause (i) of this paragraph (g).
          (h) Each assignee of a Lender’s interest in this Agreement in conformity with Section 10.3 shall be bound by this Section 2.23, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.23.

          SECTION 2.24. Certain Pricing Adjustments.
          The Facility Fee and applicable LIBOR Spread for Revolving Credit Loans in effect from time to time shall be determined in accordance with the following table:

		Applicable LIBOR	Total
Moody’s/S&P	Facility Fee	Spread	Drawn Pricing
Rating Equivalent	(in Basis Points)	(in Basis Points)	(in Basis Points)
≥ A3/A-	15.0	85.0	100.0
Baa1/BBB+	17.5	107.5	125.0
Baa2/BBB	20.0	117.5	137.5
Baa3/BBB-	22.5	142.5	165.0
< Baa3/BBB-	27.5	172.5	200.0
          In the event that S&P and Moody’s ratings on the Borrower’s senior non-credit enhanced unsecured long-term debt are not equivalent to each other, the higher rating of S&P or Moody’s will determine the Facility Fee and applicable LIBOR Spread, unless the ratings are more than one level apart, in which case the rating one level below the higher rating of S&P or Moody’s will be determinative. In the event that (a) the Borrower’s senior non-credit enhanced unsecured long-term debt is not rated by both of S&P or Moody’s (for any reason, including if S&P or Moody’s shall cease to be in the business of rating corporate debt obligations) or (b) if the rating system of any of S&P or Moody’s shall change, then an amendment shall be negotiated in good faith to the references to specific ratings in the table above to reflect such changed rating system or the unavailability of ratings from such rating agency (including an amendment to provide for the substitution of an equivalent or successor ratings agency). In the event that the Borrower’s senior unsecured long-term debt is not rated by either of S&P or Moody’s, then the Facility Fee and applicable LIBOR Spread shall be deemed to be calculated as if the lowest rating category set forth above applied until such time as an amendment to the table above shall be agreed to. Any increase in the Facility Fee or applicable LIBOR Spread determined in accordance with the foregoing table shall become effective on the date of announcement or publication by the Borrower or the applicable rating agency of a reduction in such rating or, in the absence of such announcement or publication, on the effective date of such decreased rating, or on the date of any request by the Borrower to the applicable rating agency not to rate its senior unsecured long-term debt or on the date any of such rating agencies announces it shall no longer rate the Borrower’s senior unsecured long-term debt. Any decrease in the Facility Fee or applicable LIBOR Spread shall be effective on the date of announcement or publication by any of such rating agencies of an increase in rating or in the absence of announcement or publication on the effective date of such increase in rating.
          The applicable margin for ABR Loans shall be the applicable LIBOR Spread minus 100 Basis Points (but not less than 0%).
          SECTION 2.25. Prepayments Required Due to Currency Fluctuation.
          (a) Not later than 1:00 P.M., New York City time, on the last Business Day of each fiscal quarter or at such other time as is reasonably determined by the Administrative Agent (the “Calculation Time”), the Administrative Agent shall determine the Dollar Equivalent of the Revolving Credit Exposure as of such date.
          (b) If at the Calculation Time, the Dollar Equivalent of the Revolving Credit Exposure exceeds the Total Revolving Commitment by 5% or more, then within five Business Days after notice thereof to the Borrower from the Administrative Agent, the Borrower shall prepay Revolving Credit

Loans or Swingline Loans (or cause any Subsidiary Borrower to make such prepayment) in an aggregate principal amount at least equal to such excess. Nothing set forth in this Section 2.25(b) shall be construed to require the Administrative Agent to calculate compliance under this Section 2.25(b) other than at the times set forth in Section 2.25(a).
          SECTION 2.26. Letters of Credit.
          (a) (1) Upon the terms and subject to the conditions hereof, each Issuing Lender agrees to issue standby letters of credit for the account of the Borrower or any Domestic Subsidiary Borrower (the letters of credit issued on and after the Closing Date pursuant to this Section 2.26, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) payable in Dollars from time to time after the Closing Date and prior to the earlier of the Maturity Date and the termination of the Revolving Commitments, upon the request of the Borrower or any Domestic Subsidiary Borrower, provided that (A) neither the Borrower nor any Domestic Subsidiary Borrower shall request that any Letter of Credit be issued if, after giving effect thereto, the Revolving Exposure would exceed the Total Revolving Commitment or the aggregate L/C Exposure would exceed $350,000,000, (B) in no event shall any Issuing Lender issue (x) any Letter of Credit having an expiration date later than five Business Days before the Maturity Date or (y) any Letter of Credit having an expiration date more than one year after its date of issuance, provided that any Letter of Credit with a one-year tenor may provide for the automatic extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (x) above), (C) neither Borrower nor any Domestic Subsidiary Borrower shall request that an Issuing Lender issue any Letter of Credit if, after giving effect to such issuance or reinstatement, the L/C Exposure would exceed the Total Revolving Commitment and (D) an Issuing Lender shall be prohibited from issuing Letters of Credit hereunder upon the occurrence and during the continuance of an Event of Default (provided that such Issuing Lender shall have received notice of such Event of Default pursuant to Section 8.4 hereof and provided further that such notice shall be received at least 24 hours prior to the date on which any Letter of Credit is to be issued). The Administrative Agent will, upon request of any Issuing Lender, confirm the total amount of L/C Exposure and the aggregate outstanding Loans to such Issuing Lender. Letters of Credit outstanding under the Prior Credit Agreement on the Closing Date shall be deemed to have been issued under this Agreement on the Closing Date.
          (2) Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the applicable Issuing Lender, a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Revolving Percentage multiplied by the stated amount of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, an amount equal to such Lender’s Revolving Percentage of each amount paid by such Issuing Lender in respect of each Letter of Credit (as such amount may be increased as set forth below) issued by such Issuing Lender and not reimbursed by the Borrower or the relevant Domestic Subsidiary Borrower on the date due as provided in this Section 2.26 and of any reimbursement payment required to be refunded to the Borrower or the relevant Domestic Subsidiary Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and its other obligations under this Section 2.26 are absolute and unconditional and shall not be affected by any circumstance whatsoever, including (A) any amendment or extension of any Letter of Credit, (B) the occurrence and continuance of a Default or an Event of Default, (C) reduction or termination of the Revolving Commitments, (D) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower, any Domestic Subsidiary Borrower or any other Person for any reason whatsoever or (E) any other occurrence, event or condition, whether or not similar to any of the foregoing; and

that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (3) Neither the Administrative Agent, the Lenders, any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower or the relevant Domestic Subsidiary Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and any Domestic Subsidiary Borrower to the extent permitted by applicable law) suffered by the Borrower or the relevant Domestic Subsidiary Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
          (4) Each Letter of Credit may, at the option of the applicable Issuing Lender, provide that such Issuing Lender may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans, provided that, if payment is not then due to the beneficiary, such Issuing Lender shall deposit the funds in question in an account with such Issuing Lender to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Administrative Agent for distribution to the Lenders (or, if all Obligations shall have been paid in full in cash, to the Borrower or the relevant Domestic Subsidiary Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by an Issuing Lender as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by such Issuing Lender under the related Letter of Credit.
          (5) The Issuing Lender shall not be required to issue Letters of Credit if (i) any Lender is a Defaulting Lender, unless (A) the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.31(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which the Issuing Lender has Fronting Exposure, as it may elect in its sole discretion or (B) the Fronting Exposure resulting from such Defaulting Lender has been reallocated pursuant to Section 2.31(a)(iv); (ii) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it or (iii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally and applicable to customers of such Issuing Lender generally.
          (6) Each Issuing Lender shall, no later than the third Business Day following the last day of each month, provide to Administrative Agent a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by Borrower to such Issuing Lender during such month pursuant to Section 2.26(f). Promptly after the receipt of such schedule from each Issuing Lender, Administrative Agent shall provide to Lenders a summary of such schedules.
          (7) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
          (b) Whenever the Borrower or any Domestic Subsidiary Borrower desires the issuance of a Letter of Credit, it shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the Administrative Agent and the applicable Issuing Lender a written notice no later than 1:00 P.M. (New York time) at least five Business Days prior to the proposed date of issuance provided, however, the Borrower or the relevant Domestic Subsidiary Borrower and the Administrative Agent and such Issuing Lender may agree to a shorter time period. That notice shall specify (i) the Issuing Lender for such Letter of Credit, (ii) the proposed date of issuance (which shall be a Business Day under the laws of the jurisdiction of the applicable Issuing Lender), (iii) the face amount of the Letter of Credit, (iv) the expiration date of the Letter of Credit and (v) the name and address of the beneficiary and (vi) such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice shall be accompanied by a brief description of the underlying transaction and upon the request of the applicable Issuing Lender, the Borrower or the relevant Domestic Subsidiary Borrower shall provide additional details regarding the underlying transaction. If requested by an Issuing Lender, the Borrower or the relevant Domestic Subsidiary Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit, which form shall be furnished in accordance with Section 10.1. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or the relevant Domestic Subsidiary Borrower to, or entered into by the Borrower or the relevant Domestic Subsidiary Borrower with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Concurrently with the giving of written notice of a request for the issuance of a Letter of Credit, the Borrower or the relevant Domestic Subsidiary Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit which, if presented by such beneficiary prior to the expiration date of the Letter of Credit, would require the applicable Issuing Lender to make payment under the Letter of Credit; provided that the applicable Issuing Lender, in its reasonable discretion, may require customary changes in any such documents and certificates. Upon issuance of any Letter of Credit, the applicable Issuing Lender shall notify the Administrative Agent of the issuance of such Letter of

Credit. Promptly after receipt of such notice, the Administrative Agent shall notify each Lender of the issuance and the amount of each such Lender’s respective participation therein.
          (c) The payment of drafts under any Letter of Credit shall be made in accordance with the terms of such Letter of Credit and, in that connection, any Issuing Lender shall be entitled to honor any drafts and accept any documents presented to it by the beneficiary of such Letter of Credit in accordance with the terms of such Letter of Credit and believed by such Issuing Lender in good faith to be genuine. No Issuing Lender shall have any duty to inquire as to the accuracy or authenticity of any draft or other drawing documents which may be presented to it, but shall be responsible only to determine in accordance with customary commercial practices that the documents which are required to be presented before payment or acceptance of a draft under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.
          (d) If any Issuing Lender shall be requested to make payment on any draft presented under a Letter of Credit, such Issuing Lender shall give notice of such request for payment to the Administrative Agent and the Administrative Agent shall give notice to each Revolving Lender no later than 3:00 P.M. New York City time of its respective participation therein on behalf of such Issuing Lender. Each Revolving Lender hereby authorizes and requests such Issuing Lender to advance for its account pursuant to the terms hereof its share of such payment based upon its participation in the Letter of Credit and agrees to reimburse such Issuing Lender by making payment to the Administrative Agent for the account of such Issuing Lender in immediately available funds for the amount so advanced on its behalf no later than 4:00 P.M. New York City time on the date such Issuing Lender makes such request. If such reimbursement is not made by any Revolving Lender in immediately available funds on the same day on which such Issuing Lender shall have made payment on any such draft presented under a Letter of Credit, such Lender shall pay interest thereon to the Administrative Agent, for the account of such Issuing Lenders, at a rate per annum equal to the Issuing Lender’s cost of obtaining overnight funds in the New York Federal Funds Market.
          (e) In the case of any draft presented under a Letter of Credit (provided that the conditions specified in Section 4.2 (other than clause (a) thereof) are then satisfied, and notwithstanding the limitations as to the aggregate principal amount of ABR Loans set forth in Section 2.2(a), as to the time of funding of a Borrowing set forth in Section 2.2(c) and as to the time of notice of a proposed Borrowing set forth in Section 2.3), payment by the applicable Issuing Lender of such draft shall constitute an ABR Loan hereunder, and interest shall accrue from the date the applicable Issuing Lender makes such payment, which ABR Loan, upon and to the extent that a Revolving Lender shall have made reimbursement to the applicable Issuing Lender pursuant to Section 2.26(d), shall constitute such Lender’s ABR Loan hereunder. If any draft is presented under a Letter of Credit and (i) the conditions specified in Section 4.2 are not satisfied or (ii) if the Revolving Commitments have been terminated, then the Borrower or the relevant Domestic Subsidiary Borrower will, upon demand by the Administrative Agent or the applicable Issuing Lender, on the same Business Day of such draft (or on the next Business Day if notice of such draft is received after 10:00 A.M. New York City time), pay to the Administrative Agent, for the account of the applicable Issuing Lender, in immediately available funds, the full amount of such draft.
          (f) (i) The Borrower and each Domestic Subsidiary Borrower agree to pay the following amounts to the Administrative Agent for the account of each Issuing Lender (or, in the case of clauses (B) and (C) below, directly to such Issuing Lender) with respect to Letters of Credit issued by such Issuing Lender hereunder:
          (A) with respect to drawings made under any Letter of Credit issued for the account of the Borrower or such Domestic Subsidiary Borrower, interest, payable on demand, on the amount paid by such Issuing Lender in respect of each such drawing from the date of the drawing to, but excluding, the date such amount is reimbursed by the Borrower or such Domestic Subsidiary Borrower at a rate which is at all times equal to 2% per annum (without duplication of any amounts payable under Section 2.12) in excess of the Alternate Base Rate plus the applicable margin therefore calculated pursuant to Section 2.24; provided that no such default interest shall be payable if such reimbursement is made (a) from the proceeds of Revolving Credit Loans or (b) otherwise in compliance with Section 2.26(e);
          (B) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect (with such fees and standard costs and charges to be due and payable on demand and nonrefundable); and
          (C) a fronting fee computed at the rate agreed to by the Borrower and the applicable Issuing Lender (but, in any event, not greater than 0.20% per annum), computed on the daily amount available to be drawn under each outstanding Letter of Credit issued by such Issuing Lender, such fee to be due and payable in arrears on and through the last day of each fiscal quarter of the Borrower, on the Maturity Date and on the expiration of the last outstanding Letter of Credit.
          (ii) The Borrower and each Domestic Subsidiary Borrower agree to pay to the Administrative Agent for distribution to each Revolving Lender in respect of all outstanding Letters of Credit issued for the account of the Borrower or such Domestic Subsidiary Borrower, such Lender’s Revolving Percentage of a commission on the daily amount available to be drawn under such outstanding Letters of Credit calculated at a rate per annum equal to the LIBOR Spread applicable to Revolving Credit Loans from time to time in effect hereunder; provided, however, any commissions otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to this Section 2.26 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustment in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.31(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account. Such commission shall be payable in arrears on and through the last day of each fiscal quarter of the Borrower and on the later of the Maturity Date and the expiration of the last outstanding Letter of Credit.
          (iii) For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.26(a)(vii).
          (iv) Promptly upon receipt by any Issuing Lender or the Administrative Agent (as applicable) of any amount described in clauses (i) or (ii) of this Section 2.26(f), or any amount described in Section 2.26(e) previously reimbursed to the applicable Issuing Lender by the Revolving Lenders, such Issuing Lender shall distribute such amount to the Administrative Agent and the Administrative Agent shall distribute to each Revolving Lender (other than to any Revolving Lender which has failed to reimburse the Issuing Lender for the applicable drawing) its pro rata share of such amount.
          (v) The obligation of the Borrower and each Domestic Subsidiary Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
               (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement related hereto;
               (b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
               (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
               (d) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
               (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
          (g) If at any time when an Event of Default shall have occurred and be continuing, any Letters of Credit shall remain outstanding, then either the applicable Issuing Lender(s), the Administrative Agent or the Required Lenders may, at its or their option, require the Borrower or the relevant Domestic Subsidiary Borrower to deposit Cash Equivalents in a Cash Collateral Account in an amount equal to the full amount of the L/C Exposure or to furnish other security acceptable to the Administrative Agent and the applicable Issuing Lender(s), provided that the obligation to deposit such cash collateral shall become effective within one Business Day after the Borrower and/or such Domestic Subsidiary Borrower receives notice from the applicable Issuing Lender, the Administrative Agent or the Required Lenders, and provided, further that such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Section 7. Such deposit shall be held by the Administrative Agent as collateral for the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents and at the option and sole discretion of the Administrative Agent and at the Borrower’s and/or the relevant Domestic Subsidiary Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the applicable Issuing Lender(s) for the amount of any drawings honored under Letters of Credit issued by it. If the Borrower or any Domestic Subsidiary Borrower is required to deposit Cash Equivalents (or other security) pursuant to the provisions of this Section 2.26(g) as a result of the occurrence of an Event or Default, such amount (to the extent not applied as set forth in the preceding provisions of this paragraph) shall be returned by the Administrative Agent to the Borrower or such Domestic Subsidiary Borrower within three Business Days after such Event of Default has been cured or waived.
          (h) If at any time, the sum of the Revolving Credit Exposure exceeds the aggregate Revolving Commitments, then the Administrative Agent may, at its option, require the Borrower and/or any Domestic Subsidiary Borrower to deposit Cash Equivalents in a Cash Collateral Account in an amount sufficient to eliminate such excess or to furnish other security for such excess acceptable to the Administrative Agent. Any amounts so delivered pursuant to the preceding sentence shall be applied to reimburse the applicable Issuing Lender(s) for the amount of any drawings honored under Letters of Credit issued for the account of the Borrower or such Domestic Subsidiary Borrower and held as cash collateral for the Obligations. If the Borrower or any Domestic Subsidiary Borrower is required to deposit Cash Equivalents (or other security) pursuant to the provisions of this Section 2.26(h), such amount (to the extent not applied as set forth in the preceding sentence) shall be returned by the Administrative Agent to the Borrower or such Domestic Subsidiary Borrower within three Business Days after such excess is reduced to $0.
          (i) Upon the request of the Administrative Agent, each Issuing Lender shall furnish to the Administrative Agent copies of any Letter of Credit issued by such Issuing Lender and such related documentation as may be reasonably requested by the Administrative Agent.
          (j) If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the Issuing Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Issuing Lender shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied (treating such reinstatement as an issuance of a Letter of Credit for purposes of this clause) and, in each case, directing the Issuing Lender not to permit such reinstatement.
          (k) Notwithstanding the termination of the Revolving Commitments and the payment of the Loans, the obligations of the Borrower, any Domestic Subsidiary Borrower and the Lenders under this Section 2.26 shall remain in full force and effect until the Administrative Agent, each Issuing Lender and the Lenders shall have been irrevocably released from their obligations with regard to any and all Letters of Credit.
          SECTION 2.27. New Local Facilities.
          (a) The Borrower or any Subsidiary Borrower may at any time or from time to time on or after the Closing Date, by notice to the Administrative Agent, request the Revolving Lenders to designate a portion of their respective Revolving Commitments to make Revolving Extensions of Credit denominated in Dollars and any Optional Currency in a jurisdiction inside or outside of the United States pursuant to a newly established sub-facility under the Revolving Facility (each, a “New Local Facility”); provided that (i) both at the time of any such request and upon the effectiveness of any Local Facility Amendment referred to below, no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Sections 6.5 and 6.6 as of the last day of the most recently ended fiscal quarter and (iii) if applicable, a Subsidiary Borrower for such new Local Facility shall be designated pursuant to Section 10.9(b); provided further that (i) Letters of Credit and Swingline Loans shall not be issued or made under a New Local Facility unless the Borrower, the Administrative Agent, and, as applicable, the Swingline Lender and the Issuing Lender have agreed and (ii) no Lender shall be required to make Revolving Extensions of Credit in excess of its Revolving Commitment. Each New Local Facility shall be in a minimum Dollar Equivalent amount of $10,000,000, and the aggregate Dollar Equivalent amounts of the New Local Facilities shall not exceed $250,000,000 at any time. Each notice from the Borrower pursuant to this Section 2.27 shall set forth the requested amount and proposed terms of the relevant New Local Facility. Revolving Lenders wishing to designate a portion of their Revolving Commitments to a New Local Facility (each, a “New Local Facility Lender”) shall have such portion of their Revolving Commitment designated to such New Local Facility on a pro rata basis in accordance with the aggregate Revolving Commitments of the other applicable New Local Facility Lenders unless otherwise agreed by the Borrower, the Administrative Agent and such New Local Facility Lender. The designation of Revolving Commitments to any New Local Facility shall be made pursuant to an amendment (each, a “Local Facility Amendment”) to this Agreement and, as appropriate, the other Fundamental Documents, executed by the Loan Parties, the Administrative Agent and each New Local Facility Lender. Any Local Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Fundamental Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the provisions of this Section, a copy of which shall be made available to each Lender. The effectiveness of any Local Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2 and such other conditions as the parties thereto shall agree. No Revolving Lender shall be obligated to transfer any portion of its Revolving Commitments to a New Local Facility unless it so agrees.
          (b) Notwithstanding any provision of this Agreement to the contrary, each New Local Facility shall be deemed to be a utilization of the Revolving Commitments and upon the effectiveness of a New Local Facility: (i) participating interests of the Lenders in existing and future Letters of Credit and Swingline Loans issued under the Revolving Commitments shall be reallocated based on the respective Revolving Commitments of the Lenders after giving effect to the utilization thereof by the New Local Facilities and (ii) future Revolving Loans shall be funded by the Lenders based on the respective Revolving Commitments of the Lenders after giving effect to the utilization thereof by the New Local Facilities, in each case until reallocated in accordance with this paragraph (b); in each case subject to further adjustments based on the utilization from time to time of the Revolving Commitments by the New Local Facilities. Payments in respect of Letters of Credit, Swingline Loans and Revolving Loans and extensions of credit under New Local Facilities shall be made as directed by the Administrative Agent in order to give effect to this paragraph (b).

          (c) This Section 2.27 shall supersede any provisions in Section 10.9 or any other provision of this Agreement to the contrary as it relates to any Local Facility Amendment.
          (d) As of the Closing Date, the Borrower and the Lenders party thereto have entered into the Australian Local Facility Amendment, pursuant to which an Australian Dollar subfacility has been established on the terms set forth therein.
          SECTION 2.28. Incremental Term Loans.
          (a) The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more tranches of term loans (the “Incremental Term Loans”) be made available under this Agreement to the Borrower or one or more Subsidiary Borrowers; provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, no Incremental Term Loan shall be made if, immediately after giving effect to such Incremental Term Loan, the aggregate outstanding principal amount of the Incremental Term Loans, plus the Total Revolving Commitment at such time, would exceed $1,500,000,000. Each Incremental Term Loan shall (a) rank pari passu in right of payment and of security, if any, with the Revolving Credit Loans and the other Incremental Term Loans, if any; (b) be subject to pricing and maturity agreed to by the Borrower and the Lenders providing such Incremental Term Loan; and (c) not be subject to any scheduled or mandatory principal amortization prior to the Maturity Date (other than customary limited amortization for institutional term loans); provided that except for pricing and maturity (as limited by the preceding paragraph (c)), the terms and conditions applicable to the Incremental Term Loans will be as set forth in this Agreement unless otherwise approved by the Administrative Agent. Each notice from the Borrower pursuant to this Section 2.28 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loan. In the case of Incremental Term Loans, the Lenders providing such Incremental Term Loans, with the consent of the Administrative Agent, may agree to allow the Borrower and its Subsidiaries and controlled Affiliates to become Eligible Assignees with respect to such Incremental Term Loans under circumstances, terms and conditions to be agreed at the time of incurrence but in all cases subject to Section 10.3(l). Incremental Term Loans may be made and may be provided by any existing Lender (but no Lender will have an obligation to provide any portion of any Incremental Term Loan) or by any other bank or other financial institution, in each case subject to the written consent of the Administrative Agent to the extent the Administrative Agent would have a right under this Agreement to consent to an assignment of all or any portion of any Lender’s Loans or Revolving Commitment to such existing Lender or bank, or other financial institution (any such other bank or other financial institution being called an “Incremental Lender”). Commitments in respect of Incremental Term Loans shall become commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Fundamental Documents, executed by the Borrower, each Lender agreeing to provide such commitment, each Incremental Lender, if any, and the Administrative Agent. The Incremental Amendment may, with the consent of the Borrower and the Administrative Agent, effect such amendments to this Agreement and the other Fundamental Documents (including the amendment and restatement thereof and to provide Incremental Lenders with appropriate voting and loan assignment rights and other provisions reflecting the terms of the applicable Incremental Facility) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any portion of any Incremental Term Loan unless it so agrees. Each Incremental Lender shall become party to this Agreement upon acceptance by the Administrative Agent of an Incremental Lender Supplement signed by such Incremental Lender substantially in the form of Exhibit G-2.
          (b) This Section 2.28 shall supersede any provisions in Section 10.9 to the contrary.
          SECTION 2.29. Loan Modification Offers.
          (a) The Borrower may, by written notice to the Administrative Agent from time to time after the Closing Date, make one or more offers (but there shall not be more than two offers outstanding at any one time) (each, a “Loan Modification Offer”) to all the Revolving Lenders to make one or more Permitted Amendments (as defined in clause (c) below) pursuant to procedures reasonably agreed upon by the Borrower and the Administrative Agent, including as to minimum tranche amounts. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than ten Business Days nor more than sixty Business Days after the date of such offer). Permitted Amendments shall become effective only with respect to the Loans and Revolving Commitments of the Revolving Lenders that accept the applicable Loan Modification Offer (each such Lender a “Modifying Lender”). No Revolving Lenders will be required to accept a Loan Modification Offer.
          (b) The Borrower and each Revolving Lender that accepts the Loan Modification Offer shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement and deliver such Loan Modification Agreement to the Lenders. Each of the parties hereto agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement and each other Fundamental Document shall be deemed amended as may be necessary and appropriate (including the amendment and restatement hereof), in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.29. In connection therewith, the Lenders accepting such Loan Modification Offer (and their associated commitments) may be moved into a new tranche of loans and/or commitments hereunder and the Borrower and such Modifying Lenders will agree on the maturity date, interest rate, fees, amount of any letter of credit sub-facility, if any, amount of any swing line sub-facility, if any, of such new tranche of revolving credit commitments, amortization, if any and other procedural mechanics reasonably related thereto. Contemporaneously with the creation of such new tranche, each Modifying Lender’s Revolving Commitment shall be reduced dollar for dollar with its commitment to such new tranche. The Borrower may, at its sole option, terminate or reduce the aggregate Revolving Commitments of the Revolving Lenders that do not accept the Loan Modification Offer. Additionally, to the extent the Borrower has reduced the Revolving Commitments of Lenders that are not Modifying Lenders, it may add any other Eligible Assignee (with the consent of the Administrative Agent and the relevant Issuing Lender, such consent not to be unreasonably withheld or delayed) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Revolving Commitments reduced pursuant to the preceding sentence.
          (c) “Permitted Amendments” shall be (i) an extension of the final termination date of the applicable Revolving Loans and/or Revolving Commitments of the affected Revolving Lenders accepting the applicable Loan Modification Offer (provided that there cannot be more than three final termination dates for Revolving Loans and/or Revolving Commitments without the consent of the Administrative Agent), (ii) a reduction in the Revolving Commitments of the affected Revolving Lenders accepting the Loan Modification Offer, (iii) the payment of the then agreed upon extension fees, if any, to the affected Revolving Lenders accepting the applicable Loan Modification Offer, (iv) increases in pricing with respect to Loans or other extensions of credit of Revolving Commitments of the Revolving Lenders that accept the applicable Loan Modification Offer, if any, (v) the allocation of Letters of Credit and Swingline Loans between any extending tranche and the non-extending tranche and (vi) other amendments which implement the foregoing.
          (d) Permitted Amendments shall be approved by the Revolving Lenders accepting a Loan Modification Offer, the Administrative Agent and the Borrower without the need to obtain the approval of the other Lenders. This Section 2.29 shall supersede any provision in Section 10.9 to the contrary. All Loans to the Borrower under this Agreement shall rank pari-passu in right of payment.
          SECTION 2.30. Cash Collateral.
          (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit under a Letter of Credit, or (ii) if, as of the date the Letter of Credit expires, any balance under the Letters of Credit for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letters of Credit. At any time that there shall exist a Defaulting Lender and after giving effect to the commitment reallocation procedure set forth in Section 2.31(a)(iv), in the event that Fronting Exposure still exists, immediately upon the request of the Administrative Agent, the Issuing Lender or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.31(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
          (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in Cash Collateral Accounts. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.30(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
          (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.30 or Sections 2.26, 2.31 or 8.3 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific Letters of Credit, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
          (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, such determination to be made in the reasonable discretion of the Administrative Agent (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.3)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.30 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and the Issuing Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
          SECTION 2.31. Defaulting Lenders.
          (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
          (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.9.
          (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 8.3, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro-rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by an Issuer Lender or Swingline Lender to be held in a Cash Collateral Account for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth if so determined by the Administrative Agent and the Borrower, to be held in escrow in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuer Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letters of Credit were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and reimbursement obligations owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans, or reimbursement obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or placed in escrow) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.31 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. Promptly following termination of this Agreement (including the termination of all Letters of Credit issued hereunder) and the payment of all amounts owed under this

Agreement (other than unasserted contingent obligations which by their terms survive the termination of this Agreement), all amounts, if any, held in the Cash Collateral Agreement referred to in Section 2.31(a)(ii) shall be returned to the applicable Defaulting Lender(s).
          (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the outstanding amount of the Revolving Credit Loans funded by it and (2) its Revolving Percentage of the stated amount Letters of Credit and Swingline Loans for which Cash Collateral has been provided (and the Borrower shall (A) be required to pay to each of the Issuing Lender and the Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.26(f).
          (iv) Reallocation of Revolving Percentages to Reduce Fronting Exposure. If any Revolving L/C Exposure or Swingline Exposure exist at the time a Lender is a Defaulting Lender:
               (x) such Revolving L/C Exposure or Swingline Exposure will automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders on a pro-rata basis in accordance with their respective Revolving Commitment (without giving effect to the Revolving Commitment of such Defaulting Lender); provided that (A) no non-Defaulting Lender’s Revolving Percentage of the Revolving Loans, the Revolving L/C Exposure and the Swingline Exposure may in any event exceed its Revolving Commitment as in effect at the time of such reallocation, (B) neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim any Loan Party, the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting lender to be a non-Defaulting Lender, and (C) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists.
               (y) to the extent any portion (the “unallocated portion”) of the Defaulting Lender’s Revolving L/C Exposure or Swingline Exposure cannot be reallocated to non-Defaulting Lenders the Borrower will, not later than three Business Days after written demand therefor by the Administrative Agent (at the direction of any Issuing Lender or the Swingline Lender), (A) Cash Collateralize in full its obligations to the Issuing Lenders in respect of the unreallocated portion of such Revolving L/C Exposure, (B) prepay in full its obligations to the Swingline Lender in respect of the unreallocated portion of such Swingline Exposure or (C) make other arrangements reasonably satisfactory to the Administrative Agent and to the Issuing Lenders and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
               (z) to the extent the unreallocated portion of any Revolving L/C Exposure is Cash Collateralized pursuant to clause (y) above, such Cash Collateral will be applied to reimburse the relevant Issuing Lender for the portion of any unreimbursed drawing under a Letter of Credit to which such unreallocated portion relates and, to the extent the remaining portion of such unreimbursed drawing shall not be reimbursed by the Borrower in accordance with Section 2.26(f), the non-Defaulting Lenders will be required pursuant to Section 2.26(b) to fund participations therein in accordance with clause (x) above.

          (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing in their reasonable discretion that a Lender no longer falls within the definition of “Defaulting Lender”, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees or commissions accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
3. REPRESENTATIONS AND WARRANTIES OF BORROWER
          In order to induce the Lenders to enter into this Agreement and to make the Loans and issue and participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and issuance of the Letters of Credit:
          SECTION 3.1. Corporate Existence and Power.
          (a) The Borrower is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and is in good standing or has applied for authority to operate as a foreign corporation or other organization in all jurisdictions where the nature of its properties or business so requires it and where a failure to be in good standing as a foreign corporation or other organization would reasonably be expected to have Material Adverse Effect. Each of the Borrower and each Subsidiary Borrower has the corporate power to execute, deliver and perform its obligations under this Agreement and the other Fundamental Documents and other documents contemplated hereby and to borrow hereunder.
          (b) The Subsidiaries of the Borrower are duly organized and are validly existing in good standing under the laws of their respective jurisdictions of organization and are in good standing or have applied for authority to operate as a foreign corporation or other organization in all jurisdictions where the nature of their properties or business so requires it and where a failure to be in good standing as a foreign corporation or other organization would reasonably be expected to have Material Adverse Effect.
          SECTION 3.2. Corporate Authority, No Violation and Compliance with Law.
          The execution, delivery and performance of this Agreement and the other Fundamental Documents and the borrowings hereunder (a) have been duly authorized by all necessary corporate action on the part of the Borrower and each Subsidiary Borrower, (b) will not violate any provision of any Applicable Law (including any laws related to franchising) applicable to the Borrower or any of its Subsidiaries or any of their respective properties or assets, (c) will not violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Borrower or any of its Subsidiaries, (d) will not violate or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material indenture, bond, note, instrument or any other material agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries or any of their respective properties or assets are bound and (e) will not result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries other than pursuant to this Agreement or any other Fundamental Document, which in the case of clauses (b) and (d), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.3. Governmental and Other Approval and Consents.
          No action, consent or approval of, or registration or filing with, or any other action by, any governmental agency, bureau, commission or court is required in connection with the execution, delivery and performance by the Borrower and each Subsidiary Borrower of this Agreement or the other Fundamental Documents, except such as have been obtained or made and are in full force and effect or where the failure to take such action or obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect.
          SECTION 3.4. Financial Statements of Borrower.
          (a) The audited balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2008, December 31, 2009 and December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such date (the “Consolidated Audited Financial Statements”), fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the dates indicated and the results of operations and cash flows for the periods indicated in conformity with GAAP.
          (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, dated March 31, 2011, and the related consolidated statements of income and of cash flows for the fiscal quarter ended on that date (the “Consolidated Unaudited Financial Statements”; and together with the Consolidated Audited Financial Statements, the “Consolidated Financial Statements”) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          SECTION 3.5. No Change.
          Except for Disclosed Matters, since the date of the most recent audited financial statements referred to in Section 3.4, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
          SECTION 3.6. Copyrights, Patents and Other Rights.
          Each of the Borrower and its Subsidiaries (a) owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) to their knowledge, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, as would not reasonably be expected to have a Material Adverse Effect for any such infringements that, individually or in the aggregate, would not reasonably be expected to have Material Adverse Effect.

          SECTION 3.7. Title to Properties.
          Subject to Section 3.6, each of the Borrower or its Subsidiaries has good title or valid leasehold interests to each of the properties and assets reflected on the most recent balance sheet referred to in Section 3.4 (other than properties or assets owned by a Person that is consolidated with the Borrower or any of its Subsidiaries under GAAP but is not a Subsidiary of the Borrower ), except for defects in title or interests that would not reasonably be expected to have Material Adverse Effect, and all such properties and assets are free and clear of Liens, except Permitted Encumbrances.
          SECTION 3.8. Litigation.
          Except for Disclosed Matters, there are no lawsuits or other proceedings pending (including, but not limited to, matters relating to Environmental Law and Environmental Liability), or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any of their respective properties, by or before any Governmental Authority or arbitrator, which would reasonably be expected to have Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default would reasonably be expected to have Material Adverse Effect.
          SECTION 3.9. Federal Reserve Regulations.
          Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, for any purpose violative of or inconsistent with any of the provisions of Regulation U or X of the Board.
          SECTION 3.10. Investment Company Act.
          The Borrower is not, and will not during the term of this Agreement be, an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.
          SECTION 3.11. Enforceability.
          This Agreement and the other Fundamental Documents when executed by all parties hereto and thereto will constitute legal, valid and binding obligations (as applicable) of the Borrower and the other Loan Parties party to such Fundamental Documents (enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law).
          SECTION 3.12. Taxes.
          Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state and local Tax returns which are required to be filed, and has paid or has caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          SECTION 3.13. Compliance with ERISA.
          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no ERISA Event has occurred or is reasonably expected to occur; (b) the Borrower, each of its Material Subsidiaries and each of its ERISA Affiliates is in compliance with the provisions of ERISA and the Code applicable to Plans, and the regulations and published interpretations thereunder applicable to such entity in connection therewith, if any; (c) neither the Borrower nor any of its Subsidiaries has engaged in a transaction which would result in the incurrence of liability under Section 4069 of ERISA; and (d) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
          SECTION 3.14. Disclosure.
          As of the Closing Date, neither this Agreement nor any factual information set forth in the Confidential Information Memorandum (excluding projections, other forward looking information and information of a general economic or industry nature) dated June 20, 2011, when taken as a whole contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements were made. At the Closing Date, there is no fact known to the Borrower which has not been disclosed to the Lenders and which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Borrower has delivered to the Administrative Agent certain projections relating to the Borrower and its Consolidated Subsidiaries. Such projections are based on good faith estimates and assumptions believed to be reasonable at the time made, provided, however, that the Borrower makes no representation or warranty that such assumptions will prove in the future to be accurate or that the Borrower and its Subsidiaries will achieve the financial results reflected in such projections (it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results may differ and that such differences may be material).
          SECTION 3.15. Environmental Liabilities.
          Except for the Disclosed Matters and except with respect to any matters, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any circumstances that are reasonably likely to become the basis for any claim of Environmental Liability against the Borrower or any of its Subsidiaries.
          SECTION 3.16. Material Subsidiaries.
          The Material Subsidiaries existing on the Closing Date (calculated as of December 31, 2010) are listed on Schedule 3.16.

          SECTION 3.17. Anti-Terrorism Laws.
          The Borrower is not and, to the knowledge of the Borrower, none of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.
          The Borrower is not and, to the knowledge of the Borrower, none of its Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:
          (a) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (b) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (c) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (e) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication or such list.
          The Borrower is not and, to the knowledge of the Borrower, none of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
4. CONDITIONS OF LENDING
          SECTION 4.1. Conditions Precedent to Closing.
          The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
          (a) Fundamental Documents. The Administrative Agent shall have received this Agreement and any Notes requested in writing at least three Business Days prior to the Closing Date, each executed and delivered by a duly authorized officer of each of the Loan Parties party thereto.
          (b) Financial Statements. The Lenders shall have received the Consolidated Financial Statements, which, in the case of the Consolidated Audited Financial Statements for 2008, 2009 and

2010, may be delivered to the Lenders by delivery of the Borrower’s Form 10-K filed with the Securities and Exchange Commission containing such financial statements.
          (c) Payment of Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least three Business Days before the Closing Date.
          (d) Corporate Documents for the Loan Parties. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and by-laws of such Loan Party as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Loan Party authorizing the borrowings hereunder, in the case of the Borrower, and the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents to which such Loan Party is party to and any other documents required or contemplated hereunder; (C) as to the incumbency and specimen signature of each Responsible Officer of such Loan Party executing the Fundamental Documents to which such Loan Party is a party to or any other document delivered by it in connection herewith (such certificate to contain a certification by another Responsible Officer of such Loan Party as to the incumbency and signature of the Responsible Officer signing the certificate referred to in this paragraph (d)); and (D) that attached thereto are true and complete copies of such documents and certifications evidencing that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          (e) Opinions of Counsel. The Administrative Agent shall have received the executed written opinion, dated the date of the Closing Date and addressed to the Administrative Agent and the Lenders, of Kirkland & Ellis LLP, counsel to the Borrower, substantially in the form of Exhibit A.
          (f) Officer’s Certificate. The Administrative Agent shall have received a certificate of the Borrower’s chief executive officer or chief financial officer certifying, as of the Closing Date, compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2.
          (g) Projections. The Lenders shall have received projections through 2014, which may be delivered to the Lenders by delivery of the Confidential Information Memorandum referred to in Section 3.14.
          (h) [Intentionally Omitted].
          (i) Approvals. All material governmental and third party approvals necessary in connection with the continuing operations of the Borrower and the financing contemplated hereby shall have been obtained and be in full force and effect.
          (j) Material Adverse Effect. The Lenders shall be satisfied that (i) there has been no development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect since March 31, 2011 and (ii) the Borrower and its subsidiaries are not party to or subject to any litigation or proceeding which would be likely to have a Material Adverse Effect.
          (k) Prior Credit Agreement. The Prior Credit Agreement shall have been terminated and all unpaid amounts thereunder (other than unasserted contingent obligations which by their terms survive termination) shall have been paid in full.

          (l) Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by such Person at least three Business Days prior to the Closing Date.
          (m) The Administrative Agent shall have received a Solvency Certificate from the Borrower.
          (n) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
          SECTION 4.2. Conditions Precedent to Each Extension of Credit.
          The obligation of the Lenders to make each Loan and of any Issuing Lender to issue a Letter of Credit, including the initial extensions of credit hereunder, is subject to the following conditions precedent:
          (a) Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or Letter of Credit, as applicable, as required by this Agreement.
          (b) Representations and Warranties. The representations and warranties set forth in Section 3 hereof and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of each Borrowing or issuance of a Letter of Credit hereunder (except to the extent that such representations and warranties expressly relate to an earlier date) with the same effect as if made on and as of such date; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.
          (c) No Event of Default. No Event of Default or Default shall have occurred and be continuing; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.
          (d) Extensions of Credit to a Subsidiary Borrower. The representations and warranties contained in Section 3.1, 3.2 and 3.3 as to any Subsidiary Borrower to which a Revolving Extension of Credit is to be made shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit hereunder; provided, however, that this condition shall not apply to a Revolving Credit Borrowing which is solely refinancing outstanding Revolving Credit Loans and which, after giving effect thereto, has not increased the aggregate amount of outstanding Revolving Credit Loans.
Each Borrowing and each issuance of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section.

5. AFFIRMATIVE COVENANTS
          From the date of the initial Loan and for so long as the Revolving Commitments shall be in effect or any amount shall remain outstanding or unpaid under this Agreement or there shall be any outstanding L/C Exposure, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its Subsidiaries to:
          SECTION 5.1. Financial Statements, Reports, etc.
          The Borrower will furnish to the Administrative Agent and to each Lender:
          (a) As soon as is practicable, but in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, shareholders’ equity and cash flows for such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied by an opinion of Deloitte & Touche LLP or such other independent certified public accountants of recognized standing as shall be retained by the Borrower and reasonably satisfactory to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall (A) be unqualified as to going concern and scope of audit and shall state that such financial statements fairly present the financial condition of the Borrower and its Consolidated Subsidiaries, as at the dates indicated and the results of the operations and cash flows for the periods indicated and (B) contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements;
          (b) As soon as is practicable, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited statements of income (or changes in financial position) for such quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, together with a certificate signed by the chief financial officer or a vice president responsible for financial administration of the Borrower to the effect that such financial statements, while not examined by independent public accountants, fairly present in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries, as at the end of the fiscal quarter and portion of the fiscal year then ended and the results of their operations for the quarter and portion of the fiscal year then ended in conformity with GAAP consistently applied, subject only to year-end audit adjustments and to the absence of footnote disclosure;
          (c) Together with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of the Responsible Officer, substantially in the form of Exhibit C hereto (i) stating whether or not the signer has actual knowledge of any Default or Event of Default and, if so, specifying each such Default or Event of Default of which the signer has actual knowledge, the nature thereof and any action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event and (ii) demonstrating in reasonable detail compliance with the provisions of Sections 6.5 and 6.6 hereof;
          (d) With reasonable promptness, copies of such financial statements and reports that the Borrower may make to, or file with, the SEC and such other information, certificates and data (including, without limitation, copies of Letters of Credit) with respect to the Borrower and its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent or any of the Lenders;

          (e) Promptly upon any Responsible Officer obtaining actual knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer specifying the nature and period of existence of such Default or Event of Default and what action the Borrower has taken, is taking and proposes to take with respect thereto; and
          (f) Promptly upon any Responsible Officer of the Borrower or any of its Subsidiaries obtaining actual knowledge of (i) the institution of any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting the Borrower or any of its Subsidiaries or any of their assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in each case would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly give notice thereof to the Lenders and provide such other information as may be requested by the Administrative Agent or any Lender that is reasonably available to it (without waiver of any applicable evidentiary privilege) to enable the Lenders to evaluate such matters;
          (g) Together with each set of financial statements required by paragraph (a) above, a certificate of the independent certified public accountants rendering the report and opinion thereon (which certificate may be limited to the extent required by accounting rules or otherwise) stating that, in connection with their audit, nothing has come to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Sections 5.4, 5.5, 5.6, 6.1, 6.2 and 6.4 through 6.7, inclusive, or if a failure to comply has come to their attention, specifying the nature and period of existence thereof;
          (h) Information required to be delivered pursuant to paragraphs (a), (b) and (d) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at the website address listed on the signature pages of such notice, at www.sec.gov or at another website accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (d) of this Section 5.1 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Bookrunners will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Bookrunners, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

          SECTION 5.2. Corporate Existence; Compliance with Statutes.
          Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, material rights, licenses, permits and franchises and comply, except where failure to comply, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, with all provisions of Applicable Law, and all applicable restrictions imposed by, any Governmental Authority, including without limitation, the Federal Trade Commission’s “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” as amended from time to time (16 C.F.R. §§ 436.1 et seq.) and all state laws and regulations of similar import; provided, however, that mergers, dissolutions and liquidations permitted under Section 6.2 shall be permitted.
          SECTION 5.3. Insurance.
          Maintain with financially sound and reputable insurers insurance in such amounts and against such risks as are customarily insured against by companies in similar businesses; provided, however, that (a) workmen’s compensation insurance or similar coverage may be effected with respect to its operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and (b) such insurance may contain self-insurance retention and deductible levels consistent with normal industry practices.
          SECTION 5.4. Taxes and Charges.
          Duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all federal, state or local Taxes, assessments, levies and other governmental charges, imposed upon the Borrower or any of its Subsidiaries or their respective properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid would reasonably be expected to result in a Material Adverse Effect; provided, however, that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary by the Borrower in accordance with GAAP; and provided, further, that the Borrower will pay all such Taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any material Lien which may have attached as security therefor (unless the same is fully bonded or otherwise effectively stayed).
          SECTION 5.5. ERISA Compliance and Reports.
          Furnish to the Administrative Agent: (a) as soon as possible, and in any event within 30 days after any executive officer (as defined in Regulation C under the Securities Act of 1933) of the Borrower actually knows that any ERISA Event with respect to any Plan has occurred, a statement of the chief financial officer of the Borrower, setting forth details as to such ERISA Event and the action which it proposes to take with respect thereto, together with a copy of the notice of such ERISA Event, if any, required to be filed with the PBGC by the Borrower or any of its Subsidiaries; (b) promptly after receipt thereof, a copy of any notice the Borrower or any of its Subsidiaries may receive from the PBGC relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan; provided that the Borrower shall not be required to notify the Administrative Agent of the occurrence of any of the events set forth in the preceding clauses (a) and (b) unless such event, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Borrower and its Subsidiaries

taken as a whole; or (c) promptly upon the reasonable request of the Administrative Agent, copies of each annual and other report filed with the IRS, DOL or PBGC with respect to any Plan.
          SECTION 5.6. Maintenance of and Access to Books and Records; Examinations.
          Maintain or cause to be maintained at all times true and complete in all material respects books and records of its financial operations (in accordance with GAAP) and provide the Administrative Agent and its representatives reasonable access to all such books and records and to any of their properties or assets during regular business hours and upon advance written notice (provided that reasonable access to such books and records and to any of the Borrower’s properties or assets shall be made available to the Lenders if an Event of Default has occurred and is continuing), in order that the Administrative Agent may make such audits and examinations and make abstracts from such books, accounts and records (in each case subject to the Borrower or its Subsidiaries’ obligations under applicable confidentiality provisions) and may discuss the affairs, finances and accounts with, and be advised as to the same by, officers and, so long as a representative of the Borrower is present, independent accountants, all as the Administrative Agent may deem appropriate for the purpose of verifying the various reports delivered pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement. Notwithstanding Section 10.4, unless any such visit or inspection is conducted after the occurrence and during the continuance of a Default or an Event of Default, the Borrower shall not be required to pay any costs or expenses incurred by the Administrative Agent, any Lender or any other Person in connection with such visit or inspection.
          SECTION 5.7. Maintenance of Properties.
          Keep its properties which are material to its business in good repair, working order and condition consistent with industry practice, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.8. Changes in Character of Business.
          Cause the Borrower and its Subsidiaries taken as a whole to be primarily engaged in the vacation ownership, vacation rental and exchange, lodging and franchising and services businesses.
6. NEGATIVE COVENANTS
          From the date of the initial Loan and for so long as the Revolving Commitments shall be in effect or any amount shall remain outstanding or unpaid under this Agreement or there shall be any outstanding L/C Exposure, unless the Required Lenders shall otherwise consent in writing, the Borrower agrees that it will not, nor will it permit any of its Subsidiaries to, directly or indirectly:
          SECTION 6.1. Limitation on Indebtedness.
          Incur, assume or suffer to exist any Indebtedness of any Material Subsidiary except:
          (a) Indebtedness in existence on the Closing Date, or required to be incurred pursuant to a contractual obligation in existence on the Closing Date and any refinancing, extensions, renewals or modifications thereof, so long as such refinancing, renewals, extensions or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended or modified (other than increases to pay fees and expenses incurred in connection therewith), and (ii) rank pari-passu with the Indebtedness being refinanced;

          (b) Indebtedness (including Capital Leases) incurred in connection with or as a component of the purchase price of any property of any Material Subsidiary or that was existing on any property acquired by such Material Subsidiary at the time of acquisition thereof by such Material Subsidiary and assumed in connection with such acquisition (other than Indebtedness issued in connection with, or in anticipation of, such acquisitions) or otherwise incurred to finance the acquisition, construction or improvement of any property (including, without limitation, Indebtedness incurred to finance the cost of acquisition or construction of such property within 24 months after such acquisition or the completion of such improvement or construction); and any refinancing, extension or renewals of such Indebtedness as long as such refinancing, extensions, renewals or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended or modified (other than increases to pay fees and expenses incurred in connection therewith), (ii) do not result in a change of the obligors in respect of such Indebtedness and (iii) rank pari-passu with the Indebtedness being refinanced;
          (c) Guaranty Obligations;
          (d) Indebtedness owing by any Material Subsidiary to the Borrower or any other Subsidiary;
          (e) Indebtedness of any Material Subsidiary issued and outstanding prior to the date on which such Person became a Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Person becoming a Subsidiary of the Borrower); provided that immediately prior and on a Pro Forma Basis after giving effect to, such Person becoming a Subsidiary of the Borrower, no Default or Event of Default shall occur or then be continuing and the aggregate principal amount of such Indebtedness, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (f) and (g) below, shall not exceed the greater of 15% of Consolidated Net Worth and $200,000,000;
          (f) any refinancing, renewal, extension or modification of Indebtedness under paragraph (e) above so long as such refinancing, renewals, extensions or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended or modified (other than increases to pay fees and expenses incurred in connection therewith), and (ii) rank pari-passu with the Indebtedness being refinanced;
          (g) other Indebtedness of any Material Subsidiary in an aggregate principal amount which, when added to the aggregate outstanding principal amount of Indebtedness permitted by paragraphs (e) and (f) above, does not exceed the greater of 15% of Consolidated Net Worth and $200,000,000;
          (h) Securitization Indebtedness;
          (i) derivatives transactions entered into in the ordinary course of business pursuant to hedging programs;
          (j) Indebtedness under the Landal Facilities in an aggregate principal amount not to exceed $250,000,000;
          (k) Indebtedness under the WVRAP Facilities in an aggregate principal amount not to exceed $200,000,000, provided that the amount of Indebtedness permitted under this Section 6.1(k) shall be reduced in an equal amount by the amount of Securitization Indebtedness incurred by WVRAP or any of its Subsidiaries;

          (l) Non-Recourse Indebtedness in an aggregate principal amount not to exceed $100,000,000;
          (m) Indebtedness of any Subsidiary issued and outstanding prior to the date on which such Person became a Material Subsidiary (other than Indebtedness issued in connection with, or in anticipation of, such Person becoming a Material Subsidiary) and any refinancing, renewal, extension or modification of such Indebtedness so long as such refinancing, renewals, extensions or modifications (i) do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, extended, or modified (other than increases to pay fees and expenses incurred in connection therewith) and (ii) rank pari-passu with the Indebtedness being refinanced; and
          (n) Indebtedness of any Loan Party pursuant to any Fundamental Document.
If the Material Subsidiary’s action or event meets the criteria of more than one of the types of Indebtedness described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).
          SECTION 6.2. Consolidation, Merger, Sale of Assets.
          (a) Neither the Borrower nor any of its Material Subsidiaries (in one transaction or series of transactions) will wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except any merger, consolidation, dissolution or liquidation (i) in which the Borrower is the surviving entity or if the Borrower is not a party to such transaction then a Subsidiary is the surviving entity or the successor to the Borrower has unconditionally assumed in writing all of the payment and performance obligations of the Borrower under this Agreement and the other Fundamental Documents, (ii) in which the surviving entity becomes a Subsidiary of the Borrower immediately upon the effectiveness of such merger, consolidation, dissolution or liquidation, or (iii) involving a Subsidiary in connection with a transaction permitted by Section 6.2(b); provided, however, that immediately prior to and on a Pro Forma Basis after giving effect to any such transaction described in any of the preceding clauses (i), (ii) and (iii) no Default or Event of Default has occurred and is continuing.
          (b) The Borrower and its Material Subsidiaries (whether in one transaction or series of related transactions) will not sell or otherwise dispose of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole.
          SECTION 6.3. Limitations on Liens.
          Suffer any Lien on the property of the Borrower or any of the Material Subsidiaries, except:
          (a) Liens for taxes, assessments, governmental charges and other similar obligations not yet due or which are being contested in good faith by appropriate proceedings;
          (b) Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;
          (c) Liens securing Indebtedness permitted by Section 6.1(b) if (i) such Liens secure Indebtedness in an amount no greater than cost of the acquisition, construction or improvement of such property so financed (plus fees and expenses incurred in connection therewith); (ii) such Liens do not extend to or cover any property of any Material Subsidiary other than the property so acquired, constructed or improved and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is property being improved by such acquired property and (iii) such transaction does not otherwise violate this Agreement;
          (d) Liens upon real and/or personal property, which property was acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Material Subsidiaries, each of which Liens existed on such property before the time of its acquisition and was not created in anticipation thereof; provided, however, that no such Lien shall extend to or cover any property of the Borrower or such Material Subsidiary other than the respective property so acquired and improvements thereon;
          (e) to the extent not covered by clause (b) above, Liens securing judgments which do not constitute an Event of Default;
          (f) Liens created under any Fundamental Document;
          (g) Liens existing on the Closing Date and any extensions or renewals thereof;
          (h) Liens securing (or covering property constituting the source of payment for) any Indebtedness permitted pursuant to clauses (d), (h), (j), (k) or (l) of Section 6.1;
          (i) to the extent not covered by clause (h) above, Liens on equity interests or other securities issued by a Securitization Entity, securing (or covering property constituting the source of payment for) Securitization Indebtedness; and
          (j) other Liens securing obligations having an aggregate principal amount not to exceed the greater of 15% of Consolidated Net Worth and $200,000,000.
If the Borrower’s or the Material Subsidiary’s action or event meets the criteria of more than one of the types of Liens described in the clauses above, the Borrower in its sole discretion may classify such action or event in one or more clauses (including in part under one such clause and in part under another such clause).
          SECTION 6.4. Sale and Leaseback.
          Enter into any arrangement with any Person or Persons, whereby in contemporaneous transactions the Borrower or any of its Material Subsidiaries sells essentially all of its right, title and interest in a material asset and the Borrower or any of its Material Subsidiaries acquires or leases back the right to use such property except that the Borrower and its Subsidiaries may enter into sale-leaseback transactions relating to assets not in excess of $150,000,000 in the aggregate on a cumulative basis, and except any arrangements existing on the Closing Date, including but not limited to sale-leaseback transactions existing under the Landal Facilities, and any renewals, extensions or modifications thereof, or replacements or substitutions therefor, so long as such renewals, extensions or modifications are effected on substantially the same terms or on terms which, in the aggregate, are not more adverse to the Lenders in any material respect.

          SECTION 6.5. Consolidated Leverage Ratio.
          Permit the Consolidated Leverage Ratio for any Rolling Period ending after June 30, 2011 to be greater than 3.75 to 1.0.
          SECTION 6.6. Consolidated Interest Coverage Ratio.
          Permit the Consolidated Interest Coverage Ratio for any Rolling Period ending after June 30, 2011 to be less than 3.0 to 1.0.
          SECTION 6.7. Accounting Practices.
          Establish a fiscal year ending on any date other than December 31, or modify or change accounting treatments or reporting practices except as otherwise required or permitted by GAAP or the SEC.
7. EVENTS OF DEFAULT
          In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):
          (a) any representation or warranty made by the Borrower or any Subsidiary Borrower in this Agreement or any other Fundamental Document or in connection with this Agreement or with the Borrowings hereunder, or any statement or representation made in any report, financial statement, certificate or other document furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered;
          (b) default shall be made in the payment of any principal of or interest on any Loan, any reimbursement obligation with respect to Letters of Credit, or of any fees or other amounts payable by the Borrower or any Subsidiary Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and (i) in the case of payments of interest, Facility Fees and fees payable under Section 2.26, such default shall continue unremedied for five days, and (ii) in the case of payments other than of any principal amount of or interest on any Loan or any reimbursement obligation with respect to Letters of Credit, Facility Fees and fees payable under Section 2.26, such default shall continue unremedied for five days after written notice of non-payment has been received by the Borrower or such Subsidiary Borrower from the Administrative Agent;
          (c) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(e) (with respect to notice of Default or Events of Default) or Section 6 of this Agreement;
          (d) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, or any other Fundamental Document and such default shall continue unremedied for thirty days after notice has been given to the Borrower by the Administrative Agent of such default;
          (e) (i) default in payment shall be made with respect to any Indebtedness of the Borrower or any of its Material Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; or (ii) default in payment or performance shall be made with respect to any Indebtedness of the Borrower or any of its Material Subsidiaries (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate, if the effect of such default is to result in the acceleration of the maturity of such Indebtedness; or (iii) any other circumstance shall arise (other than the mere passage of time) by reason of which the Borrower or any Material Subsidiary of the Borrower is required to redeem or repurchase, or offer to holders the opportunity to have redeemed or repurchased, any such Indebtedness (other than Securitization Indebtedness) where the amount or amounts of such Indebtedness exceeds $50,000,000 in the aggregate; provided that clause (iii) shall not apply to secured Indebtedness that becomes due as a result of a voluntary sale of the property or assets securing such Indebtedness or Indebtedness that is redeemed or repurchased at the option of the Borrower or any of its Material Subsidiaries; provided, that clauses (ii) and (iii) shall not apply to any Indebtedness of any Subsidiary issued and outstanding prior to the date such Subsidiary became a Material Subsidiary of the Borrower (other than Indebtedness issued in connection with, or in anticipation of, such Subsidiary becoming a Material Subsidiary of the Borrower) if such default or circumstance arises solely as a result of a “change of control” provision applicable to such Indebtedness which becomes operative as a result of the acquisition of such Subsidiary by the Borrower or any of its Subsidiaries; and provided, further, that in the case of any derivative transaction described in Section 6.1(i), each reference in this clause (e) to the amount of $50,000,000 shall mean the amount payable by the Borrower or any of its Material Subsidiaries in connection with a default or “other circumstance” described in clause (i), (ii) or (iii) and not to the notional amount of such derivative transaction;
          (f) the Borrower or any of its Material Subsidiaries shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or the Borrower or any Material Subsidiary thereof shall take any action to authorize any of the foregoing;
          (g) any involuntary case, proceeding or other action against the Borrower or any of its Material Subsidiaries shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty days;
          (h) the occurrence of a Change in Control;
          (i) final judgment(s) for the payment of money in excess of $50,000,000 (to the extent not paid or covered by insurance) shall be rendered against the Borrower or any of its Material Subsidiaries which within thirty days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty days from the entry of a final order of affirmance on appeal; or

          (j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred (with respect to which the Borrower has a liability which has not yet been satisfied), would result in a Material Adverse Effect;
then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may or shall, if directed by the Required Lenders, take either or both of the following actions, at the same or different times: terminate forthwith the Revolving Commitments and/or declare the principal of and the interest on the Loans and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding. If an Event of Default specified in paragraphs (f) or (g) above shall have occurred, the principal of and interest on the Loans and all other amounts payable hereunder or thereunder shall thereupon and concurrently become due and payable without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement to the contrary notwithstanding and the Revolving Commitments of the Lenders shall thereupon forthwith terminate. Upon acceleration of payment of the Loans, all obligations under this Agreement denominated in currencies other than Dollars shall, at the option of the Administrative Agent, be converted to Dollars in accordance with this Agreement.
8. THE ADMINISTRATIVE AGENT AND EACH ISSUING LENDER
          SECTION 8.1. Administration by Administrative Agent.
          The general administration of the Fundamental Documents and any other documents contemplated by this Agreement shall be by the Administrative Agent or its designees. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents and any other documents contemplated by this Agreement as are delegated by the terms hereof or thereof, as appropriates together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.9) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, any Subsidiary Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein. Any Lender which is not the Administrative Agent (regardless of whether such Lender bears the title of any other Agent or any similar title, as indicated on the signature pages hereto) for the credit facility hereunder shall not have any duties or responsibilities except as a Lender hereunder.
          SECTION 8.2. Advances and Payments.
          (a) On the date of each Loan, the Administrative Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with this Agreement. Each of the Lenders hereby authorizes and requests the Administrative Agent to advance for its account, pursuant to the terms hereof, the amount of the Loan to be made by it, unless with respect to any Lender, such Lender has theretofore specifically notified the Administrative Agent that such Lender does not intend to fund that particular Loan. Each of the Lenders agrees forthwith to reimburse the Administrative Agent in immediately available funds for the amount so advanced on its behalf by the Administrative Agent pursuant to the immediately preceding sentence. If any such reimbursement is not made in immediately available funds on the same day on which the Administrative Agent shall have made any such amount available on behalf of any Lender in accordance with this Section 8.2, such Lender shall pay interest to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of obtaining overnight funds in the New York Federal Funds Market. Notwithstanding the preceding sentence, if such reimbursement is not made by the second Business Day following the day on which the Administrative Agent shall have made any such amount available on behalf of any Lender or such Lender has indicated that it does not intend to reimburse the Administrative Agent, the Borrower or the relevant Subsidiary Borrower shall immediately pay such unreimbursed advance amount (plus any accrued, but unpaid interest at the rate applicable to ABR Loans) to the Administrative Agent.
          (b) Any amounts received by the Administrative Agent in connection with this Agreement the application of which is not otherwise provided for shall be applied, in accordance with each of the Lenders’ pro rata interest therein where applicable, first, to pay amounts payable to the Administrative Agent and the Issuing Lenders, second, to pay accrued but unpaid Facility Fees, third, to pay accrued but unpaid interest on the Loans and letter of credit commissions, fourth, to pay the principal balance outstanding on the Loans and unpaid reimbursement obligations in respect of Letters of Credit and fifth to pay other amount payable to the Leaders. All amounts to be paid to any of the Lenders by the Administrative Agent shall be credited to the Lenders, promptly after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.
          SECTION 8.3. Sharing of Setoffs and Cash Collateral.
          Each of the Lenders agrees that if it shall, through the operation of Sections 2.21, 2.26(g) or 2.26(h) hereof or the exercise of a right of bank’s lien, setoff or counterclaim against the Borrower or any Subsidiary Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Revolving Credit Loans, Revolving L/C Exposure or Swingline Participation Amounts as a result of which the unpaid portion of its Revolving Credit Loans, Revolving L/C Exposure or Swingline Participation Amounts, as applicable, is proportionately less than the unpaid portion of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Revolving Credit Loans, Revolving

L/C Exposure or Swingline Participation Amounts, as applicable, of such other Lenders, so that the aggregate unpaid principal amount of each of the Lenders’ Revolving Credit Loans, Revolving L/C Exposure and Swingline Participation Amounts and its participation in Revolving Credit Loans, Revolving L/C Exposure and Swingline Participation Amounts of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans, Revolving L/C Exposure and Swingline Participation Amounts then outstanding as the principal amount of its Revolving Credit Loans, Revolving L/C Exposure and Swingline Participation Amounts prior to the obtaining of such payment was to the principal amount of all Revolving Credit Loans, Revolving L/C Exposure and Swingline Participation Amounts outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata.
          SECTION 8.4. Notice to the Lenders.
          Upon receipt by the Administrative Agent from the Borrower or any Subsidiary Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders (including any Issuing Lender) in writing (which shall include telegraphic communications) of the nature of such communication or of the Event of Default, as the case may be.
          SECTION 8.5. Liability of Administrative Agent and each Issuing Lender.
          (a) The Administrative Agent or any Issuing Lender, when acting on behalf of the Lenders may execute any of its duties under this Agreement by or through its officers, agents, or employees and neither the Administrative Agent, the Issuing Lenders nor their respective directors, officers, agents, or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent, the Issuing Lenders and their respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Administrative Agent, the Issuing Lenders nor any of their respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, or for the perfection of any security interest contemplated by, this Agreement or any related agreement, document or order, or for the designation or failure to designate this transaction as a “Highly Leveraged Transaction” for regulatory purposes, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any Subsidiary Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any related agreement or document.
          (b) Neither the Administrative Agent, the Issuing Lenders, nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Borrower or any Subsidiary Borrower on account of the failure or delay in performance or breach by any of the Lenders or the Borrower or any Subsidiary Borrower of any of their respective obligations under this Agreement or any related agreement or document or in connection herewith or therewith.
          (c) The Administrative Agent, and the Issuing Lenders, in such capacities hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper

Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it.
          SECTION 8.6. Reimbursement and Indemnification.
          Each of the Lenders severally and not jointly agrees (to the extent not reimbursed or otherwise paid by the Borrower or any Subsidiary Borrower (pursuant to Section 10.4 or 10.5 hereof)) (i) to reimburse the Administrative Agent, the Syndication Agent and the Bookrunners in the amount of its Aggregate Exposure Percentage, for any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the administration or enforcement thereof; (ii) to indemnify and hold harmless the Administrative Agent, the Syndication Agent and the Bookrunners and any of their respective directors, officers, employees, or agents, on demand, in the amount of its Aggregate Exposure Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of the Fundamental Documents or any action taken or omitted by it or any of them under the Fundamental Documents to the extent not reimbursed by the Borrower or one of its Subsidiaries (including any Subsidiary Borrower) (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification as determined by a final and non-appealable judgment of a court of competent jurisdiction); and (iii) to indemnify and hold harmless the Issuing Lenders and any of their respective directors, officers, employees, or agents or demand in the amount of its proportionate share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatever which may be imposed or incurred by or asserted against it relating to or arising out of the issuance of any Letters of Credit not reimbursed by the Borrower or one of its Subsidiaries (including any Subsidiary Borrower) (except such as shall result from the gross negligence or willful misconduct of the Person seeking indemnification as determined by a final and non-appealable judgment of a court of competent jurisdiction).
          SECTION 8.7. Rights of Administrative Agent.
          It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Subsidiary (including any Subsidiary Borrower) or other Affiliate thereof as though it were not the Administrative Agent on behalf of the Lenders under this Agreement.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent; provided that no such delegation shall limit or reduce in any way the Administrative Agent’s duties and obligations to the Borrower or any Subsidiary Borrower under this Agreement. The Administrative Agent and any such sub-agent, and any Affiliate of the Administrative Agent or any such sub-agent, may perform any and all its duties and exercise its rights and powers through their respective directors, officers, employees, agents and advisors. The exculpatory provisions of Section 8.5 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          SECTION 8.8. Independent Investigation by Lenders.
          Each of the Lenders acknowledges that it has decided to enter into this Agreement and to make the Loans and issue and participate in the Letters of Credit hereunder, and will continue to make such decisions, based on its own analysis of the transactions contemplated hereby, based on such documents and other information as it has deemed appropriate and on the creditworthiness of the Borrower and agrees that neither the Administrative Agent nor any Issuing Lender shall bear responsibility therefor.
          SECTION 8.9. Notice of Transfer.
          The Administrative Agent and the Issuing Lenders may deem and treat any Lender which is a party to this Agreement as the owners of such Lender’s respective portions of the Loans and Letter of Credit reimbursement rights for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective pursuant to Section 10.3.
          SECTION 8.10. Successor Administrative Agent.
          The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which successor shall (i) unless an Event of Default has occurred and is continuing, be approved in writing by the Borrower and (ii) be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and approved by the Borrower, if applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth in clauses (i) and (ii) of the prior sentence; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Fundamental Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Fundamental Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Fundamental Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Fundamental Documents, the provisions of this Section 8, Section 10.4 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent

          SECTION 8.11. Resignation of an Issuing Lender or the Swingline Lender.
          (a) Any Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, such Issuing Lender shall be discharged from any duties and obligations under this Agreement in its capacity as an Issuing Lender with regard to Letters of Credit not yet issued. After any retiring Issuing Lender’s resignation hereunder as an Issuing Lender, the provisions of this Agreement shall continue to inure to its benefit as to any outstanding Letters of Credit or otherwise with regard to outstanding L/C Exposure and any actions taken or omitted to be taken by it while it was an Issuing Lender under this Agreement.
          (b) If Bank of America at any time ceases to have a Revolving Commitment, whether as a result of an assignment of its Revolving Commitment or otherwise, then immediately upon the occurrence thereof (i) Bank of America shall be discharged from all of its duties and obligations hereunder and under the other Fundamental Documents in its capacity as Swingline Lender and (ii) all outstanding Swingline Loans shall become payable within one (1) Business Day of receipt of notice by the Borrower of such assignment. Following any such discharge of Bank of America’s duties and obligations as Swingline Lender pursuant to the prior sentence and the payment in full of all Swingline Loans then owing to Bank of America, the Borrower shall have the right to appoint a Lender (other than any Defaulting Lender) to act as successor Swingline Lender, which proposed successor shall (i) be consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld) and (ii) if such proposed successor desires to become the Swingline Lender, notify the Administrative Agent and the Borrower in writing that it has accepted such appointment and that it will act as Swingline Lender in accordance with the terms of this Agreement.
          SECTION 8.12. Agents Generally.
          Except as expressly set forth herein, neither any Agent nor any joint lead arranger or joint bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities hereunder or under any other Fundamental Document in its capacity as such; and shall incur no liability, under this Agreement and the other Fundamental Documents.
9. GUARANTY OF SUBSIDIARY BORROWER OBLIGATIONS
          SECTION 9.1. Guaranty.
          (a) The Borrower hereby unconditionally and irrevocably guaranties to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by any Subsidiary Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Subsidiary Borrower Obligations.
          (b) The Borrower further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent, any Issuing Lender or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Subsidiary Borrower Obligations and/or enforcing any rights with respect to, or collecting against, any Subsidiary Borrower under this Guaranty; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Issuing Lender (unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms) in connection with any one such action or any separate, but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or proceeding effected without the Borrower’s written consent. This Guaranty shall remain in full force and effect until the Subsidiary Borrower Obligations are paid in full, all Letters of Credit are cancelled, expired or Cash Collateralized, and the Revolving Commitments are terminated.
          (c) No payment or payments made by any Subsidiary Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Subsidiary Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Subsidiary Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower hereunder which shall, notwithstanding any such payment or payments (other than payments made by the Borrower in respect of the Subsidiary Borrower Obligations or payments received or collected from the Borrower in respect of the Subsidiary Borrower Obligations), remain liable for the Subsidiary Borrower Obligations until the Subsidiary Borrower Obligations are paid in full, all Letters of Credit are cancelled, expired or Cash Collateralized, and the Revolving Commitments are terminated.
          (d) The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent and such Lender in writing that such payment is made under this Guaranty for such purpose.
          SECTION 9.2. No Subrogation.
          Notwithstanding any payment or payments made by the Borrower hereunder, or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Subsidiary Borrower or against any collateral security or Guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from any Subsidiary Borrower in respect of payments made by the Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by any Subsidiary Borrower on account of the Subsidiary Borrower Obligations are paid in full, all Letters of Credit are cancelled, expired or Cash Collateralized, and the Revolving Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Subsidiary Borrower Obligations shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Subsidiary Borrower Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.
          SECTION 9.3. Amendments, etc. with respect to the Obligations; Waiver of Rights.
          The Borrower shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of any of the Subsidiary Borrower Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Subsidiary Borrower Obligations continued, and the Subsidiary Borrower Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guaranty therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the requisite Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guaranty or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Subsidiary Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Subsidiary Borrower Obligations or for the Guaranty under this Section 9 or any property subject thereto. When making any demand hereunder against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on any Subsidiary Borrower, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from any Subsidiary Borrower or any release of any Subsidiary Borrower shall not relieve the Borrower of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against the Borrower. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          SECTION 9.4. Guaranty Absolute and Unconditional.
          The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Subsidiary Borrower Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guaranty or acceptance of the Guaranty under this Section 9, the Subsidiary Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the Guaranty under this Section 9 and all dealings between any Subsidiary Borrower and the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty under this Section 9. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Subsidiary Borrower or the Borrower with respect to the Subsidiary Borrower Obligations. The Guaranty under this Section 9 shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity or enforceability of this Agreement, any of the Subsidiary Borrower Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Subsidiary Borrower against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Subsidiary Borrower or the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of Subsidiary Borrower for its Subsidiary Borrower Obligations, or of the Borrower under the guaranty under this Section 9, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Borrower, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Subsidiary Borrower or any other Person or against any collateral security or guaranty for the Subsidiary Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Subsidiary Borrower or any such other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of Subsidiary Borrower or any such other Person or of any such collateral security, guaranty or right of offset, shall not relieve the Borrower of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against such Subsidiary Borrower. The Guaranty under this Section 9 shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrower and its successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Subsidiary Borrower Obligations and the obligations of the Borrower under the Guaranty under this Section 9 shall have been satisfied by payment in full, all Letters of Credit are cancelled, expired or Cash Collateralized, and the Revolving Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement any Subsidiary Borrower may be free from any Subsidiary Borrower Obligations.
          SECTION 9.5. Reinstatement.
          The Guaranty under this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Subsidiary Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Subsidiary Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
10. MISCELLANEOUS
          SECTION 10.1. Notices.
          (a) Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party hereto, delivered by such equipment) addressed as follows:
          (i) if to the Administrative Agent with regards to advances, payments or competitive bids, to it at Bank of America, N.A., 901 Main Street, 14th Floor, Dallas, TX 75202, Attention of Nora Taylor (Telephone No. (214)-209-0592; Facsimile No. (214)-290-9673, with a copy to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention of Ed Gabbay (Facsimile No. (212)-836-6476);
          (ii) if to the Administrative Agent with regards to financials and other notices, to it at Bank of America, N.A., 901 Main Street, 14th Floor, Dallas, TX 75202, Attention of Lesa Butler (Telephone No. (214)-209-1506; Facsimile No. (214)-209-0085, with a copy to Bank of America, N.A., 901 Main Street, 14th Floor, Dallas, TX 75202, Attention of Henry Pennell (Telephone No. (214)-209-1226; Facsimile No. (214)-290-9448 and with a copy to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention of Ed Gabbay (Facsimile No. (212)-836-6476);
          (iii) if to the Borrower, to it at 22 Sylvan Way, Parsippany, NJ 07054, Attention of Corporate Secretary (Facsimile No. 973-496-1127) and Treasurer (Facsimile No. 973-496-1192), with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention of Jason Kanner (Facsimile No. 212-446-4900);
          (iv) if to a Subsidiary Borrower, to it c/o the Borrower at 22 Sylvan Way, Parsippany, NJ 07054, Attention of Corporate Secretary (Facsimile No. 973-496-1127) and Treasurer (Facsimile No. 973-496-1192), with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, Attention of Jason Kanner (Facsimile No. 212-446-4900);
          (v) if to a Lender, to it at its address notified to the Administrative Agent (or set forth in its Assignment and Acceptance or other agreement pursuant to which it became a Lender hereunder); and

          (vi) if to Bank of America, N.A., in its capacity as Issuing Lender, to it at Bank of America, N.A., 901 Main Street, 64th Floor, Dallas, TX 75202, Attention of Dail Mengelkoch (Telephone No. (214)-209-9049; Facsimile No. (214)-672-8719, with a copy to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention of Ed Gabbay (Facsimile No. (212)-836-6476);
          (vii) if to the Administrative Agent in its capacity as a Swingline Lender, to it at Bank of America, N.A., 901 Main Street, 14th Floor, Dallas, TX 75202, Attention of Nora Taylor (Telephone No. (214)-209-0592; Facsimile No. (214)-290-9673, with a copy to Kaye Scholer LLP, 425 Park Avenue, New York, NY 10022, Attention of Ed Gabbay (Facsimile No. (212)-836-6476);
          (viii) or if to any other Issuing Lender, at the address for notices as such Issuing Lender provides in accordance with this Section 10.1;
or such other address as such party may from time to time designate by giving written notice to the other parties hereunder.
          (b) Any party hereto may change its address or facsimile number and other communications hereunder for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          (c) Notices and other communication to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Borrower and any Subsidiary Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (e) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no

event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, In addition, in no event shall the Administrative Agent Party have any liability to any Loan Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          SECTION 10.2. Survival of Agreement, Representations and Warranties, etc.
          All warranties, representations and covenants made by the Borrower or any Subsidiary Borrower herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Revolving Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower or such Subsidiary Borrower hereunder.
          SECTION 10.3. Successors and Assigns; Syndications; Loan Sales; Participations.
          (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party (provided, however, that neither Borrower nor any Subsidiary Borrower may assign its rights hereunder without the prior written consent of all the Lenders), and all covenants, promises and agreements by, or on behalf of, the Borrower or any Subsidiary Borrower which are contained in this Agreement shall inure to the benefit of the successors and assigns of the Lenders.
          (b) Each of the Lenders may assign to an Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment and the same portion of the Revolving Credit Loans at the time owing to it and its Revolving L/C Exposure); provided, however, that (1) each assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations in respect of the Revolving Loans, L/C Exposure and the Revolving Commitment which are the subject of such assignment, (2) the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Lender) shall be in a minimum principal amount of $5,000,000 (or, if less, the remaining portion of the assigning Lender’s rights and obligations under this Agreement) unless otherwise agreed by the Borrower and the Administrative Agent, (3) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and (4) no Lender shall assign or sell participations of all or a portion of its interest in a Loan to any Person who is (A) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (B) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515. Upon such execution, delivery, acceptance and recording, and from and after the effective date specified in each Assignment and Acceptance, which effective date shall be not earlier than five Business Days (or such shorter period approved by the Administrative Agent) after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).
          (c) Notwithstanding the other provisions of this Section 10.3, each Lender may at any time make an assignment of its interests, rights and obligations under this Agreement to (i) any Affiliate of such Lender or (ii) any other Lender hereunder without the consent of the Borrower provided that it meets the registration requirements in Section 10.3(b)(4).
          (d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in, or in connection with, this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower or any Subsidiary Borrower of any of its obligations under the Fundamental Documents; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 hereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Agreement and will perform in accordance with its terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (e) The Administrative Agent, on behalf of the Borrower, shall maintain at its address at which notices are to be given to it pursuant to Section 10.1, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and the principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, any Subsidiary Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Fundamental Documents, notwithstanding any notice to the contrary. Any assignment shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee, the Administrative Agent (subject to the right, if any, of the Borrower to require its consent thereto) shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower.
          (g) Each of the Lenders may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to an Eligible Assignee (a “Participant”) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Commitment and the Loans owing to it); provided, however, that (i) any such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Participant shall not be granted any voting rights under this Agreement, except with respect to matters requiring the consent of each of the Lenders hereunder, (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions of Sections 2.16, 2.17, 2.19, 2.23 and 2.26 hereof (and subject to the limitations and obligations thereof) but a Participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive; provided that a Participant shall not be entitled to the benefits of Section 2.23 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.23(e) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register in which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, the Administrative Agent, the Borrower and any Subsidiary Borrower shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for purposes of this Agreement, notwithstanding notice to the contrary.
          (h) The Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.3, disclose to the assignee or Participant or proposed assignee or Participant, any information, including confidential information, relating to the Borrower furnished to the Administrative Agent by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee or Participant or proposed assignee or Participant agrees in writing to be bound by either the confidentiality provisions of Section 10.15 or other provisions at least as restrictive as Section 10.15.
          (i) Each Lender hereby represents that it is a commercial lender or financial institution which makes loans in the ordinary course of its business and that it will make the Loans hereunder for its own account in the ordinary course of such business; provided, however, that, subject to preceding clauses (a) through (h), the disposition of the Indebtedness held by that Lender shall at all times be within its exclusive control.
          (j) Any Lender may at any time and from time to time pledge, or otherwise grant a security interest in, all or a portion of its rights under this Agreement, including any such pledge or grant to any Federal Reserve Bank, and, with respect to any Lender which is a fund, to the fund’s trustee in support of its obligations to such trustee, and this Section shall not apply to any such pledge or grant; provided that no such pledge or grant shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. The Borrower and any relevant Subsidiary Borrower shall, upon receipt of a written request from any Lender, issue a Note to facilitate such transactions.

          (k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower or any Subsidiary Borrower all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make to the Borrower or such Subsidiary Borrower pursuant to Section 2.1 or 2.8, provided that (i) nothing herein shall constitute a commitment to make any Revolving Credit Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Revolving Credit Loan or fund any other obligation required to be funded by it hereunder, the Granting Lender shall be obligated to make such Revolving Credit Loan or fund such obligation pursuant to the terms hereof. The making of a Revolving Credit Loan by an SPC hereunder shall satisfy the obligation of the Granting Lenders to make Revolving Credit Loans to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.3 any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Revolving Credit Loan to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Revolving Credit Loans made by SPC or to support the securities (if any) issued by such SPC to fund such Revolving Credit Loans and (ii) disclose on a confidential basis any non-public information relating to its Revolving Credit Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
          (l) The Borrower and its Subsidiaries and controlled Affiliates shall not be entitled to (i) vote as a Lender under any matter related to this Agreement or the other Fundamental Documents except, to the extent applicable, for matters described in clauses (i)-(iii) of Section 10.9(a) requiring the consent of each Lender affected thereby or (ii) in their capacities as Lender, attend Lender meetings or conference calls or receive information distributed to Lenders.
          SECTION 10.4. Expenses.
          Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Bookrunners in connection with the syndication, preparation, execution, delivery and administration of this Agreement and the other Fundamental Documents (and any actual or proposed amendment, modification or waiver of this Agreement or the other Fundamental Documents), the making of the Loans and issuance and administration of the Letters of Credit, the reasonable and documented fees and disbursements of Kaye Scholer LLP, counsel to the Administrative Agent, as well as all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Lenders in connection with any restructuring or workout of this Agreement or the Letters of Credit or in connection with the enforcement or protection of the rights of the Administrative Agent, the Syndication Agent and the Lenders in connection with this Agreement or the Letters of Credit or any other Fundamental Document, and with respect to any action which may be instituted by any Person against the Administrative Agent, the Syndication Agent, any Lender or any Issuing Lender in respect of the foregoing, or as a result of any transaction, action or nonaction arising from the foregoing, including but not limited to the reasonable and documented fees and disbursements of any counsel for the Administrative Agent, the Syndication Agent, the Lenders or any

Issuing Lender; provided, however, that the Borrower shall not be liable for the fees and expenses of more than one separate firm for the Lenders or any Issuing Lender, unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than two separate firms, in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower be liable for any settlement or any proceeding effected without the Borrower’s written consent. Such payments shall be made on the Closing Date and thereafter on demand. The obligations of the Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Loans and/or expiration of the Letters of Credit.
          SECTION 10.5. Indemnity.
          Further, by the execution hereof, the Borrower and each Subsidiary Borrower agrees to indemnify and hold harmless the Administrative Agent, the Syndication Agent, the Bookrunners, the Lenders and the Issuing Lenders and their respective directors, officers, employees, advisors, Affiliates and agents (each, an “Indemnified Party”) from and against any and all expenses (including reasonable and documented fees and disbursements of counsel), losses, claims, damages and liabilities arising out of any claim, litigation, investigation or proceeding (regardless of whether any such Indemnified Party is a party thereto) in any way relating to the transactions contemplated hereby or the use or proposed use of the proceeds, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, but excluding therefrom all expenses, losses, claims, damages, and liabilities arising out of or resulting from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification or any of its Related Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction, provided, however, neither the Borrower nor any Subsidiary Borrower shall be liable for the fees and expenses of more than one separate firm for all such Indemnified Parties (unless there shall exist an actual conflict of interest among such Indemnified Parties, and in such case, not more than two separate firms) in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, nor shall the Borrower or any Subsidiary Borrower be liable for any settlement of any proceeding effected without the Borrower’s or such Subsidiary Borrower’s written consent, and provided further, however, that this Section 10.5 shall not be construed to expand the scope of the reimbursement obligations of the Borrower and any Subsidiary Borrower specified in Section 10.4. The obligations of the Borrower and any Subsidiary Borrower under this Section 10.5 shall survive the termination of this Agreement and/or payment of the Loans and/or the expiration of the Letters of Credit. No Indemnified Party shall be liable for any special, indirect, consequential or punitive damages in connection with its activities relating to this Agreement and the other Fundamental Documents.
          SECTION 10.6. CHOICE OF LAW.
          THIS AGREEMENT AND THE NOTES HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.
          SECTION 10.7. No Waiver.
          No failure on the part of the Administrative Agent, any Lender or any Issuing Lender to exercise, and no delay in exercising, any right, power or remedy hereunder or with regards to the Letters of Credit shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
          SECTION 10.8. Extension of Maturity.
          Except as otherwise specifically provided in Section 1 or 8 hereof, should any payment of principal, interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.
          SECTION 10.9. Amendments, etc.
          (a) Except as expressly set forth in this Agreement (including in Sections 2.14, 2.27, 2.28 and 2.29), no modification, amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed or consented to in writing by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of each Lender affected thereby (i) increase or extend the expiration date of the Revolving Commitment of a Lender, (ii) alter the stated maturity or principal amount of any installment of any Loan (or any reimbursement obligation with respect to a Letter of Credit) or decrease the rate of interest payable thereon or extend the scheduled date of any payment thereof, or the rate at which the Facility Fees or letter of credit fees or other fees accrue, or extend the scheduled date of any payment thereof, (iii) waive a default under Section 7(b) hereof with respect to a scheduled principal installment of any Loan or (iv) release the Borrower from its obligations under the Guaranty (except in accordance with its terms); and provided, further that, except to the extent reasonably necessary to give effect to Sections 2.14, 2.27, 2.28 and 2.29, no such modification or amendment shall without the written consent of all of the Lenders (x) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders or (y) amend this Section 10.9 or the definition of Required Lenders. No such amendment or modification may adversely affect the rights and obligations of the Administrative Agent or any Issuing Lender hereunder without its prior written consent. No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of a Note shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
          (b) This Agreement may be amended without consent of the Lenders, so long as no Default or Event of Default shall have occurred and be continuing, as follows:
          (i) This Agreement will be amended to designate any Subsidiary of the Borrower as a Subsidiary Borrower upon (v) ten Business Days prior notice (or such shorter period as may be agreed to by the Administrative Agent in its sole discretion) to the Lenders (such notice to contain the name, primary business address and taxpayer identification number of such Subsidiary), (w) the execution and delivery by the Borrower, such Subsidiary and the Administrative Agent of a Joinder Agreement, substantially in the form of Exhibit F (a “Joinder Agreement”), providing for such Subsidiary to become a Subsidiary Borrower, (x) the agreement and acknowledgment by the Borrower and each other Subsidiary Borrower that the Guaranty contained in Section 9 covers the Obligations of such Subsidiary and (y) the delivery to the Administrative Agent of (1) corporate or other applicable resolutions, other corporate or other applicable documents, certificates and legal opinions in respect of such Subsidiary substantially equivalent to comparable documents delivered on the Closing Date and (2) such other documents with respect thereto as the Administrative Agent shall reasonably request. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by such Person at least three Business Days prior to the effectiveness of the applicable Joinder Agreement.
          (ii) This Agreement will be amended to remove any Subsidiary as a Subsidiary Borrower upon execution and delivery by the Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Subsidiary Borrower, cash collateralization of all reimbursement obligations in respect of any Letters of Credit issued for the account of such Subsidiary Borrower and repayment in full of all other amounts owing by such Subsidiary Borrower under this Agreement (it being agreed that any such repayment shall be in accordance with the other terms of this Agreement); provided, however, that no such amendment shall affect or limit the Borrower’s obligations under the Guaranty.
          (c) This Agreement may be amended with the consent of the Administrative Agent, the Borrower and any other Person set forth in the applicable section in order to implement the provisions of Sections 2.14(d)-(g), 2.27, 2.28 and 2.29.
          (d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Fundamental Documents and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
          (e) Further, notwithstanding anything to the contrary contained in this Section, if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Fundamental Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Fundamental Document if the same is not objected to in writing by the Required Lenders within three Business Days following receipt of notice thereof.
          SECTION 10.10. Severability.
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 10.11. SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
          (a) THE ADMINISTRATIVE AGENT, EACH LENDER AND ISSUING LENDER, THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF BROUGHT BY THE ADMINISTRATIVE AGENT, A LENDER OR AN ISSUING LENDER. THE BORROWER AND EACH SUBSIDIARY BORROWER TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND (B) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. EACH LENDER, EACH ISSUING LENDER, THE BORROWER AND EACH SUBSIDIARY BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO SECTION 10.1 HEREOF. THE BORROWER AND EACH SUBSIDIARY BORROWER AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE ADMINISTRATIVE AGENT, THE LENDERS AND EACH ISSUING LENDER. FINAL JUDGMENT AGAINST THE BORROWER OR SUCH SUBSIDIARY BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY, OR PURSUANT TO, THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, A LENDER OR AN ISSUING LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE BORROWER OR SUCH SUBSIDIARY BORROWER OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE BORROWER, SUCH SUBSIDIARY BORROWER OR SUCH ASSETS MAY BE FOUND.
          (b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THE PROVISIONS OF THIS SECTION 10.11(b) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY

OF THIS SECTION 10.11(b) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH OTHER PARTY TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.
          SECTION 10.12. Headings.
          Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.
          SECTION 10.13. Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
          SECTION 10.14. Entire Agreement.
          THIS AGREEMENT, THE OTHER FUNDAMENTAL DOCUMENTS, AND THE PROVISIONS OF THE LETTER AGREEMENTS DATED JUNE 6, 2011 AMONG THE BORROWER, BANK OF AMERICA, N.A., JP MORGAN CHASE BANK, N.A. AND THE BOOKRUNNERS RELATING TO FEES AND EXPENSES, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
          SECTION 10.15. Confidentiality.
          Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees that it will not use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the transactions contemplated hereby. Neither the Administrative Agent, the Issuing Lender or any Lender shall disclose to any Person the Confidential Information, except
          (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other professional advisors who need to know the Confidential Information for purposes related to this Agreement or any other Fundamental Document or any transactions contemplated thereby or reasonably incidental to the administration of this Agreement or the other Fundamental Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential in accordance with the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15),
          (b) to the extent requested by any regulatory authority or any self-regulatory body having or claiming jurisdiction or oversight over it or its Affiliates,
          (c) to the extent required by Applicable Law, regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall request confidential treatment of such Confidential Information to the extent permitted by Applicable Law and the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall, to the extent permitted by Applicable Law, promptly inform the Borrower with respect thereto so that the Borrower may seek appropriate protective relief to the extent permitted by Applicable Law, provided further that in the event that such protective remedy or other remedy is not obtained, the Administrative Agent, such Issuing Lender or such Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature,
          (d) to any other Lender party to this Agreement,
          (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,
          (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,
          (g) with the prior written consent of the Borrower or
          (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis from a source other than the Borrower, its Affiliates or Representatives, which source, to the reasonable knowledge of the Administrative Agent, the Issuing Lender or any Lender, as may be appropriate, is not prohibited from disclosing such Confidential Information to the Administrative Agent, Issuing Bank or such Lender by a contractual, legal or fiduciary obligation, to the Borrower, the Administrative Agent or any Lender.
          (i) Neither the Administrative Agent nor any Lender shall make any public announcement, advertisement, statement or communication regarding the Borrower, its Affiliates or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrower. The obligations of the Administrative Agent and each Lender under this Section 10.15 shall survive the termination or expiration of this Agreement.
          SECTION 10.16. USA PATRIOT Act.
          Each Lender hereby notifies the Borrower and each Subsidiary Borrower party hereto that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower or such Subsidiary Borrower and other information that will allow such Lender to identify the Borrower or such Subsidiary Borrower in accordance with the Act. The Borrower and each Subsidiary Borrower party hereto shall promptly provide such information upon request by any Lender. In connection therewith, each Lender hereby agrees that the confidentiality provisions set forth in Section 10.15 shall apply to any non-public information provided to it by the Borrower and its Subsidiaries pursuant to this Section 10.16.
          SECTION 10.17. Replacement of Lenders.
          If any Lender refuses to consent to an amendment, modification or waiver of this Agreement that is approved by the Required Lenders pursuant to Section 10.9 (a “Non-Consenting Lender”), if any Lender makes a claim for payment under Section 2.16, 2.17 or 2.18, if any Lender is a Defaulting Lender, or under any other circumstances set forth herein expressly providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent and subject to Section 2.19, replace such Lender by causing such Lender to assign its Revolving Commitment (with the assignment fee to be paid by the

Borrower in such instance) pursuant to Section 10.3 to one or more Eligible Assignees procured by the Borrower upon receipt of accrued fees and interest and all other amounts due and owing to it.
          SECTION 10.18. No Advisory or Fiduciary Responsibility.
          In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Fundamental Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the other Agents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the other Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Fundamental Documents; (ii) (A) the Administrative Agent, each Lender and each other Agent has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or other Agent has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Fundamental Documents; and (iii) the Administrative Agent, the Lenders and the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender or other Agent has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the other Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first above written.

WYNDHAM WORLDWIDE CORPORATION, as Borrower
By:	/s/ Thomas J. Edwards, Jr.
	Name:	Thomas J. Edwards, Jr.
	Title:	Executive Vice President and Treasurer

BANK OF AMERICA, N.A, as Administrative Agent, Lender, Swingline Lender and Issuing Lender
By:	/s/ Lesa J. Butler
	Name:	Lesa J. Butler
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A, as Syndication Agent, Issuing Lender and Lender
By:	/s/ Robert D. Bryant
	Name:	Robert D. Bryant
	Title:	Vice President

COMPASS BANK as Co-Documentation Agent and Lender
By:	/s/ Keely W. McGee
	Name:	Keely W. McGee
	Title:	Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and Lender
By:	/s/ Karl Studer
	Name:	Karl Studer
	Title:	Director

By:	/s/ Claudia Siffert
	Name:	Claudia Siffert
	Title:	Assistant Vice President

DEUTSCHE BANK SECURITIES INC., as Co-Documentation Agent
By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Director

By:	/s/ JT Coe
	Name:	JT Coe
	Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH as Lender
By:	/s/ George R. Reynolds
	Name:	George R. Reynolds
	Title:	Director

By:	/s/ JT Coe
	Name:	JT Coe
	Title:	Managing Director

THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and Lender
By:	/s/ George Sherman
	Name:	George Sherman
	Title:	Director

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and Lender
By:	/s/ Michaela V. Galluzzo
	Name:	Michaela V. Galluzzo
	Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender
By:	/s/ Steven L. Sawyer
	Name:	Steven L. Sawyer
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender
By:	/s/ Kenneth Egusa
	Name:	Kenneth Egusa
	Title:	Vice President

WELLS FARGO BANK NA, as Lender
By:	/s/ James Travagline
	Name:	James Travagline
	Title:	Director

NATIONAL AUSTRALIA BANK LIMITED ABN# 12-004-044-937, as Lender
By:	/s/ Courtney Cloe
	Name:	Courtney Cloe
	Title:	Director

SUMITOMO MITSUI BANKING CORPORATION, as Lender
By:	/s/ Natsuhiro Samejima
	Name:	Natsuhiro Samejima
	Title:	Joint General Manager

SUNTRUST BANK, as Lender
By:	/s/ David Fournier
	Name:	David Fournier
	Title:	Vice President

COMERICA BANK, as Lender
By:	/s/ Dru Steinly
	Name:	Dru Steinly
	Title:	Vice President

GOLDMAN SACHS BANK USA, as Lender
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

BRANCH BANKING & TRUST COMPANY, as Lender
By:	/s/ Preston W. Bergen
	Name:	Preston W. Bergen
	Title:	Senior Vice President

DANSKE BANK A/S, as Lender
By:	/s/ Martin Engholm
	Name:	Martin Engholm
	Title:	Senior Relationship Manager

By:	/s/ Morten Olufsen
	Name:	Morten Olufsen
	Title:	Senior Client Executive

COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., as Lender
By:	/s/ A.J. Zonnevylle
	Name:	A.J. Zonnevylle
	Title:	Executive Director, Proxy AB

By:	/s/ H.J. Beltman
	Name:	H.J. Beltman
	Title:	Director, Proxy B

WESTPAC BANKING CORPORATION, as Lender
By:	/s/ Henrik Jensen
	Name:	Henrik Jensen
	Title:	Director, Corporate & Institutional Banking

BANK OF HAWAII, as Lender
By:	/s/ Edward Chin
	Name:	Edward Chin
	Title:	Vice President

BANK OF TAIWAN, NEW YORK AGENCY, as Lender
By:	/s/ Thomas K.C. Wu
	Name:	Thomas K.C. Wu
	Title:	General Manager

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as Lender
By:	/s/ Eric Y.S. Tsai
	Name:	Eric Y.S. Tsai
	Title:	V.P. & General Manager

FIRST COMMERCIAL BANK, NEW YORK BRANCH as Lender
By:	/s/ May Hsiao
	Name:	May Hsiao
	Title:	Deputy General Manager

HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY, as Lender
By:	/s/ Lie-Pun Lin
	Name:	Lie-Pun Lin
	Title:	Assistant Vice President

TAIWAN BUSINESS BANK, as Lender
By:	/s/ Alex Wang
	Name:	Alex Wang
	Title:	S.V.P. General Manager

Schedule 2.1
COMMITMENTS

Lender	Revolving Commitment
Bank of America, N.A.	$90,000,000
JPMorgan Chase Bank, N.A.	$90,000,000
Credit Suisse AG, Cayman Islands Branch	$70,000,000
Deutsche Bank AG, New York Branch	$70,000,000
The Royal Bank of Scotland plc	$70,000,000
The Bank of Nova Scotia	$70,000,000
U.S. Bank National Association	$70,000,000
Compass Bank	$70,000,000
National Australia Bank Limited	$50,000,000
Wells Fargo Bank, N.A.	$60,000,000
The Bank Of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$60,000,000
Branch Banking & Trust Company	$15,000,000
Comerica Bank	$25,000,000
Goldman Sachs Bank USA	$25,000,000
Sumitomo Mitsui Banking Corporation	$30,000,000
SunTrust Bank	$30,000,000
Westpac Banking Corporation	$15,000,000
Bank of Hawaii	$10,000,000
Bank of Taiwan, New York Agency	$10,000,000
Chang Hwa Commercial Bank, Ltd.	$10,000,000
Danske Bank A/S	$15,000,000
First Commercial Bank, New York Agency	$10,000,000
Hua Nan Commercial Bank, Ltd. New York Agency	$10,000,000
Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.	$15,000,000
(Rabobank International)
Taiwan Business Bank	$10,000,000

Total	$1,000,000,000

Schedule 2.26
EXISTING LETTERS OF CREDIT

Bank	Amount	Beneficiary	Effective Date	Expiration Date
JPMorgan Chase	$25,000.00	City of Oceanside	12/20/2005	12/15/2011

JPMorgan Chase	$1,658,034.10	Banco Bilbao Vizcaya (BBV)	7/3/1997	7/3/2013

JPMorgan Chase	$5,000.00	Best Western International, Inc.	7/27/2004	10/26/2011

JPMorgan Chase	$10,647,140.00	American Casualty Company of Reading	9/29/2006	9/13/2011

JPMorgan Chase	$95,301.00	National Union Fire Ins Company	2/9/2007	7/31/2012

JPMorgan Chase	$27,808.65	Massachusetts Mutual Life Insurance Company	12/4/2009	10/20/2011

Total	$12,458,283.75

Schedule 3.16
MATERIAL SUBSIDIARIES
1. Wyndham Exchange and Rentals, Inc.
2. Wyndham Vacation Ownership, Inc.
3. Wyndham Hotel Group, LLC
4. Wyndham Resort Development Corporation
5. Wyndham Vacation Resorts, Inc.

EXHIBIT A
FORM OF
OPINION OF KIRKLAND & ELLIS LLP

EXHIBIT A
FORM OF
OPINION OF KIRKLAND & ELLIS LLP
July 15, 2011
To Bank of America, N.A., as Administrative Agent
and each of the Lenders under the
Credit Agreement (referred to below)
on the date hereof (the “Lenders”):
Re:	Credit Agreement dated as of July 15, 2011, by and among WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), the lenders party thereto from time to time (the “Lenders”), JPMORGAN CHASE BANK, N.A., as syndication agent (the “Syndication Agent”), THE BANK OF NOVA SCOTIA, DEUTSCHE BANK SECURITIES INC., THE ROYAL BANK OF SCOTLAND PLC, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, US BANK NATIONAL ASSOCIATION and COMPASS BANK, as co-documentation agents (the “Co-Documentation Agents”), and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”; together with the Syndication Agent and the Co-Documentation Agents, the “Agents”) for the Lenders (such credit agreement herein referred to as the “Credit Agreement”)
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special counsel to the Borrower under the Credit Agreement.
     The opinions expressed hereby are being provided pursuant to Section 4.1(e) of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (with references herein to the Credit Agreement and each document defined therein meaning the Credit Agreement and each such document as executed and delivered on the date hereof (or if executed and delivered on an earlier date, as the same is in effect on the date hereof)). The Lenders and the Agents are sometimes referred to in this opinion letter as “you”.
     We have reviewed executed counterparts of the Credit Agreement in the form executed and delivered on this date.

July 15, 2011

     Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion letter and in the schedules attached to this letter, we advise you, and with respect to each legal issue addressed in this opinion letter, it is our opinion, that:
1.	The Borrower is a corporation, existing and in good standing under the Delaware General Corporations Law, as in effect on the date hereof (“DGCL”).

2.	The Borrower has the corporate power to execute and deliver the Credit Agreement and to perform its obligations under the Credit Agreement.

3.	The board of directors of the Borrower has adopted by requisite vote the resolutions necessary to authorize the execution and delivery of the Credit Agreement, and the performance by the Borrower of its obligations thereunder. The adoption of such resolutions is the only corporate action required under the DGCL to be taken by the Borrower in order to authorize the execution and delivery of the Credit Agreement and the performance by the Borrower of its obligations thereunder.

4.	The Borrower has duly executed and delivered the Credit Agreement.

5.	The Credit Agreement is a valid and binding obligation of the Borrower and is enforceable against the Borrower in accordance with its terms.

6.	The execution and delivery by the Borrower and the performance of its obligations under the Credit Agreement will not (a) violate any existing provisions of the certificate of incorporation, or bylaws of the Borrower, or (b) based on existing facts of which we are aware, constitute a violation by the Borrower of any applicable provision of existing statutory law or governmental regulation applicable to the Borrower and covered by this opinion letter.

7.	The Borrower is not presently required to obtain any material consent, approval, authorization or order of, or make any filings with any United States federal or State of New York court or governmental body, authority or agency in order to obtain the right (a) to execute and deliver the Credit Agreement, or (b) to perform its obligations under the Credit Agreement except for (i) those obtained or made on or prior to the date hereof and (ii) actions or filings required in connection with the ordinary course conduct by the Borrower of its business and ownership or operation by the Borrower of its assets (as to each of which we express no opinion).

8.	The Borrower is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

July 15, 2011

9.	Assuming the Borrower complies with the provisions of the Credit Agreement relating to the use of proceeds, neither the execution and delivery by the Borrower of the Credit Agreement, nor the consummation of the lending transactions contemplated therein to occur on or prior to the date hereof in accordance therewith has resulted in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System.

10.	To our actual knowledge, no litigation which on the date of this letter is pending against the Borrower with a court seeks to enjoin or obtain damages by reason of the Borrower’s execution or delivery of the Credit Agreement or the performance by the Borrower of any of its agreements in the Credit Agreement. For purposes of this letter, our Designated Transaction Lawyers have not undertaken any investigation to identify any litigation which is pending or threatened against the Borrower.
     In preparing this letter, we have relied without any independent verification upon the assumptions recited in Schedule B hereto and upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Credit Agreement; (iii) factual information provided to us in a support certificate signed by the Borrower; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have examined the originals or copies certified to our satisfaction of such other corporate records of the Borrower as we deem necessary for or relevant to our opinions, certificates of public officials and the officers of the Borrower and we have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For the purposes of the opinions in opinion paragraph 1, we have relied exclusively upon certificates issued by a governmental authority in the relevant jurisdiction, and such opinions are not intended to provide any conclusion or assurance beyond that conveyed by those certificates.
     While we have not conducted any independent investigation to determine facts upon which our opinions are based or to obtain information about which this letter advises you, we confirm that we do not have any actual knowledge which has caused us to conclude that our reliance and assumptions cited in the preceding paragraph, are unwarranted or that any information supplied in this letter is wrong. The terms “knowledge,” “actual knowledge” and “aware” whenever used in this letter with respect to our firm mean conscious awareness at the time this letter is delivered on the date it bears by the following Kirkland & Ellis LLP lawyers who are the only lawyers at Kirkland & Ellis LLP that have had significant involvement with the negotiation or preparation of the Credit Agreement (herein called our “Designated Transaction Lawyers”): Jason Kanner and Robert Baca.

July 15, 2011

     Except as set forth in the following sentences of this paragraph, our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York or the Federal law of the United States which, in each case, in our experience is generally applicable both to general business organizations which are not engaged in regulated business activities and to transactions of the type contemplated in the Credit Agreement by the Borrower, on the one hand, and you, on the other hand (but without our having made any special investigation as to any other laws), except that we express no opinion or advice as to any law or legal issue (a) which might be violated by any misrepresentation or omission or a fraudulent act, or (b) to which the Borrower may be subject as a result of your legal or regulatory status, your sale or transfer of the Loans or interests therein or your (as opposed to any other lender’s) involvement in the transactions contemplated by the Credit Agreement. For purposes of paragraphs 1 through 4 and 6(a) our opinions are based on the DGCL (without regard to judicial interpretation thereof or rules or regulations promulgated thereunder), as published by Aspen Publishers, Inc., as supplemented through June 15, 2011 (we note however that we are not admitted to practice law in the State of Delaware). We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. Our opinions are subject to all applicable qualifications in Schedule A hereto and do not cover or otherwise address any law or legal issue which is identified in Schedule C hereto or any provision in the Credit Agreement of any type identified in Schedule D hereto. Provisions in the Credit Agreement which are not excluded by Schedule D or any other part of this letter or its attachments are called the “Relevant Agreement Terms.”
     Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future. It is possible that some Relevant Agreement Terms of a remedial nature contained in the Credit Agreement may not prove enforceable for reasons other than those cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent you from realizing the principal benefits purported to be provided by the Relevant Agreement Terms of a remedial nature contained in the Credit Agreement.

July 15, 2011

     This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which our Designated Transaction Lawyers did not have actual knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason. The attached schedules are an integral part of this letter, and any term defined in this letter or any schedule has that defined meaning wherever it is used in this letter or in any schedule to this letter.
     You may rely upon this letter only for the purpose served by the provision in the Credit Agreement cited in the second paragraph of this opinion letter in response to which it has been delivered. Without our written consent: (i) no person other than you may rely on this opinion letter for any purpose; (ii) this opinion letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document; (iii) this opinion letter may not be cited or quoted in any other document or communication which might encourage reliance upon this opinion letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this opinion letter may not be furnished to anyone for purposes of encouraging such reliance. Notwithstanding the foregoing, financial institutions which subsequently become Lenders in accordance with the terms of Section 10.3 of the Credit Agreement may rely on this opinion letter as of the time of its delivery on the date hereof as if this letter were addressed to them.

Sincerely,
KIRKLAND & ELLIS LLP

Schedule A
General Qualifications
     All of our opinions (“our opinions”) in the letter to which this Schedule is attached (“our letter”) are subject to each of the qualifications set forth in this Schedule.
1.	Bankruptcy and Insolvency Exception. Each of our opinions is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting creditors’ rights generally. This exception includes:
     (a) the federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses and the coverage of pre-petition security agreements applicable to property acquired after a petition is filed;
     (b) all other federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights of creditors generally or that have reference to or affect only creditors of specific types of debtors;
(c)	state fraudulent transfer and conveyance laws; and

(d)	judicially developed doctrines in this area, such as substantive consolidation of entities, equitable subordination and the recharacterization of debt.
2.	Equitable Principles Limitation. Each of our opinions is subject to the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:
     (a) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;
     (b) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;
     (c) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;
     (d) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;
     (e) requiring consideration of the materiality of (i) a breach and (ii) the consequences of the breach to the party seeking enforcement;
     (f) requiring consideration of the commercial impracticability or impossibility of performance at the time of attempted enforcement; and
     (g) affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract.

     3. Other Common Qualifications. Each of our opinions is subject to the effect of rules of law that:
     (a) limit or affect the enforcement of provisions of a contract that purport to waive, or to require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;
     (b) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;
     (c) limit the availability of a remedy under certain circumstances where another remedy has been elected;
     (d) provide a time limitation after which a remedy may not be enforced;
     (e) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;
     (f) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy, for strict product liability or for liabilities arising under securities laws or litigation against another party determined adversely to such party;
     (g) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;
     (h) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;
     (i) may permit a party that has materially failed to render or offer performance required by the contract to cure that failure unless (i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (ii) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;
     (j) may render guarantees or other similar instruments or agreements unenforceable under circumstances where your actions, failures to act or waivers, amendments or replacement of the Credit Agreement evidencing or relating to the guaranteed obligations (i) so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between you and the Borrower which is substantially and materially different from that presently contemplated primary obligor; and by the Credit Agreement or (ii) impair the guarantor’s recourse against the primary obligor;
     (k) limit the enforceability of requirements in the Credit Agreement that provisions therein may only be waived or amended in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any such provision.
     4. Referenced Provision Qualification. Each provision (the “First Provision”) in the Credit Agreement requiring the Borrower to perform its obligations under, or to cause any other person to perform its obligations under, any other provision (the “Second Provision”) of the Credit Agreement, or stating that any action will be taken as provided in or in accordance with any such Second Provision, are subject to the same qualifications as the corresponding opinion in this letter relating to the validity, binding effect and enforceability of such Second Provision.
     5. Lender’s Regulatory Qualification. We express no opinion with respect to, and our opinions are subject to, the effect of the compliance or noncompliance of each of you with any state or federal laws or regulations applicable to you because of your legal or regulatory status or the nature of your business or requiring you to qualify to conduct business in any jurisdiction.
     6. Usury Qualification. We express no opinion with regard to usury or other laws limiting or regulating the maximum amount of interest that may be charged, collected, received or contracted for, other than the internal laws of the State of New York and, without limiting the foregoing, we expressly disclaim any opinions as to the usury or other such laws of any other jurisdiction (including laws of other states made applicable through principles of federal preemption or otherwise) which may be applicable to the transactions contemplated by the Credit Agreement.

Schedule B
Assumptions
     For purposes of our letter, we have relied, without investigation, upon each of the following assumptions:
     1. You are existing and in good standing in your jurisdiction of organization.
     2. You have full power and authority (including without limitation under the laws of your jurisdiction of organization) to execute, deliver and to perform your obligations under the Credit Agreement and the Credit Agreement has been duly authorized by all necessary action on your part and has been duly executed and duly delivered by you.
     3. The Credit Agreement constitutes valid and binding obligations of yours and are enforceable against you in accordance with their terms (subject to qualifications, exclusions and other limitations similar to those applicable to our letter).
     4. You have complied with all legal requirements pertaining to your status as such status relates to your rights to enforce the Credit Agreement to which you are a party against the Borrower.
     5. You have satisfied those legal requirements that are applicable to you to the extent necessary to make the Credit Agreement enforceable against you.
     6. You have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions effected under the Credit Agreement (herein called the “Transactions”).
     7. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.
     8. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic, and all relevant official public records to which each such certificate relates are accurate and complete.
     9. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.
     10. The conduct of the parties to the Credit Agreement has complied with any requirement of good faith, fair dealing and conscionability.
     11. With respect to the opinions set forth in paragraphs 6 and 7 of this letter, all parties to the Transactions will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Credit Agreement.
     12. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course or prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Credit Agreement.

B-1

     13. With respect to the opinions set forth in paragraphs 6 and 7 of this letter, the Borrower will not in the future take any discretionary action (including a decision not to act) permitted under the Credit Agreement that would result in a violation of law or constitute a breach or default under any other agreements or court orders to which the Borrower may be subject.
     14. No Lender is subject to Regulation T of the Board of Governors of the Federal Reserve System; and no proceeds of the Loans will be used for the purpose of acquiring “margin securities” as such term is defined in Regulation U or for any purpose which would violate or be inconsistent with the Credit Agreement.
     15. The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue.
     16. All agreements, other than the Credit Agreement (if any) with respect to which we have provided advice in our letter or reviewed in connection with our letter, would be enforced as written.
     17. With respect to the opinions set forth in opinion paragraphs 5, 6 and 7, we assume the Borrower will in the future obtain all permits and governmental approvals required, relevant to the consummation of the transactions to be consummated pursuant to the Credit Agreement or performance of the Credit Agreement.
     18. All information required to be disclosed in connection with any consent or approval by the board of directors or stockholders (or equivalent governing group) of the Borrower and all other information required to be disclosed in connection with any issue relevant to our opinions has in fact been fully and fairly disclosed to all persons to whom it is required to be disclosed.
     19. The Borrower’s certificate of incorporation (or equivalent governing instrument), all resolutions adopted establishing classes or series of stock or other equity interests under that instrument, and the Borrower’s bylaws (or equivalent governing instrument) (“Charter Documents”), and all amendments to such Charter Documents, have been adopted in accordance with all applicable legal requirements.
     20. Each person who has taken any action relevant to any of our opinions in the capacity of director or officer was duly elected to that director or officer position and held that position when such action was taken.

B-2

Schedule C
Excluded Law and Legal Issues
     None of the opinions or advice contained in our letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:
     21. federal securities laws and regulations (including all other laws and regulations administered by the United States Securities and Exchange Commission), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments (except with respect to the Investment Company Act of 1940, as amended, to the extent of our opinion in opinion paragraph 10);
     22. pension and employee benefit laws and regulations (e.g., ERISA);
     23. federal and state antitrust and unfair competition laws and regulations;
     24. compliance with fiduciary duty requirements;
     25. the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions and judicial decisions to the extent that they deal with any of the foregoing;
     26. fraudulent transfer and fraudulent conveyance laws;
     27. federal patent, trademark and copyright, state trademark, and other federal and state intellectual property laws and regulations;
     28. federal and state environmental, land use and subdivision, tax, racketeering (e.g., RICO), health and safety (e.g., OSHA), and labor laws and regulations;
     29. any laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar executive order (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time;
     30. the effect of any law, regulation or order which hereafter is enacted, promulgated or issued;

C-1

     31. other than the specific opinion set forth in opinion paragraph 9, Federal Reserve Board margin regulations;
     32. other than the specific opinion set forth in opinion paragraph 7, federal and state laws and regulations concerning filing and notice requirements, other than requirements applicable to charter-related documents such as a certificate of merger;
     33. federal and state laws, regulations and policies concerning (i) national and local emergency, (ii) possible judicial deference to acts of sovereign states, and (iii) criminal and civil forfeiture laws;
     34. other federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and
     35. the Communications Act and the rules, regulations and policies of the Federal Communications Commission promulgated thereunder.

C-2

Schedule D
Excluded Provisions
     None of the opinions in the letter to which this Schedule is attached covers or otherwise addresses any of the following types of provisions which may be contained in the Credit Agreement:
     36. Choice-of-law provisions, other than the selection of New York law under choice of law rules in New York.
     37. Indemnification for negligence, willful misconduct or other wrongdoing or strict product liability or any indemnification for liabilities arising under securities laws.
     38. Provisions mandating contribution towards judgments or settlements among various parties.
     39. Waivers of (i) legal or equitable defenses, (ii) rights to damages, (iii) rights to counter claim or set-off, (iv) statutes of limitations, (v) rights to notice, (vi) the benefits of statutory, regulatory, or constitutional rights, unless and to the extent the statute, regulation, or constitution explicitly allows waiver, (vii) broadly or vaguely stated rights, and (viii) other benefits, in each case, to the extent they cannot be waived under applicable law.
     40. Provisions providing for forfeitures or the recovery of amounts deemed to constitute penalties, or for liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges, and increased interest rates upon default.
     41. Time-is-of-the-essence clauses.
     42. Provisions which provide a time limitation after which a remedy may not be enforced.
     43. Agreements to submit to the jurisdiction of any particular court or other governmental authority (either as to personal or subject matter jurisdiction); provisions restricting access to courts; waiver of service of process requirements which would otherwise be applicable; and provisions otherwise purporting to affect the jurisdiction and venue of courts.
     44. Provisions appointing one party as an attorney in fact for an adverse party or providing that the decision of any particular person will be conclusive or binding on others.
     45. Provisions purporting to limit rights of third parties who have not consented thereto or purporting to grant rights to third parties.
     46. Provisions which purport to award attorneys’ fees solely to one party.
     47. Provisions purporting to create a trust or constructive trust without compliance with applicable trust law.
D-1

     48. Provisions in the Credit Agreement requiring the Borrower to perform its obligations under, or to cause any other person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, any other agreement.
     49. Provisions, if any, which are contrary to the public policy of any jurisdiction.
     50. Confession of judgment provisions.
     51. Provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.
     52. Provisions that provide for the appointment of a receiver.
     53. Provisions relating to the application of insurance proceeds and condemnation awards.
     54. Provisions of the Credit Agreement insofar as they authorize you to set off and apply any deposits at any time held, and any other indebtedness at any time owing, by you to or for the account of the Borrower.
D-2

EXHIBIT B
FORM OF
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among WYNDHAM WORLDWIDE CORPORATION (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to (a) its Revolving Commitment under the Credit Agreement and its Revolving Credit Loans and/or (b) the Competitive Loan(s) at the time owing to it, in either case, as are set forth on Schedule 1 hereto in the amount(s) as are set forth on Schedule 1 hereto, provided, however, it is expressly understood and agreed that (i) the Assignor is not assigning to the Assignee and the Assignor shall retain (A) all of the Assignor’s rights under Section 2.17 of the Credit Agreement with respect to any cost, reduction or payment incurred or made prior to the Effective Date, including without limitation the rights to indemnification and to reimbursement for taxes, costs and expenses and (B) any and all amounts paid to the Assignor prior to the Effective Date and (ii) both Assignor and Assignee shall be entitled to the benefits of Sections 10.4 and 10.5 of the Credit Agreement.
2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other Fundamental Document or any other instrument or document furnished pursuant hereto or thereto.
3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a)

and 5.1(b) thereof (or if none of such financial statements shall have then been delivered, then copies of the financial statements referred to in Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Fundamental Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 10.3 of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent) of the executed Assignment and Acceptance.
5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Fundamental Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
8. This Assignment and Acceptance may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which when taken together shall constitute one and the same instrument.

2

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

Schedule 1
to Assignment and Acceptance with respect to the Credit Agreement dated as of July 15, 2011, among WYNDHAM WORLDWIDE CORPORATION (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent
Legal Name of Assignor: _______________________
Legal Name of Assignee: _______________________
Effective Date of Assignment: ___________________
IF THE ASSIGNOR IS ASSIGNING ITS
REVOLVING COMMITMENT AND ITS REVOLVING CREDIT LOANS

Assignor’s Revolving Commitment (without giving effect to any assignments thereof which have not yet become effective):	$

The outstanding balance of Revolving Credit Loans owing to Assignor (unreduced by any assignments thereof which have not yet become effective):	$

The Assignor’s pro rata share of the L/C Exposure (unreduced by any assignments thereof which have not yet become effective):	$

Amount of the Assignor’s Revolving Commitment Assigned (including a proportionate share of the Revolving Credit Loans owing to Assignor and its rights and obligations with regard to Letters of Credit); which must be $5,000,000 or more[1] (or, if less, the remaining portion of the Assignor’s rights and obligations under the Credit Agreement):
$

[1]	Unless otherwise agreed by the Borrower and the Administrative Agent.

IF THE ASSIGNOR IS ASSIGNING ITS
COMPETITIVE LOANS

The outstanding balance of Competitive Loans owed to Assignor (unreduced by any assignments thereof which have not yet become effective):	$

The Competitive Loans being assigned hereby:

(i) Principal Amount:	$

(ii) Interest Rate Type:

(iii) Interest Period and last day thereof:

(iv) Amount of such Loan being assigned (must be $5,000,000 or more)	$

Accepted:

BANK OF AMERICA, N.A., as Administrative Agent		____________________, as Assignor

By:		By:
	Name:		Name:
	Title:		Title:

____________________, as Assignee

By:
Name:
Title:
[Consented to:2
WYNDHAM WORLDWIDE CORPORATION, as
Borrower

By:
Name:
Title:]

[2]	The consent of the Borrower shall not be required so long as an Event of Default has occurred and is continuing.

2

EXHIBIT C
FORM OF
COMPLIANCE CERTIFICATE
          This Compliance Certificate is delivered pursuant to Section 5.1(c) of the Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among WYNDHAM WORLDWIDE CORPORATION (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          1. I am the duly elected, qualified and acting [Chief Financial Officer] of the Borrower.
          2. I have reviewed and am familiar with the contents of this Compliance Certificate.
          3. I have reviewed the terms of the Credit Agreement and the Fundamental Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].
          4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.5 and 6.6 of the Credit Agreement.
          The foregoing certifications, together with the computations and comparisons set forth in the attachment hereto and the financial statements attached to this Compliance Certificate in support hereof, are made and delivered this ___ day of _____________, ______ pursuant to Section 5.1(c) of the Credit Agreement.
          IN WITNESS WHEREOF, I have executed this Compliance Certificate this _____ day of ____, 201_.

WYNDHAM WORLDWIDE CORPORATION

Name:
Title:	[Chief Financial Officer]

Attachment 1
to Compliance Certificate
[Attach Financial Statements]

Attachment 2
to Compliance Certificate
          The information described herein is as of ______, ____, and pertains to the period from _________, ____ to ________________ __, ___.
          [Set forth Covenant Calculations]

EXHIBIT D-1
FORM OF
COMPETITIVE BID REQUEST
Bank of America, N.A., as Administrative Agent for the Lenders referred to below
[          ]
[          ]
Attention: ____________________                    [Date]
Ladies and Gentlemen:
          The undersigned, Wyndham Worldwide Corporation (the “Borrower”), refers to the Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among the Borrower, the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.7(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A	)	Date of the Competitive Borrowing (which is a Business Day)

(B	)	Principal Amount of the Competitive Borrowing[1]	$

(C	)	Interest Rate Type[2] of the Competitive Borrowing

(D	)	Interest Period with respect to the Competitive Borrowing and the last day of such Interest Period[3]

[1]	Shall not be less than $10,000,000 (or the Dollar Equivalent thereof) and must be in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof) (or if less, an aggregate principal amount equal to the remaining balance of the available Total Revolving Commitment).

[2]	LIBOR Borrowing or Fixed Rate Borrowing.

[3]	Shall be subject to the definition of “Interest Period” and shall not end later than the Maturity Date.

(E	)	Currency with respect to the Competitive Borrowing

(F	)	Funding location of the Competitive Borrowing [Local Competitive Loans only]

2

          Upon acceptance of any or all of the Competitive Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to each Loan specified in Sections 4.2(b) and 4.2(c) of the Credit Agreement have been satisfied.

Very truly yours, WYNDHAM WORLDWIDE CORPORATION
By:
Name:
Title:

3

EXHIBIT D-2
FORM OF
COMPETITIVE BID INVITATION

[Name of Lender]
[Address]

Attention:	[Date]
Ladies and Gentlemen:
          Reference is hereby made to the Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower made a Competitive Bid Request on _____, 201_, pursuant to Section 2.7(a) of the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].1 Your Competitive Bid must comply with Section 2.7(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

(A) Date of the Competitive Borrowing

(B) Principal Amount of the Competitive Borrowing	$

(C) Interest Rate Type of the Competitive Borrowing

[1]	The Competitive Bid must be received by the Administrative Agent via telecopier (i) in the case of a request for a LIBOR Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, (ii) in the case of a request for a Local Fixed Rate Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed Competitive Borrowing and (iii) in the case of a request for a Domestic Fixed Rate Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed Competitive Borrowing.

(D) Interest Period with respect to the Competitive Borrowing and the last day of such Interest Period

(E) Currency with respect to the Competitive Borrowing

(F) Funding location of the Competitive
Borrowing [Local Competitive Loans only]

2

Very truly yours, BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

3

EXHIBIT D-3
FORM OF
COMPETITIVE BID

Bank of America, N.A. as Administrative Agent for the Lenders referred to below
[ ]
[ ]

Attention: ____________________	[Date]
Ladies and Gentlemen:
          The undersigned, [Name of Lender], refers to the Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.7(b) of the Credit Agreement in response to the Competitive Bid Request made by the Borrower on _______, 201_, and in that connection sets forth below the terms on which such Competitive Bid is made:

(A) Principal amount of the Competitive Loan(s) that the undersigned is willing to make[1]	$

(B) Competitive Bid Rate(s)[2] at which the undersigned is willing to make the Competitive Loan(s)

(C) Interest Period(s) with respect to the Competitive Loan(s)

and the last day of such Interest Period(s)

[1]	Shall not be less than $10,000,000 (or the Dollar Equivalent thereof) nor greater than the requested Competitive Borrowing and shall be in an integral multiple of $5,000,000 (or the Dollar Equivalent thereof). Multiple bids will be accepted by the Administrative Agent.

[2]	i.e., + or - .__%, in the case of a LIBOR Loan (such percentage to be added to, or subtracted from, LIBOR in order to determine the applicable interest rate) or ____ %, in the case of a Fixed Rate Loan.

[(D) Funding Office Contact Information [Local Competitive Loans only]	]

2

          The undersigned hereby confirms that it shall, subject to the terms and conditions set forth in the Credit Agreement, extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.7(d) of the Credit Agreement.

Very truly yours, [NAME OF LENDER]
By:
Name:
Title:

3

EXHIBIT D-4
FORM OF
COMPETITIVE BID ACCEPT/REJECT LETTER

[Date]
Bank of America, N.A., as Administrative Agent for the Lenders referred to below
[ ]
[ ]

Attention: ____________________
Ladies and Gentlemen:
          The undersigned, Wyndham Worldwide Corporation (“we” or the “Borrower”), refers to the Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among the Borrower, the Lenders referred to therein, the Co-Documentation Agents and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
          In accordance with Section 2.7(c) of the Credit Agreement, we have been notified of the Competitive Bids made in connection with our Competitive Bid Request dated ______, 201_ and in accordance with Section 2.7(d) of the Credit Agreement, we hereby accept the following bids for Competitive Loans(s) with a maturity on [date]:

Competitive Bid Rate (i.e.
[Principal Amount	Fixed Rate/Margin)	Lender
$	[%]/[+/-. %]
$

Total $_____]

We hereby reject the following bids:

Competitive Bid Rate (i.e.
[Principal Amount	Fixed Rate/Margin)	Lender
$	[%]/[+/-. %]
$
Total $_____]

          The total amount of the bids accepted ($ _____) should be deposited on [date] in account number _______, maintained at Bank of America, N.A.

Very truly yours, [WYNDHAM WORLDWIDE CORPORATION]
By:
Name:
Title:

2

EXHIBIT E
FORM OF
REVOLVING CREDIT BORROWING REQUEST

Bank of America, N.A., as Administrative Agent for the Lenders referred to below, [ ]
[ ]
Attention: ____________________	[Date]
Ladies and Gentlemen:
          The undersigned, [Wyndham Worldwide Corporation (the “Borrower”)][[Insert Name of Domestic Subsidiary Borrower] (the “Domestic Subsidiary Borrower”)], refers to Credit Agreement dated as of July 15, 2011 (as the same may be amended, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation, the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The [Domestic Subsidiary] Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Revolving Credit Borrowing under the Credit Agreement and in that connection sets forth below the terms on which such Revolving Credit Borrowing is requested to be made:

(A) Date of the Revolving Credit Borrowing (which is a Business Day)

(B) Principal Amount of the Revolving Credit Borrowing[1]	$

(C) Interest Rate Type of the Revolving Credit Borrowing[2]

(D) Interest Period(s) with respect to the LIBOR Loan(s) and the last day of

[1]	Shall (a) in the case of ABR Loans, be in an integral multiple of $500,000 and not less than $5,000,000 and (b) in the case of LIBOR Loans, be in an integral multiple of $1,000,000 and not less than $5,000,000 (or, in the case of clause (a) and clause (b) above with respect to Revolving Credit Loans, if less, an aggregate principal amount equal to the remaining balance of the available Total Revolving Commitment).

[2]	LIBOR Borrowing or ABR Borrowing.

such Interest Period(s)[3]

(E) Currency with respect to the Revolving Credit Borrowing[4]
          Upon acceptance of the Revolving Credit Loans to be made by the Lenders in response to this request, the [Domestic Subsidiary] Borrower shall be deemed to have represented and warranted that the conditions to each Loan specified in Sections 4.2(b) and 4.2(c) [and 4.2(d)] of the Credit Agreement have been satisfied.

Very truly yours, [WYNDHAM WORLDWIDE CORPORATION] [NAME OF DOMESTIC SUBSIDIARY BORROWER]
By:
Name:
Title:

[3]	Shall be subject to the definition of “Interest Period” and shall not end later than the Maturity Date. [Complete only in the case where LIBOR Loan(s) are being requested.]

[4]	Dollars or any Optional Currency.

2

EXHIBIT F
FORM OF
JOINDER AGREEMENT
          JOINDER AGREEMENT, dated as of ___, 201_ (this “Joinder Agreement”), made by the Subsidiary of Wyndham Worldwide Corporation (the “Borrower”) signatory hereto (each a “New Subsidiary Borrower”) and the Borrower [and [insert names of other existing Subsidiary Borrowers]], in favor of Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to in the Credit Agreement dated as of July 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and the Administrative Agent.
W I T N E S S E T H:
          WHEREAS, the parties to this Joinder Agreement wish to add the New Subsidiary Borrower to the Credit Agreement in the manner hereinafter set forth; and
          WHEREAS, this Joinder Agreement is entered into pursuant to subsection 10.9(b)(i) of the Credit Agreement;
          NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
          1. The New Subsidiary Borrower, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:
     (A) JOIN THE CREDIT AGREEMENT AS A SUBSIDIARY BORROWER, AS INDICATED WITH ITS SIGNATURE BELOW;
     (B) BE BOUND BY ALL COVENANTS, AGREEMENTS AND ACKNOWLEDGMENTS ATTRIBUTABLE TO A SUBSIDIARY BORROWER IN THE CREDIT AGREEMENT; AND
     (C) PERFORM ALL OBLIGATIONS AND DUTIES REQUIRED OF IT BY THE CREDIT AGREEMENT.
          2. The New Subsidiary Borrower represents and warrants that the representations and warranties contained Section 3 of the Credit Agreement (other than Section 3.4 and 3.5) as they relate to such New Subsidiary Borrower or which are contained in any certificate furnished by or on behalf of such New Subsidiary Borrower are true and correct on the date hereof.
          3. The address, taxpayer identification number and jurisdiction of organization of each of the New Subsidiary Borrower is set forth in Annex I to this Joinder Agreement.
          4. The Borrower [and each other Subsidiary Borrower] hereby acknowledges and agrees that the Guaranty contained in Section 9 of the Credit Agreement covers the Obligations of the New Subsidiary Borrower.

          5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

2

     IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written.

[NEW SUBSIDIARY BORROWER], as the New Subsidiary Borrower
By:
Name:
Title:

WYNDHAM WORLDWIDE CORPORATION
By:
Name:
Title:

[OTHER SUBSIDIARIES OF WYNDHAM, as existing Subsidiary Borrower(s)]
By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

3

EXHIBIT G-1
FORM OF
NEW REVOLVING LENDER SUPPLEMENT
          Reference is made to the Credit Agreement dated as of July 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The New Lender identified on Schedule l hereto (the “New Lender”), the Administrative Agent and the Borrower agree as follows:
          1. The New Lender hereby irrevocably makes a Revolving Commitment available to the Borrower in the amount set forth on Schedule 1 hereto (the “New Commitment”) pursuant to Section 2.14(e) of the Credit Agreement, as applicable. From and after the Effective Date (as defined below), the New Lender will be a Lender under the Credit Agreement with respect to the New Commitment.
          2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
          3. The New Lender (a) represents and warrants that it is legally authorized to enter into this New Revolving Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 of the Credit Agreement (or, if no such financial statements have been delivered, copies of the financial statements delivered pursuant to Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Revolving Lender Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          4. The effective date of this New Revolving Lender Supplement shall be the Effective Date of the New Commitment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this New Revolving Lender Supplement by each of the New Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
          5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the New Commitment (including payments of principal, interest, fees and other amounts) to the New Lender for amounts which have accrued on and subsequent to the Effective Date.
          6. From and after the Effective Date, the New Lender shall be a party to the Credit Agreement and, to the extent provided in this New Revolving Lender Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.
          7. This New Revolving Lender Supplement shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this New Revolving Lender Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1
to New Revolving Lender Supplement

Name of New Lender:

Effective Date of New Commitment:

Principal Amount of New Commitment: $

[NAME OF NEW LENDER]		WYNDHAM WORLDWIDE CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT G-2
FORM OF
NEW INCREMENTAL LENDER SUPPLEMENT1
          Reference is made to the Credit Agreement dated as of July 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Incremental Lender identified on Schedule l hereto (the “Incremental Lender”), the Administrative Agent and the Borrower agree as follows:
          1. The Incremental Lender hereby irrevocably agrees to make an Incremental Term Loan to the Borrower in the amount set forth on Schedule 1 hereto (its “Incremental Commitment”) pursuant to Section 2.28 of the Credit Agreement. From and after the Effective Date (as defined below), the Incremental Lender will be a Lender under the Credit Agreement with respect to its Incremental Commitment.
          2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
          3. The Incremental Lender (a) represents and warrants that it is legally authorized to enter into this Incremental Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 of the Credit Agreement (or, if no such financial statements have been delivered, copies of the financial statements delivered pursuant to Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Incremental Lender Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any

[1]	This Supplement may be revised as appropriate to provide for multiple Incremental Lenders signing this Agreement.

other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          4. The effective date of this Incremental Lender Supplement shall be the Effective Date described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Incremental Lender Supplement by each of the Incremental Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
          5. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Incremental Commitment (including payments of principal, interest, fees and other amounts) to the Incremental Lender for amounts which have accrued on and subsequent to the Effective Date.
          6. From and after the Effective Date, the Incremental Lender shall be a party to the Credit Agreement and, to the extent provided in this Incremental Lender Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.
          7. This Incremental Lender Supplement shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Incremental Lender Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1
to Incremental Lender Supplement

Name of Incremental Lender:

Effective Date::

Principal Amount of Incremental Term Loan: $

Terms of Incremental Term Loan:
[Maturity]
[Interest Rate/Pricing]
[Other Terms]

[NAME OF INCREMENTAL LENDER]		WYNDHAM WORLDWIDE CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT H
FORM OF
COMMITMENT INCREASE SUPPLEMENT
          Reference is made to the Credit Agreement dated as of July 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wyndham Worldwide Corporation (the “Borrower”), the Lenders referred to therein, the Co-Documentation Agents, and the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Increasing Lender identified on Schedule l hereto (the “Increasing Lender”), the Administrative Agent and the Borrower agree as follows:
     1. The Increasing Lender hereby irrevocably increases its Revolving Commitment to the Borrower by the amount set forth on Schedule 1 hereto (the “Increased Commitment”) pursuant to Section 2.14(f) of the Credit Agreement. From and after the Effective Date (as defined below), the Increasing Lender will be a Lender under the Credit Agreement with respect to the Increased Commitment as well as its existing Revolving Commitment under the Credit Agreement.
     2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto.
     3. The Increasing Lender (a) represents and warrants that it is legally authorized to enter into this Commitment Increase Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 of the Credit Agreement (or, if no such financial statements have been delivered, copies of the financial statements delivered pursuant to Section 3.4 thereof) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Increase Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
     4. The effective date of this Commitment Increase Supplement shall be the Effective Date of the Increased Commitment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Commitment Increase Supplement by each of the Increasing Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
     5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Increased Commitment (including payments of principal, interest, fees and other amounts) to the Increasing Lender for amounts which have accrued on and subsequent to the Effective Date.
     6. From and after the Effective Date, the Increasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Increase Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.
     7. This Commitment Increase Supplement shall be governed by and construed in accordance with the laws of the State of New York.
          IN WITNESS WHEREOF, the parties hereto have caused this Commitment Increase Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

2

Schedule 1
to Commitment Increase Supplement

Name of Increasing Lender:

Effective Date of Increased Commitment[14]:

Principal	Total Amount of Revolving Commitment
Amount of	of Increasing Lender
Increased Commitment:	(including Increased Commitment):
$_____________________	$_____________________

[NAME OF INCREASING LENDER]		WYNDHAM WORLDWIDE CORPORATION

By:		By:
	Name:		Name:
	Title:		Title:

Accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

[14]	Date to be provided by the Administrative Agent upon its execution.

EXHIBIT I
FORM OF
AUSTRALIAN LOCAL FACILITY AMENDMENT
See Attached.

LOCAL FACILITY AMENDMENT NO. 1
          This Local Facility Amendment No. 1, dated as of July 15, 2011 (this “Amendment”), to the Credit Agreement, dated as of July 15, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among WYNDHAM WORLDWIDE CORPORATION (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), and the other Agents named therein.
W I T N E S S E T H:
          WHEREAS, pursuant to Section 2.27 of the Credit Agreement, the Borrower has requested the establishment of an Australian Dollar subfacility pursuant to which Revolving Loans denominated in Dollars or Australian Dollars up to the Dollar Equivalent amount of $250,000,000 (the “Australian Dollar Subfacility”) may be provided by the Lenders that are signatories hereto and their permitted assignees (the “Australian Dollar Subfacility Lenders”); and
          WHEREAS, the Administrative Agent and the Australian Dollar Subfacility Lenders are willing to agree to the establishment of such Australian Dollar Subfacility and to this Amendment to the Credit Agreement in connection therewith, subject to the terms and conditions set forth herein;
          NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement.
     2. Australian Dollar Subfacility. (a) Pursuant to Section 2.27 of the Credit Agreement, the Australian Dollar Subfacility Lenders hereby agree to establish the Australian Dollar Subfacility and designate the respective portions of their Revolving Commitments listed on Schedule 2(a) hereto or in any applicable Assignment and Acceptance to make Revolving Loans denominated in Dollars or Australian Dollars (the “Australian Dollar Subfacility Loans”) to the Borrower (as to each Australian Dollar Subfacility Lender, as reduced from time to time, its “Australian Dollar Subfacility Commitment”). The Australian Dollar Subfacility shall be a subfacility of the Revolving Commitments. No Australian Dollar Subfacility Loans may be made if, after giving effect thereto, (i) the Dollar Equivalent amount of the Australian Dollar Subfacility Loans exceeds the aggregate Australian Dollar Subfacility Commitments or (ii) the Revolving Credit Exposure exceeds the Total Revolving Commitment (calculated as if the Australian Dollar Subfacility Commitments were included as Revolving Commitments). Australian Dollar Subfacility Loans shall be Revolving Credit Loans and shall be included in calculating Revolving Credit Exposure (valued at the Dollar Equivalent thereof) and borrowings under the Australian Dollar Subfacility shall be Borrowings. Australian Dollar Subfacility Loans shall be treated as Revolving Credit Loans under the Credit Agreement (subject to the interest rate provisions, maturity dates and other provisions set forth therein), subject to the terms hereof and as otherwise required to treat the Australian Dollar Subfacility as a subfacility of the Revolving Commitments.

3

     (b) The Borrower may reduce the Australian Dollar Subfacility ratably (which shall not reduce the Dollar denominated Revolving Commitments of any Lender) based on the respective Australian Dollar Subfacility Commitments and may terminate the Australian Dollar Subfacility Commitments, in each case pursuant to the terms of Section 2.14(b) and (c) of the Credit Agreement, the terms of which are incorporated herein mutatis mutandis.
     (c) Each Borrowing notice delivered under Section 2.3 of the Credit Agreement with respect to the Australian Dollar Subfacility shall specify the requested Currency for such Borrowing and if no Currency is specified, then such notice shall be deemed to specify a Borrowing in Dollars.
     (d) Each Borrowing of Australian Dollar Subfacility Loans, each payment or prepayment of principal of any Australian Dollar Subfacility Loan, each payment of interest on the Australian Dollar Subfacility Loans, each reduction of the Australian Dollar Subfacility Commitments and each refinancing, conversion or continuation of any Borrowing under the Australian Dollar Subfacility shall be allocated pro rata among the Australian Dollar Subfacility Lenders in accordance with their respective Australian Dollar Subfacility Revolving Percentages (as defined below). Each payment or prepayment in respect of an Australian Dollar Subfacility Loan shall be made in the same Currency as such Australian Dollar Subfacility Loan (including, without limitation, each payment or prepayment of principal of any Australian Dollar Subfacility Loan and each payment of interest on any Australian Dollar Subfacility Loan).
     (e) Each assignment by any Australian Dollar Subfacility Lender of any of its Revolving Commitments to an assignee shall be accompanied by a ratable assignment to such assignee of all or a portion of its Australian Dollar Subfacility Commitment to be agreed upon by such Lender, the Administrative Agent and the Borrower.
     (f) On any date when the Dollar Equivalent of the Australian Dollar Subfacility Loans exceeds the aggregate Australian Dollar Subfacility Commitments, the Borrower shall make a mandatory prepayment of the Australian Dollar Subfacility Loans in an amount equal to such excess.
     (g) Upon the effectiveness of this Amendment, the terms of this Section 2 shall be deemed to supplement the Credit Agreement and this Amendment may be attached as an Annex thereto.
     (h) As used herein:
     “Australian Dollar Subfacility Revolving Percentage” means, as to any Australian Dollar Subfacility Lender at any time, the percentage which such Australian Dollar Subfacility Lender’s Australian Dollar Subfacility Commitment then constitutes of the aggregate Australian Dollar Subfacility Commitments of all Australian Dollar Subfacility Lenders or, at any time after the Australian Dollar Subfacility Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Australian Dollar Subfacility Lender’s Australian Dollar Subfacility Loans then outstanding constitutes of the aggregate principal amount of the Australian Dollar Subfacility Loans of all Australian Dollar Subfacility Lenders.

4

     “Australian Dollar Subfacility Majority Lenders” means Australian Dollar Subfacility Lenders having at least a majority of the Australian Dollar Subfacility Revolving Percentages.
     (i) No amendment, modification or waiver of the Credit Agreement affecting the Australian Dollar Subfacility shall apply thereto without the consent of the Borrower and the Australian Dollar Subfacility Majority Lenders.
     (j) Wyndham Worldwide Corporation is the Borrower under the Australian Dollar Subfacility.
     3. Representations and Warranties. On and as of the date hereof, after giving effect to this Amendment, the Borrower hereby confirms that the representations and warranties set forth in Section 3 of the Credit Agreement are true and correct in all material respects.
     4. Effectiveness of Amendment. This Amendment shall become effective upon the receipt by the Administrative Agent of counterparts to this Amendment duly executed by the Borrower and the Australian Dollar Subfacility Lenders; provided that in no event shall this Amendment become effective unless all of the conditions set forth in Section 4.2 of the Credit Agreement are satisfied on and as of the date hereof.
     5. Continuing Effect; No Other Amendments or Consents; Voting. (a) Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period.
     (b) For avoidance of doubt “Required Lenders” under the Credit Agreement shall be calculated as if the amount of the Australian Subfacility Commitment of each Lender was included in the amount of such Lenders’s Revolving Commitment.
     6. Expenses. The Borrower agrees to pay and reimburse the Administrative Agent for all its reasonable costs and out-of-pocket expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.
     7. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (PDF) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.
     8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5

     IN WITNESS WHEREOF, the parties have caused this Local Facility Amendment No. 1 to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WYNDHAM WORLDWIDE CORPORATION
By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

BANK OF AMERICA, N.A., as Lender
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Lender
By:
Name:
Title:

[NAME OF OTHER LENDERS]
By:
Name:
Title:

Schedule 2(a)
COMMITMENTS

Revolving Commitment designated to
Australian Dollar Subfacility Lender	Australian Dollar Subfacility

TOTAL:	$250,000,000

EXHIBIT J
FORM OF SOLVENCY CERTIFICATE
     I, the undersigned, chief financial officer of WYNDHAM WORLDWIDE CORPORATION, a Delaware corporation (the “Borrower”), DO HEREBY CERTIFY in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, on behalf of the Loan Parties that:
     1. This certificate is furnished pursuant to Section 4.01(m) of the Credit Agreement, dated as of July 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders referred to therein, the Co-Documentation Agents, the Syndication Agent named therein and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     2. On the Closing Date, immediately after giving effect to the extensions of credit, if any, to occur on the Closing Date, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
[Signature Page Follows]

     IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of July, 2011.

WYNDHAM WORLDWIDE CORPORATION
By:
Name:
	Title:	Chief Financial Officer